Exhibit 10.6

CREDIT AGREEMENT

dated as of March 19, 2012

among

DCS BUSINESS SERVICES, INC.,

as Borrower,

THE LENDERS PARTY HERETO,

as Lenders,

MADISON CAPITAL FUNDING LLC,

as Agent and Lead Arranger,

ING CAPITAL LLC,

as Syndication Agent

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2.11.	Repayment.		31
	2.11.1.	Revolving Loans.	31
	2.11.2.	Term A Loan.	32
	2.11.3.	Term B Loan.	32
	2.11.4.	Incremental Term Loan.	33

2.12.	Payment.		33
	2.12.1.	Making and Settlement of Payments.	33
	2.12.2.	Application of Payments and Proceeds.	34
	2.12.3.	Payment Dates.	35
	2.12.4.	Set-off.	36
	2.12.5.	Proration of Payments.	36

Section 3.	Yield Protection.		36

3.1.	Taxes.		36

3.2.	Increased Cost.		38

3.3.	Inadequate or Unfair Basis.		39

3.4.	Change in Law.		39

3.5.	Funding Losses.		40

3.6.	Manner of Funding; Alternate Funding Offices.		40

3.7.	Mitigation of Circumstances; Replacement of Lenders.		40

3.8.	Conclusiveness of Statements; Survival.		41

Section 4.	Conditions Precedent.		41

4.1.	Initial Credit Extension.		41
	4.1.1.	Initial Loans; Availability.	41
	4.1.2.	Prior Debt.	41
	4.1.3.	[Reserved]	42
	4.1.4.	Fees.	42
	4.1.5.	Delivery of Loan Documents.	42
	4.1.6.	Certain Financial Tests.	43

4.2.	All Credit Extensions.		43

Section 5.	Representations and Warranties.		44

5.1.	Organization.		44

5.2.	Authorization; No Conflict.		44

5.3.	Validity; Binding Nature.		44

5.4.	Financial Condition.		44

5.5.	No Material Adverse Change.		45

5.6.	Litigation.		45

5.7.	Ownership of Properties; Liens.		45

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5.8.	Capitalization.		45

5.9.	Pension Plans.		45

5.10.	Investment Company Act.		46

5.11.	No Default.		46

5.12.	Margin Stock.		46

5.13.	Taxes.		46

5.14.	Solvency.		46

5.15.	Environmental Matters.		47

5.16.	Insurance.		47

5.17.	Information.		47

5.18.	Intellectual Property.		48

5.19.	Restrictive Provisions.		48

5.20.	Labor Matters.		48

5.21.	Subordinated Debt.		48

5.22.	Bank Accounts.		48

Section 6.	Affirmative Covenants.		49

6.1.	Information.		49
	6.1.1.	Annual Report.	49
	6.1.2.	Interim Reports.	49
	6.1.3.	Compliance Certificate.	49
	6.1.4.	Reports to SEC and Shareholders.	50
	6.1.5.	Notice of Default; Litigation; ERISA Matters.	50
	6.1.6.	Management Report.	50
	6.1.7.	Projections.	51
	6.1.8.	Subordinated Debt Notices.	51
	6.1.9.	Subsidiary Formation.	51
	6.1.10.	Other Information.	51

6.2.	Books; Records; Inspections.		51

6.3.	Maintenance of Property; Insurance.		52

6.4.	Compliance with Laws; Payment of Taxes and Liabilities.		52

6.5.	Maintenance of Existence.		53

6.6.	Employee Benefit Plans.		53

6.7.	Environmental Matters.		53

6.8.	Further Assurances.		53

6.9.	Interest Rate Protection.		54

Section 7.	Negative Covenants.		54

7.1.	Debt.		54

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7.2.	Liens.		56

7.3.	Reserved.		58

7.4.	Restricted Payments.		58

7.5.	Mergers; Consolidations; Asset Sales.		60

7.6.	Modification of Organizational Documents.		61

7.7.	Use of Proceeds.		61

7.8.	Transactions with Affiliates.		61

7.9.	Inconsistent Agreements.		61

7.10.	Business Activities.		62

7.11.	Investments.		62

7.12.	Restriction of Amendments to Certain Documents.		64

7.13.	Fiscal Year.		64

7.14.	Financial Covenants.		64
	7.14.1.	Fixed Charge Coverage Ratio.	64
	7.14.2.	Total Debt to EBITDA Ratio.	64
	7.14.3.	Equity Cure Right.	64

7.15.	Bank Accounts.		65

Section 8.	Events of Default; Remedies.		66

8.1.	Events of Default.		66
	8.1.1.	Non-Payment of Credit.	66
	8.1.2.	Default Under Other Debt.	66
	8.1.3.	Bankruptcy; Insolvency.	66
	8.1.4.	Non-Compliance with Loan Documents.	66
	8.1.5.	Representations; Warranties.	67
	8.1.6.	Pension Plans.	67
	8.1.7.	Judgments.	67
	8.1.8.	Invalidity of Collateral Documents.	67
	8.1.9.	Invalidity of Subordination Provisions.	67
	8.1.10.	Change of Control.	68
	8.1.11.	Activities of Holdings.	68

8.2.	Remedies.		68

Section 9.	Agent.		69

9.1.	Appointment; Authorization.		69

9.2.	Delegation of Duties.		69

9.3.	Limited Liability.		70

9.4.	Reliance.		70

9.5.	Notice of Default.		70

9.6.	Credit Decision.		71

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9.7.	Indemnification.		71

9.8.	Agent Individually.		71

9.9.	Successor Agent.		72

9.10.	Collateral and Guarantee Matters.		72

9.11.	Subordinated Debt.		73

9.12.	Actions in Concert.		73

9.13.	Additional Titled Agents		73

9.14.	Secured Hedging Obligations.		73

9.15.	Limited Application to Loan Parties.		74

Section 10.	Miscellaneous.		74

10.1.	Waiver; Amendments.		74

10.2.	Notices.		75

10.3.	Computations.		76

10.4.	Costs; Expenses.		76

10.5.	Indemnification by Borrower.		77

10.6.	Marshaling; Payments Set Aside.		77

10.7.	Nonliability of Lenders.		77

10.8.	Assignments; Participations.		78
	10.8.1.	Assignments.	78
	10.8.2.	Participations.	79
	10.8.3.	Competitors.	80

10.9.	Confidentiality.		80

10.10.	Captions.		81

10.11.	Nature of Remedies.		81

10.12.	Counterparts.		81

10.13.	Severability.		81

10.14.	Entire Agreement.		82

10.15.	Successors; Assigns.		82

10.16.	Governing Law.		82

10.17.	Forum Selection; Consent to Jurisdiction.		82

10.18.	Waiver of Jury Trial.		83

10.19.	Patriot Act.		83

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Annexes

Annex I	Commitments and Pro Rata Shares
Annex II	Addresses
Annex III	Conditions Precedent to Permitted Acquisition

Exhibits

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Note
Exhibit D	Form of Borrowing Notice
Exhibit E	Form of Conversion/Continuation Notice
Exhibit F	Form of Excess Cash Flow Certificate

Schedules

Schedule 2.3.1	Existing Letters of Credit
Schedule 4.1.2	Prior Debt
Schedule 5.6	Litigation
Schedule 5.8	Capitalization
Schedule 5.16	Insurance
Schedule 5.20	Labor Matters
Schedule 5.22	Bank Accounts
Schedule 7.1	Existing Debt
Schedule 7.2	Existing Liens
Schedule 7.8	Affiliate Transactions
Schedule 7.11	Existing Investments

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CREDIT AGREEMENT

This Credit Agreement (“Agreement”) dated as of March 19, 2012 among DCS Business Services, Inc., a Nevada corporation (“Borrower”), the financial institutions party hereto from time to time (“Lenders”), Madison Capital Funding LLC (in its individual capacity, “Madison”), as Agent for all Lenders and as Lead Arranger and ING Capital LLC, as Syndication Agent.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.	Definitions; Interpretation.

1.1.	Definitions.

When used herein the following terms shall have the following meanings:

Acceleration Event means the occurrence and continuance of any of the following: (i) an Event of Default under Section 8.1.1 as a result of the failure to pay in full the Revolving Outstandings on the Termination Date, the Term A Loan on the Term A Loan Maturity Date, the Term B Loan on the Term B Loan Maturity Date and/or the Incremental Term Loan on the Incremental Term Loan Maturity Date; (ii) an Event of Default under Section 8.1.3(b); or (iii) any other Event of Default under Section 8.1 and the declaration by Agent or the Required Lenders that the Obligations are due and payable and the Revolving Loan Commitment is terminated, in each case in accordance with Section 8.21.

Account has the meaning set forth in the Guarantee and Collateral Agreement.

Account Debtor means any Person who is obligated to Borrower or any Subsidiary with respect to any Account.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Additional Subordinated Debt means unsecured Debt of Holdings, Borrower or a Subsidiary in an aggregate amount not to exceed (x) $30,000,000 less (y) the sum of the initial principal amount of all increases of the Term B Loan made pursuant to Section 2.1.3 and the initial principal amount of all Incremental Term Loans which (i) has no principal payments prior to September 19, 2018, (ii) does not have cash pay interest in excess of 12% per annum, and (iii) has subordination terms which have been approved in writing by Agent, and other terms reasonable and customary for institutional mezzanine debt; provided, that, such Debt may only be incurred to the extent that (x) no Event of Default is then in existence and (y) Borrower requests increases of the Term B Loan or Incremental Loans pursuant to Section 2.1.3 and such increase or Incremental Term Loan is not funded pursuant to Section 2.1.3.

Adjusted EBITDA means, for any period, the sum of EBITDA for such period plus, to the extent a Permitted Acquisition or Investment permitted under Sections 7.11(q) or 7.11(s) (to the extent such Investment is an Investment in a Loan Party) has been consummated during such period, Pro Forma EBITDA attributable to such Permitted Acquisition or Investment (to the extent such Investment is an Investment in a Loan Party) permitted under Sections 7.11(q) or 7.11(s) (but only that portion of Pro Forma EBITDA attributable to the portion of such period that occurred prior to the date of consummation of such Permitted Acquisition or Investment permitted under Sections 7.11(q) or 7.11(s) (to the extent such Investment is an Investment in a Loan Party), including but not limited to, EBITDA of any Target in a Permitted Acquisition or any such Investment for any period prior to the consummation of such Permitted Acquisition or such Investment).

Adjusted Working Capital means the remainder of (a) the consolidated current assets of Borrower and the Subsidiaries minus the amount of cash and cash equivalents included in such consolidated current assets, minus (b) the consolidated current liabilities of Borrower and the Subsidiaries (excluding all accruals relating to management fees, accrued interest expense and income taxes payable) minus the amount of consolidated short-term Debt (including current maturities of long-term Debt) of Borrower and the Subsidiaries included in such consolidated current liabilities; provided, however, the foregoing shall exclude the effects of any Permitted Acquisition or Investment permitted under Sections 7.11(q) or 7.11(s), consummated during such period of determination; provided that, any Adjusted Working Capital attributable to any Equity Interest of third parties in non Wholly-Owned Subsidiaries shall be disregarded from the calculation of Adjusted Working Capital.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Lender, any entity administered or managed by such Lender or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither Agent nor any Lender (unless such Lender is Sponsor or an Affiliate of Sponsor) shall be deemed an Affiliate of Borrower or of any Subsidiary.

Agent means Madison in its capacity as administrative agent for all Lenders hereunder and any successor or assign thereto in such capacity as permitted hereunder.

Agreement has the meaning set forth in the Preamble.

Applicable Margin means the applicable rate per annum set forth below:

Revolving Loans and Term A Loan		Term B Loan
Base Rate	LIBOR Rate	Base Rate	LIBOR Rate
4.25%	5.25%	4.75%	5.75%

With respect to the Incremental Term Loans, a percent per annum set forth in the applicable Incremental Amendment.

Approved Fund means (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for any Lender or any Person described in clause (a) above.

Assignment Agreement means an agreement substantially in the form of Exhibit A.

Authorized Officer, means any of the (i) chief executive officer, (ii) president, (iii) chief financial officer or (iv) senior financial officer.

Base Rate means, for any day, the greatest of (i) the per annum rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Agent may reasonably select), (ii) the sum of the Federal Funds Rate plus 0.5%, (iii) the sum of (a) the applicable LIBOR Rate for such day, provided that for the purposes of this clause, the Interest Period referenced in the definition of LIBOR Rate shall be assumed to be 1 month and the rate for each day in any month shall be the applicable rate as of the first Business Day of such month, and (b) the difference of (1) the then effective Applicable Margin for LIBOR Loans minus (2) the then effective Applicable Margin for Base Rate Loans, and (iv) 2.5% per annum. Any change in the Base Rate due to a change in such Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in such Prime Rate or the Federal Funds Rate.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Borrower has the meaning set forth in the Preamble.

Borrowing Availability means, at the time of determination, an amount equal to the Revolving Loan Commitment.

Borrowing Notice means a notice in substantially the form of Exhibit D.

Business Day means any day on which commercial banks are open for commercial banking business in Chicago, Illinois and New York, New York, and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank eurodollar market.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrower, but excluding (i) expenditures made in connection with the acquisition, replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries including indemnity payments) paid on account of the loss of or damage to the assets being replaced or restored, (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced (c) with proceeds from the sale of Excluded Issuances or Debt (excluding drawings under the Revolving Loan Commitment), (d) resulting from the exchange or trade of assets (to the extent of the value of the traded or exchanged asset) and (ii) expenditures made to fund the purchase price for assets acquired in Permitted Acquisitions or other Investments permitted under Section 7.11 or (iii) any leasehold improvement paid by a Loan Party on premises leased by any Loan Party or other expenditures made, in each case, to the extent such Loan Party has been reimbursed by the landlord under such leasehold or any third party within one hundred twenty (120) days of the incurrence of such expenditure.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Cash Equivalent Investment means, at any time, (a) any evidence of indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) mutual funds and money market funds whose assets are at least 95% invested in the foregoing types of investments, (f) other short term liquid investments approved in writing by Agent (such approval not to be unreasonably withheld, delayed or conditioned), (g) marketable direct obligations issued by any state of the United States or political subdivision or public instrumentality thereof maturing within one year after such issuance or the acquisition of such obligation and having the highest rating obtainable from the S&P and Moody’s, and (h) money market accounts which invest exclusively in assets satisfying the foregoing requirements and money market mutual funds.

Closing Date means the date on which Lenders make the initial Loans or the initial Letter of Credit is issued, as applicable, hereunder.

Collateral has the meaning set forth in the Guarantee and Collateral Agreement.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to Agent pursuant to which a lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of Agent and waives or subordinates any Liens held by such Person on such property, and, in the case of any such agreement with a lessor, permits Agent reasonable access to any Collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guarantee and Collateral Agreement, each Mortgage, each Collateral Access Agreement, each account control agreement and each other agreement or instrument pursuant to or in connection with which any Loan Party grants a security interest in any Collateral securing the Obligations to Agent for the benefit of Lenders, each as amended, restated or otherwise modified from time to time.

Commitment means, as to any Lender, such Lender’s Pro Rata Revolving Share of the Revolving Loan Commitment, such Lender’s Pro Rata Term A Loan Share of the Term A Loan Commitment and such Lender’s Pro Rata Term B Loan Share of the Term B Loan Commitment.

Commitment Fee means the fee payable by Borrower to Lenders pursuant to Section 2.8.1.

Competitor of any Person means (a) any other Person which directly engages in the same business as such Person or (b) any other Person that possesses, directly or indirectly, power to vote at least a majority of the securities (on a fully diluted basis) of a Person described in clause (a).

Compliance Certificate means a certificate substantially in the form of Exhibit B.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

Consolidated Net Income means, with respect to Holdings, Borrower and the other Loan Parties for any period, the consolidated net income (or loss) of Holdings and the Subsidiaries for such period, excluding (i) consolidated net income of any Target in a Permitted Acquisition or any Investment permitted under Sections 7.11(q) or 7.11(s) except as provided in the definition of “Adjusted EBITDA”

and “Pro Forma EBITDA” for any period prior to the consummation of such Permitted Acquisition and (ii) the net income (or loss) of any Person that is not a Loan Party or that is accounted for by the equity method of accounting.

Consolidation Transaction means any potential merger of any of Holdings, Borrower or the other Loan Parties, including but not limited to Holdings into Borrower, Borrower into Holdings, any Guarantor into Borrower, or Borrower into any Guarantor or any Guarantor into any other Guarantor.

Contingent Obligation means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with a Loan Party, are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.

Conversion/Continuation Notice means a notice in substantially the form of Exhibit E.

Converted Subordinated Debt means any unsecured Debt of Holdings which (i) arises from the conversion of preferred stock of Holdings into such Debt, which conversion was for the purpose of consummating a Qualified IPO, (ii) does not mature prior to September 19, 2018, (iii) does not have any mandatory cash payments due prior to its maturity, (iv) does not constitute Debt of any Loan Party other than Holdings, and (v) has subordination terms, covenants, and other terms which are reasonable and customary for subordinated Debt held by equity holders (including complete blockage of payments during the continuance of any Event of Default and permanent standstills with respect to the exercise of rights under such Converted Subordinated Debt).

Cure Amount has the meaning set forth in Section 7.14.3.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments (including, without limitation, any notes issued to sellers in connection with an Acquisition), (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding accrued expenses, licenses and purchases of software to the extent that such Person may terminate the payment obligations thereunder at will, and trade accounts payable, all in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the lesser of the fair market value of such property and the aggregate unpaid amount of such Debt), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker’s acceptances and surety bonds issued for the account of such Person (including, without duplication, the Letters of Credit), (g) all Contingent Obligations of such Person, (h) all non-compete payment obligations, earn-outs, deferred compensation and similar obligations, (i) all indebtedness of any partnership of which such Person is a general partner, (j) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP, and (k) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person.

Default means any event described in Section 8.1 that, if it continues uncured during an applicable grace period, will, with the lapse of such grace period or the giving of notice or both, constitute an Event of Default.

Defaulting Lender means any Lender that (a) for so long as such failure shall exist, has failed to make any Loan or other credit extension or payment that such Lender is required to make pursuant to the terms of this Agreement, or (b) (i) has admitted in writing that it is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment (unless, in the case of any Lender referred to in this clause (b), Borrower, Agent and Issuing Lender are reasonably satisfied that such Lender intends, and has the financial wherewithal and all approvals required to enable it, to continue to perform its obligations hereunder as a Lender).

Disposition means, as to any asset or right of any Loan Party, (a) any sale, lease, assignment or other transfer (other than to Borrower or any of its Domestic Subsidiaries), (b) any loss, destruction or damage thereof or (c) any condemnation, confiscation, requisition, seizure or taking thereof by a Governmental Authority, in each case excluding (i) Dispositions in any Fiscal Year, the Net Cash Proceeds of which do not in the aggregate exceed $1,000,000, (ii) the sale or other transfer of Inventory in the ordinary course of business, (iii) dispositions under clauses (iii), (iv), (v), (vi), (viii), (ix), (x), or (xi) of Section 7.5(b), (iv) the termination, surrender or sublease of a real estate lease of a Loan Party in the ordinary course of business, or (v) the cancellation of any intercompany indebtedness.

Disqualified Stock means any Equity Interest of Holdings which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (whether described as a “put option” or otherwise), in whole or in part, (b) is convertible into or exchangeable for (i) Debt securities or (ii) any Equity Interest referred to in (a) above, or (c) is entitled to receive a dividend or distribution (other than for taxes attributable to the operations of the business); in each case, in respect of the foregoing clauses (a) through (c), except to the extent that the terms of such Equity Interests expressly provide that such mandatory redemption, dividend or any other similar right, is exercisable or payable only to the extent that (i) prior to the Payment in Full of the Obligations, Borrower is expressly permitted to make a dividend or distribution to Holdings to permit Holdings to consummate such redemption, dividend or other similar right pursuant to Section 7.4 hereof and (ii) the exercise of such mandatory redemption or other similar right or payment of such dividend is not prohibited by the terms of any Loan Documents to which Holdings or any of its Subsidiaries are from time to time a party.

Dollar and $ mean lawful money of the United States of America.

Domestic Subsidiary means any Subsidiary that is incorporated or organized under the laws of a State within the United States of America or the District of Columbia.

EBITDA means, for any period, Consolidated Net Income for such period plus any losses or minus any gains from sales, leases, losses, condemnation or other dispositions of assets, extraordinary items (as defined in accordance with GAAP), discontinued operations, reappraisal, revaluation or write-up or write down of assets or from the cumulative effect of changes in accounting principles, and plus, to the extent deducted in determining such Consolidated Net Income, (i) interest expense and the annual Agent’s fee paid pursuant to the Fee Letter, amortization of debt discounts and commissions, income tax expense, depreciation, amortization, charges for impairment of goodwill and other intangibles for such period and management fees and reimbursable expenses whether paid or accrued and not paid, (ii) fees and expenses (including Legal Costs) with regard to the consummation of this Agreement, inclusive of fees and expenses permitted by clause (v) of Section 7.4, in each case to the extent deducted in determining such Consolidated Net Income, (iii) reasonable and customary fees and expenses (including Legal Costs) in connection with Permitted Acquisitions, and Investments permitted under Sections 7.11(q) or 7.11(s), (iv) fees and expenses (including Legal Costs) in connection with the consummation of a successful Qualified IPO, (v) fees and expenses (including Legal Costs) in connection with the an unsuccessful attempt at a Qualified IPO, (vi) other extraordinary and non-recurring costs and expenses that are satisfactory to Agent, (vii) non-cash expenses in the form of options granted by Borrower or Holdings and other non-cash expense with respect to deferred compensation and stock options, (viii) severance expenses reasonably approved by Agent, (ix) all usual and customary costs, fees, expenses and charges paid during such period in connection with any issuance of Equity Interests or Debt permitted under this Agreement, (x) business interruption insurance proceeds received in cash during such period, (xi) all non-cash adjustments to the valuation of earn-out payments or other consideration relating to Investments permitted hereunder, (xii) the amount of cash restructuring costs approved by Agent incurred in connection with a Permitted Acquisition or Investment in a Loan Party permitted under Sections 7.11(q) or 7.11(s), not to exceed $2,500,000 for any such Permitted Acquisition or Investment, (xiii) non-cash restructuring charges incurred in connection with a Permitted Acquisition or Investment in a Loan Party permitted under Sections 7.11(q) or 7.11(s), (xiv) all non-cash charges, losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period including, without limitation, any non-cash loss or expense (or income or gain) due to the application of FASB ASC 815-10 regarding hedging activity, FASB ASC 350 regarding impairment of goodwill and intangibles, FASB ASC 480-10 regarding accounting for financial instruments with Debt and equity characteristics, FASB ASC No. 715 regarding post-retirement benefits, FASB ASC No. 805 regarding the accrual of earnouts, and non-cash foreign currency exchange losses (or minus gains), but excluding any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (b) relating to a write-down, write off or reserve with respect to Accounts and Inventory, (xv) the result of (a) the amount collected during such period from the Department of Education for services performed and invoiced, but for which revenue has not yet been recognized in Consolidated Net Income, minus (b) revenue from the Department of Education recognized in Consolidated Net Income during such period for which cash was received in a prior period and where revenue was not previously recognized, all subject to the review and reasonable approval of Agent, and (xvi) solely for the purposes of determining compliance with Sections 7.11(q) and 7.14.2, any Cure Amount contributed pursuant to Section 7.14.3.

Provided, that, notwithstanding anything to the contrary contained herein, (i) for the period commencing on February 1, 2012 and ending on January 31, 2013, EBITDA shall be EBITDA for Borrower and its Subsidiaries for such period, as adjusted in a manner consistent with the adjustments to EBITDA reflected in EBITDA for the months of February, 2011 through January, 2012 set forth below, and (ii) for each of the calendar months set forth below, EBITDA shall be deemed to be the amount set forth below opposite such month:

Calendar Month	EBITDA

February 2011	$2,836,267

March 2011	$4,323,694

April 2011	$5,327,954

May 2011	$4,985,509

June 2011	$6,578,048

July 2011	$5,763,710

August 2011	$6,235,017

September 2011	$3,907,220

October 2011	$3,709,964

November 2011	$5,505,215

December 2011	$7,557,025

January 2012	$4,434,540

ECF Percentage means, for any Fiscal Year, 75% if the Total Debt to EBITDA Ratio equals or exceeds 2.75:1.0 as of the last day of such Fiscal Year; 50% if the Total Debt to EBITDA Ratio is less than 2.75:1.0 and equals or exceeds 2.25:1.0 as of the last day of such Fiscal Year; and 25% if the Total Debt to EBITDA Ratio is less than 2.25:1.0 as of the last day of such Fiscal Year.

Environmental Claims means all written claims by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or any Person or property.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all binding and enforceable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

Equity Interest means the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (iv) other Person having any other form of equity security or ownership interest.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Event of Default means any of the events described in Section 8.1.

Excess Cash Flow means, for any period, the remainder of (a) the sum of (i) EBITDA for such period, plus (ii) any net decrease in Adjusted Working Capital during such period, minus (b) the sum, without duplication, of (i) scheduled repayments of principal of Term Loans (excluding mandatory prepayments thereof) and other Debt of Borrower and the Subsidiaries (in respect of Debt permitted in accordance with Section 7.1) made during such period, plus (ii) cash payments (not financed with the proceeds of Debt other than Revolving Loans) made in such period with respect to Capital Expenditures, plus (iii) all federal, state, local and foreign income taxes paid in cash by Borrower and the Subsidiaries, or paid in cash by Holdings with the proceeds of the tax distributions by Borrower permitted under Section 7.4, during such period, net of any federal, state, local or foreign income tax refunds received in cash by Borrower and the Subsidiaries in such period, plus (iv) all Interest Expense in respect of Debt permitted in accordance with Section 7.1 paid in cash by Borrower and the Subsidiaries during such period, plus (v) any net increase in Adjusted Working Capital during such period, plus (vi) without duplication of clause (a) above, to the extent paid in cash during such period, Legal Costs, plus (vii) any management fees, expenses and indemnifications paid in cash, plus (viii) any other cash expenses that are added back to Consolidated Net Income in the calculation of EBITDA, plus (ix) Permitted Acquisitions, Investments and Restricted Payments (other than Restricted Payments permitted pursuant to Sections 7.4(xi) and (xii)) not financed with the proceeds of the issuance of equity or with the proceeds of Debt (other than Revolving Loans), plus (x) cash payments with respect to installments owing for the purchase or license of software, plus (xi) other cash payments added back to EBITDA in the definition thereof; provided, however, that in the case of any Permitted Acquisition, deductions from Excess Cash Flow shall exclude payments made by the Target of such Permitted Acquisition prior to the date such Permitted Acquisition was consummated.

Excess Cash Flow Certificate means a certificate substantially in the form of Exhibit F.

Excess ECF Amount means Excess Cash Flow for any Fiscal Year less the sum of (x) the mandatory prepayment required to be made with respect to such Fiscal Year pursuant to Section 2.10.2(a)(iii) and (y) all voluntary prepayments of the Term Loans pursuant to Section 2.10.1 during such Fiscal Year.

Excluded Foreign Holding Company means a Domestic Subsidiary that is treated as a corporation for U.S. federal income tax purposes and has no assets other than the equity interests of one or more Foreign Subsidiaries or an immaterial amount of other assets.

Excluded Issuance means the issuance of equity securities (i) to Sponsor or Investment Affiliate and other then-existing equity holders pursuant to pre-emptive or similar rights, (ii) to members of the management, employees or directors of Loan Party who has a right, option, warrant, conversion right or other similar agreement or understanding for the purchase or acquisition of any equity interest of Parent, Holdings or any Subsidiary, (iii) to any Person, the proceeds of which will be used, promptly following the issuance thereof, solely to fund the purchase price of Permitted Acquisitions (including earnouts, working capital adjustments and purchase price adjustments), Investments permitted under Section 7.11 or Capital Expenditures or in which constitutes “rollover equity” with respect to Permitted Acquisitions, in each case, in an amount equal to the Net Cash Proceeds of such issuance, or (iv) to any Person (or any Investment Affiliate, Affiliate of Sponsor or Affiliate of Madison) that owns securities of Holdings or any Subsidiary on the Closing Date.

Exempt Accounts means any deposit accounts, securities accounts or other similar accounts (i) into which there is deposited no funds other than those intended solely to cover wages for employees of the Loan Parties; (ii) constituting employee withholding accounts and contain only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such employees; (iii) constituting Trust Accounts or other escrow accounts; and (iv) in which there is not maintained at any point in time funds on deposit greater than $250,000 in the aggregate for all such accounts.

FATCA means Sections 1471 through 1474 of the IRC and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions).

Federal Funds Rate means, for any day, a rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the rate published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by Agent, quoted for overnight Federal Funds transactions last arranged prior to such day.

Fee Letter means, that certain letter agreement dated of even date herewith by Agent and acknowledged by Borrower.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of Borrower and the Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.

Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the total for such period of EBITDA minus the sum of (i) all income taxes paid in cash (net of refunds) and tax distributions described in Section 7.4 paid in cash by Borrower and the other Loan Parties, (ii) all unfinanced Capital Expenditures, paid in cash, and (iii) other restricted payments made pursuant to Section 7.4 (without duplication of clause (i) above and excluding (x) restricted payments funded with Net Cash Proceeds of an Increase Request, Additional Subordinated Debt or a Qualified IPO and (y) transaction fees and expenses incurred in connection with the consummation of this Agreement), to (b) the sum for such period of (i) Interest Expense paid in cash by Borrower and the other Loan Parties (but excluding prepayment and other fees and expenses with regard to the consummation of this Agreement, and Legal Costs paid during such Computation Period to the extent such amounts are classified as interest expense for GAAP purposes) plus (ii) scheduled payments of principal of Debt (including the Term Loans, but excluding the Revolving Loans then due and owing during the Computation Period) plus (iii) scheduled installment payments for the purchase or license of software to the extent paid in cash); provided, that with respect to Computation Periods ending prior to the first anniversary hereof, (i) Interest Expense and payments of principal of Debt shall be deemed to be the amounts from April 1, 2012, through the date of calculation, divided by the number of months during such period, and multiplied by 12, and (ii) unfinanced Capital Expenditures and Taxes for Computation Periods including the months set forth below shall be the amounts set forth below opposite such months:

Calendar Month	Taxes Paid	Unfinanced Capital Expenditures

July 2011	$0	$539,777
August 2011	$0	$588,389
September 2011	$8,463,620	$668,143
October 2011	$17,433	$358,108
November 2011	$0	$1,161,723
December 2011	$6,389,000	$354,127

Foreign Subsidiary means any Subsidiary (a) that is not incorporated or organized under the laws of a State within the United States of America or the District of Columbia, and that is a “controlled foreign corporation” within the meaning of Section 957 of the IRC with respect to which a Loan Party is a “US Shareholder” within the meaning of Section 951(b) of the IRC or (b) that has no material assets other than the capital stock of one or more Subsidiaries described in clause (a) and other assets relating to an ownership interest in any such capital stock or subsidiaries.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination; provided, that Financial Accounting Standard No. 150 shall be disregarded of the purposes of this Agreement.

Governmental Authority means any nation or government, any state or other political subdivision thereof, and any agency, branch of government, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

Guarantee and Collateral Agreement means the Guarantee and Collateral Agreement dated as of the Closing Date by each Loan Party signatory thereto in favor of Agent and Lenders.

Hazardous Substances means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material or chemical or other hazardous of toxic substance regulated by any Environmental Law.

Hedging Obligation means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Holdings means Performant Financial Corporation, a Delaware corporation.

Incremental Amendment has the meaning set forth in Section 2.1.3.

Incremental Term Loan has the meaning set forth in Section 2.1.3.

Incremental Term Loan Commitment has the meaning set forth in the applicable Incremental Amendment.

Incremental Term Loan Maturity Date means the date set forth in the applicable Incremental Amendment or such earlier date on which the Commitments terminate pursuant to Section 8.

Intellectual Property has the meaning set forth in the Section 5.18.

Interest Expense means for any period the consolidated cash interest expense of Borrower and the Subsidiaries for such period (including that portion of payments on Capital Leases determined in accordance with GAAP to be characterized as interest payments).

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided, that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; (c) Borrower may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date; and (d) Borrower may not select any Interest Period for a Term Loan if, after giving effect to such selection, the aggregate principal amount of all Term Loans having Interest Periods ending after any date on which an installment of the Term Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to such repayment.

Interest Settlement Date has the meaning set forth in Section 2.12.1.

Inventory has the meaning set forth in the Guarantee and Collateral Agreement.

Investment means, with respect to any Person, (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of obligations of any other Person (other than travel and similar advances to employees in the ordinary course of business) or (d) the making of an Acquisition. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions received by such Person with respect thereto (but in any event, for purposes of determining compliance with Section 7.11, after giving effect to such returns and distributions the aggregate outstanding Investments shall in no event be less than zero).

Investment Affiliate means any fund or investment vehicle that (a) is organized by Sponsor for the purpose of making equity or debt investments in one or more companies and (b) is controlled by, or under common control with, Sponsor. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

Investment Period has the meaning set forth in Section 7.14.3.

IRC means the U.S. Internal Revenue Code of 1986, as amended.

Issuing Lender means Madison, as issuer of a participation or indemnification agreement in favor of The Bank of New York or any other financial institution approved by Agent and specified to Borrower by Agent.

Legal Costs means (a) with respect to Agent pursuant to Section 10.4 (i) all reasonable and documented out-of-pocket fees and expenses of any one outside counsel, accountants, auditors, appraisers, consultants and other professionals to Agent, (ii) all reasonably necessary outside local counsel to Agent, and (iii) all court costs and similar legal expenses, (b) with respect to Lenders pursuant to Section 10.4, (i) all reasonable and documented out-of-pocket fees and expenses of any one outside counsel to Lenders (taken as a whole), (ii) all reasonably necessary outside local counsel to Lenders (taken as a whole), and (iii) all court costs and similar legal expenses, in each case, to the extent reimbursable by the Borrower under this Agreement, (c) with respect to Indemnified Parties pursuant to Section 10.5, (i) all reasonable and documented out-of-pocket fees and expenses of any one outside counsel to all Indemnified Parties (taken as a whole) to the extent no conflict exists and (ii) all court costs and similar legal expenses, in each case, to the extent reimbursable by the Borrower under this Agreement and (d) with respect to all other Persons, (i) all reasonable fees and charges of any counsel, accountants auditors, appraisers, consultants and other professionals to such Persons and (ii) all court costs and similar legal costs.

Lenders has the meaning set forth in the Preamble.

Letter of Credit has the meaning set forth in Section 2.3.1.

Letter of Credit Collateralization means any of (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolving Loan Commitment in an amount equal to 105% of the Stated Amount of such Letters of Credit, (b) causing the Letters of Credit to be returned to the issuer thereof or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent in an amount equal to 105% of the Stated Amount of such Letters of Credit (it being understood that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

Letter of Credit Fee means the fee payable by Borrower to Lenders pursuant to Section 2.8.2.

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

LIBOR Rate means, with respect to any LIBOR Loan for any Interest Period, the greater of (a) a rate per annum equal to (i) the offered rate for deposits in Dollars for the applicable Interest Period and for the amount of the applicable LIBOR Loan that appears on the Reuters Screen LIBOR01 Page at 11:00 a.m. London time (or, if not so appearing, as published in the “Money Rates” section of The Wall Street Journal or another national publication selected by Agent) two Business Days prior to the first day of such Interest Period, divided by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the FRB for “Eurocurrency Liabilities” (as defined therein), and (b) 1.50% per annum.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Limited Voting Lender means, at any relevant time of determination, any Lender, (a) that, together with its respective Affiliates (taken as a whole) owns (whether directly or indirectly), ten percent (10%) or more of the issued and outstanding capital stock and other equity interests of Borrower (excluding capital stock and other equity interests that a Lender or its Affiliates receives in exchange for any of the Obligations or as a result of the exercise of secured party remedies under the Loan Documents); or (b) with respect to which the principal amount of outstanding Loans and unfunded Commitments hereunder then held by such Lender and its Managed Lender Affiliates (taken as a whole) constitute less than sixty-five percent (65%) of the sum of the following amounts then held by such Lender and its Managed Lender Affiliates (taken as a whole): (i) the principal amount of outstanding Loans and unfunded Commitments hereunder, (ii) the principal amount of Subordinated Debt (including any unfunded commitments in respect thereof), and (iii) the original purchase price (whether funded with cash, contributed equity, rollover equity or otherwise) paid in respect of outstanding equity investments (whether direct or indirect, and regardless of when acquired or obtained) in Borrower.

Loan Documents means this Agreement, the Notes, the Letters of Credit, the Collateral Documents, the Fee Letter, and all documents, instruments and agreements delivered in connection with the foregoing, but excluding any agreement entered into in respect of Hedging Obligations.

Loan Party means Holdings, Borrower and each Guarantor (as defined in the Guarantee and Collateral Agreement).

Loans means Revolving Loans and Term Loans.

Madison has the meaning set forth in the Preamble.

Managed Lender Affiliate means an Affiliate of a Lender, provided, that any such Affiliate of a Lender shall not be deemed to be a Managed Lender Affiliate if, at any applicable time of determination: (i) the applicable Lender shall have delivered to Agent a letter agreement regarding, among other things, its managerial independence from any Affiliates having interests in any Subordinated Debt or in the equity of Borrower, and that is satisfactory to Agent in its reasonable discretion, (ii) the representations and warranties set forth in such letter agreement are and continue to be true and correct in all material respects, and (iii) such Lender shall have complied, in all material respects, with its obligations under such letter agreement, with respect to the foregoing clauses (ii) and (iii), as reasonably determined by Agent.

Manager means Parthenon Capital LLC and its Investment Affiliates.

Margin Stock means any “margin stock” as defined in Regulation T, U or X of the FRB.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business or properties of Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of its Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

Mortgage means a mortgage, deed of trust or similar instrument granting Agent a Lien on a real property interest of any Loan Party, each as amended, restated or otherwise modified from time to time.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any Loan Party may have any liability, including any liability by being a member of a Controlled Group with any other entity or trade or business other than the Borrower or any Loan Party.

Net Cash Proceeds means:

(a) with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance (other than business interruption insurance unless required to be paid to Agent and Lenders during the continuance of an Event of Default) and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Disposition net of (i) the reasonable direct costs, fees and expenses relating to such Disposition (including the cost of preparing such assets for sale, costs incidental to the sale of such assets, sales commissions and legal, accounting and investment banking fees, commissions and expenses), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to the applicable Loan Party), (iii) taxes paid or reasonably estimated by Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions arising from such sale and any tax sharing arrangements in respect thereof), (iv) amounts required to be applied to the repayment of any Debt secured by a Lien that has priority over the Lien of Agent on the asset subject to such Disposition and (v) any reserves taken in accordance with GAAP for so long as such reserves are required by GAAP, (vi) (A) with respect to any Disposition described in clause (a) of the definition thereof, all money actually applied within 180 days (or prior to such date be subject to a binding commitment to so replace such assets using such Net Cash Proceeds within 270 days of original receipt of such cash proceeds) to acquire assets used or useful in the Loan Parties’ business, and (B) with respect to any Disposition described in clause (b) or (c) of the definition thereof, all money actually applied within 180 days (or prior to such date be subject to a binding commitment to so replace such assets using such Net Cash Proceeds within 270 days of original receipt of such cash proceeds) to repair, replace or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking; and

(b) with respect to any issuance of equity securities, the aggregate cash proceeds received by Holdings, Borrower or any Subsidiary pursuant to such issuance, net of the reasonable direct costs relating to such issuance (including reasonable sales and underwriter’s commission).

Nonpublic Information means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

Note means a promissory note executed by Borrower in favor of a Lender hereunder pursuant to this Agreement, substantially in the form of Exhibit C.

Obligations means all liabilities, indebtedness and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement, any other Loan Document, and all Secured Hedging Obligations, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by Borrower or any Subsidiary, as lessee, other than any Capital Lease.

Paid in Full, Pay in Full or Payment in Full means, with respect to any Obligations, the payment in full in cash of all such Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted, (ii) Secured Hedging Obligations that, at the time of determination, are allowed by the Person to whom such Secured Hedging Obligations are owing to remain outstanding or are not required to be repaid or cash collateralized pursuant to the provisions of any document governing such Secured Hedging Obligations, and (iii) the Letters of Credit so long as Agent has received Letter of Credit Collateralization with respect to the Letters of Credit).

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which Borrower or any Loan Party has any liability, including any liability (i) by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, (ii) by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA or (iii) by reason of being a member of a Controlled Group with any other entity or trade or business other than the Borrower or any Loan Party.

Permitted Acquisition means any Acquisition by any Loan Party in each case to the extent that:

(a) each of the conditions precedent set forth in Annex III shall have been satisfied in a manner reasonably satisfactory to Agent;

(b) such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target; and

(c) no Event of Default is in existence or would occur immediately after giving effect to such Acquisition.

Permitted Earn-Outs means, with respect to any Person, obligations of such Person arising from a Permitted Acquisition or an Investment permitted under Section 7.11 which are payable based on the achievement of specified financial results over time and are subject to subordination terms (or a subordination agreement in favor of Agent and Lenders) acceptable to Agent in its reasonable credit judgment. The amount of any Permitted Earn-Outs for purposes of the financial covenants set forth in this Agreement shall be the amount earned and due to be paid at such time and for the avoidance of doubt, shall not include any amounts, contingent or otherwise, that are not due and payable as of the date of determination.

Permitted Holders means each of (i) Sponsor, (ii) Sponsor’s Investment affiliates, (iii) any member of management of Holdings or its Subsidiaries.

Permitted IPO Distributions means, dividends, distributions and redemptions of preferred equity or repayment or prepayments of the Converted Subordinated Debt and common equity funded through the proceeds of a Qualified IPO, in the following amounts, in the following order and subject to the conditions set forth below: (a) first, redemptions of any outstanding preferred equity or Converted Subordinated Debt (or other equivalent value security) until redeemed in full, (b) second, payment of a common shareholder dividend or distribution in an amount not to exceed $20,000,000, (c) third, after contributions of cash to the balance sheet of up to $75,000,000 and repayment of the outstanding Term Loans in an amount necessary to reduce the Total Debt to EBITDA Ratio to 2.75 or less, and provided that the other Restricted Payment Conditions are met, additional distributions and dividends to common shareholders.

Permitted Liens means Liens permitted by Section 7.2.

Permitted Seller Debt means unsecured Debt incurred in accordance with Section 7.1(h) and in connection with a Permitted Acquisition or Investment permitted under Sections 7.11(q) or 7.11(s), payable to the seller in connection therewith and containing subordination terms (or subject to a subordination agreement in favor of Agent and Lenders) acceptable to Agent in its reasonable credit judgment and other reasonable and customary terms for seller subordinated debt (including only cash interest payments payable prior to the maturity of the Obligations and a maturity date at least 6 months after the last maturity date for any of the Loans), in an amount not to exceed in the aggregate one-quarter (1/4) of Adjusted EBITDA for the 12 month period ending most recently prior to the date of incurrence for which financial statements are available.

Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prior Debt means the Debt listed on Schedule 4.1.2.

Pro Forma EBITDA means, at any time with respect to any Target acquired in a Permitted Acquisition or an Investment permitted under Sections 7.11(q) or 7.11(s) (to the extent such Investment is in a Loan Party), EBITDA for such Target for the most recent twelve (12) month period for which financial statements of such Target are made available to Agent with such adjustments to EBITDA to reflect extraordinary expenses, increased costs, identifiable and verifiable expense reductions, excess management compensation and any other such adjustments, in each case to the extent applicable as calculated by Borrower and approved by Agent in its reasonable discretion.

Pro Rata Revolving Share means, with respect to any Lender, the percentage equal to such Lender’s share of the Revolving Loan Commitment, or if the Revolving Loan Commitment has terminated, its share of the Revolving Outstandings, in each case as reflected in this Agreement on Annex I (as adjusted in accordance with this Agreement or as a result of an assignment pursuant to an Assignment Agreement) or as acquired as a result of an assignment pursuant to an Assignment Agreement.

Pro Rata Share means, with respect to any Lender, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) obtained by dividing (a) the sum of (i) such Lender’s Pro Rata Revolving Share of the Revolving Loan Commitment (or if the Revolving Loan Commitment has terminated, such Lender’s Pro Rata Revolving Share of the Revolving Outstandings), (ii) such Lender’s Pro Rata Term A Loan Share of the Term A Loan Commitment (or if the Term A Loan Commitment has terminated, such Lender’s Pro Rata Term A Loan Share of the Term A Loan), (iii) such Lender’s Pro Rata Term B Loan Share of the Term B Loan Commitment (or if the Term B Loan Commitment has terminated, such Lender’s Pro Rata Term B Loan Share of the Term B Loan), and (iv) such Lender’s Pro Rata Incremental Term Loan Share of the Incremental Term Loan Commitment (or if the Incremental Term Loan Commitment has terminated, such Lender’s Pro Rata Incremental Term Loan Share of the Incremental Term Loan), by (b) the Total Loan Commitment.

Pro Rata Incremental Term Loan Share means, with respect to any Lender, the percentage equal to such Lender’s share of the Incremental Term Loan Commitment, or if the Incremental Term Loan Commitment has terminated, its share of the Incremental Term Loan, in each case as reflected in the applicable Incremental Amendment (as adjusted in accordance with this Agreement or as a result of an assignment pursuant to an Assignment Agreement) or as acquired as a result of an assignment pursuant to an Assignment Agreement.

Pro Rata Term A Loan Share means, with respect to any Lender, the percentage equal to such Lender’s share of the Term A Loan Commitment, or if the Term A Loan Commitment has terminated, its share of the Term A Loan, in each case as reflected in this Agreement on Annex I (as adjusted in accordance with this Agreement or as a result of an assignment pursuant to an Assignment Agreement) or as acquired as a result of an assignment pursuant to an Assignment Agreement.

Pro Rata Term B Loan Share means, with respect to any Lender, the percentage equal to such Lender’s share of the Term B Loan Commitment, or if the Term B Loan Commitment has terminated, its share of the Term B Loan, in each case as reflected in this Agreement on Annex I (as adjusted in accordance with this Agreement or as a result of an assignment pursuant to an Assignment Agreement) or as acquired as a result of an assignment pursuant to an Assignment Agreement.

Pro Rata Term Loans Share means, with respect to any Lender, the percentage equal to such Lender’s aggregate share of the sum of the Term A Loan Commitment, the Term B Loan Commitment and the Incremental Term Loan Commitment, or if the Term A Loan Commitment, Term B Loan Commitment or the Incremental Term Loan Commitment has terminated, its share of the Term A Loan, Term B Loan or Incremental Term Loan, as applicable, in each case as reflected in this Agreement on Annex I (as adjusted in accordance with this Agreement or as a result of an assignment pursuant to an Assignment Agreement) or as acquired as a result of an assignment pursuant to an Assignment Agreement.

Qualified IPO means an equity issuance by Holdings, Borrower, or any other Loan Party after giving effect to a Consolidation Transaction consisting of an underwritten primary public offering of its common stock pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933 as amended (whether alone or in connection with a secondary public offering).

Requested Term B Loan Increase has the meaning set forth in Section 2.1.3.

Required Lenders means Lenders having Pro Rata Shares the aggregate Dollar equivalent amount of which exceeds 50% of the Revolving Loan Commitment (or, if the Revolving Loan Commitments have been terminated, Revolving Outstandings) and outstanding Term Loans, collectively; provided, that if there are only two Lenders that are not Limited Voting Lenders, then Required Lenders means both such Lenders (Lenders that are Affiliates of one another being considered as one Lender for purposes of this proviso).

Restricted Payment Conditions means, with respect to any redemption or distribution or repayment or prepayment of the Converted Subordinated Debt, (v) immediately prior to and after giving effect to such redemption or distribution, no Event of Default or Default exists or would result therefrom, (w) after giving effect to such redemption or distribution, Borrower and its Subsidiaries have net unrestricted cash on the balance sheet in excess of $2,500,000 that is subject to a tri-party account control agreement, in form and substance satisfactory to Agent, (x) the Borrower is in compliance with Section 7.14.1 hereof, as determined on a pro forma basis after giving effect to such redemption or distribution for the most recently ended month of Borrower for which financial statements for the Borrower and its Subsidiaries are available, and the Total Debt to EBITDA Ratio (net of unrestricted cash on the balance sheet in excess of $2,500,000 that is subject to a tri-party account control agreement, in form and substance satisfactory to Agent) recomputed after giving effect to such redemption or distribution for the most recently ended month of Borrower for which financial statements for the Borrower and its Subsidiaries are available, is less than or equal to 2.75, (y) after giving effect to such redemption, the amount of Revolving Loans outstanding as of the date of such redemption or distribution is not greater than the amount of Revolving Loans outstanding on the Closing Date, and (z) EBITDA for then most recently ended Computation Period for which financial statements for the Borrower and its Subsidiaries are available is equal to or greater than $57,000,000.

Revolving Loan Commitment means $11,000,000, as reduced from time to time pursuant to the terms hereof.

Revolving Loans has the meaning set forth in Section 2.1.1.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

Secured Hedging Obligations means all Hedging Obligations permitted hereunder of which Agent has received written notice and which are owed to any Person that was a Lender or an Affiliate of a Lender at the time the contractual arrangement resulting in such Hedging Obligations was entered into.

Settlement Date has the meaning set forth in Section 2.12.1.

Sponsor means Parthenon Investors II, L.P. and its Affiliates.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances, plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

Subordinated Debt means (i) any Additional Subordinated Debt, (ii) any Converted Subordinated Debt and (iii) any other unsecured Debt of Holdings, Borrower or a Subsidiary which (x) has no principal payments prior to September 19, 2018, (y) does not have cash pay interest in excess of 12% per annum and (z) has subordination terms which have been approved in writing by Agent and other terms reasonable and customary for such Subordinated Debt.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Equity Interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.

Target means the Person, or business or substantially all of the assets of a Person, acquired in an Acquisition.

Taxes has the meaning set forth in Section 3.1(a).

Term A Loan Commitment means $57,000,000.

Term A Loan Maturity Date means March 19, 2017 or such earlier date on which the Commitments terminate pursuant to Section 8.

Term A Loans has the meaning set forth in Section 2.1.2.

Term B Loan Commitment means $79,500,000.

Term B Loan Maturity Date means March 19, 2018 or such earlier date on which the Commitments terminate pursuant to Section 8.

Term B Loans has the meaning set forth in Section 2.1.2 (and includes any increase in the Term B Loan effectuated pursuant to Section 2.1.3).

Term Loans means the Term A Loans, the Term B Loans and the Incremental Term Loans, collectively.

Termination Date means March 19, 2017 or such earlier date on which the Revolving Loan Commitment is reduced to $0 pursuant to Section 2.9 or terminates pursuant to Section 8.

Total Debt means all Debt (other than (a) Debt described in clauses (f), (g), (h) (to the extent the obligations under (h) are not due and owing) and (i) of the definition thereof unless such Debt is reflected on the balance sheet of Borrower as a liability in accordance with GAAP), (b) all Hedging Obligations (that mature more than one year from the date of its creation) other than those Hedging Obligations required pursuant to Section 6.9 of this Agreement and (c) liabilities with respect to the HOPS software licenses) of Borrower and the Subsidiaries, determined on a consolidated basis.

Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day to (b) Adjusted EBITDA for the Computation Period ending on such day.

Total Loan Commitment means at any date of determination, the sum of (i) the Revolving Loan Commitment at such date (or if the Revolving Loan Commitment has terminated, the Revolving Outstandings) plus (ii) the outstanding principal balance of the Term Loans at such date.

Trust Accounts means those trust accounts maintained by the Borrower or its Subsidiaries to receive and hold in trust for payment to the federal government of the United States of America, payments on the account of holders of student loans.

U.S. Lender has the meaning set forth in Section 3.1(a).

Wholly-Owned Domestic Subsidiary means a Wholly-Owned Subsidiary that is a Domestic Subsidiary.

Wholly-Owned Subsidiary means, as to any Person, another Person all of the equity interests of which (except directors’ or employees’ qualifying shares or other minimal share allocations required by the law of the jurisdiction of organization or allocated for tax considerations) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2.	Interpretation.

In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references are to such Loan Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements, replacements, extensions, renewals, and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; and (g) all references to “knowledge”, “aware” or “awareness” or other similar terms of any Loan Party means the actual knowledge of a Responsible Officer, (i) the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights in this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Agent, Borrower, Lenders and the other parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against Agent or Lenders merely because of Agent’s or Lenders’ involvement in their preparation.

1.3.	Accounting Changes.

It is understood that all financial statements delivered pursuant to Section 6.1 shall be prepared in accordance with GAAP as in effect on the date of their respective preparation. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting

Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission (or successors thereto or agencies with similar functions). Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used (and all financial reporting requirements set forth) herein shall be construed and all computations of amounts and ratios referred to herein shall be made, (x) without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Debt or other liabilities of any Loan Party or any Subsidiary at “fair value”, as defined therein and (y) without giving effect to any requirement of GAAP requiring consolidation of limited partnerships because of deemed control by the general partner, and (ii) to the extent that any change in GAAP after the Closing Date results in leases which are, or would have been, classified as operating leases under GAAP as it exists on the Closing Date being classified as a capital lease under as revised GAAP, such change in classification of leases from operating leases to capital leases shall be disregarded and eliminated for purposes of the operation of the terms and covenants (and the related calculations thereunder) in this Agreement unless Borrower and Agent shall otherwise mutually agree in writing.

Section 2.	Credit Facilities.

2.1.	Commitments.

On and subject to the terms and conditions of this Agreement, each Lender, severally and for itself alone, agrees as follows:

2.1.1.	Revolving Loan Commitments.

Each Lender will make loans to Borrower on a revolving basis (“Revolving Loans”) from time to time and Borrower may repay such loans from time to time (without premium or penalty) until the Termination Date in such Lender’s applicable Pro Rata Revolving Share of such aggregate amounts as Borrower may request from all Lenders; provided, that immediately after giving effect to such Revolving Loans, the Revolving Outstandings will not at any time exceed Borrowing Availability. To the knowledge of Agent and Lenders either (i) no portion of the Revolving Loans shall be funded or held with the “plan assets” of any “benefit plan investor” within the meaning of Section (3)(42) of ERISA or (ii) the Revolving Loan will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC.

2.1.2.	Term Loan Commitments.

Each Lender agrees to make (a) a loan to Borrower (each such loan, a “Term A Loan”) on the Closing Date in such Lender’s applicable Pro Rata Term A Loan Share of the Term A Loan Commitment and (b) a loan to Borrower (each such loan, a “Term B Loan”) on the Closing Date in such Lender’s applicable Pro Rata Term B Loan Share of the Term B Loan Commitment. The Commitments of Lenders to make Term Loans shall terminate concurrently with the making of the Term Loans on the Closing Date. To the knowledge of Agent and Lenders either, (i) no portion of the Term Loans shall be funded or held with the “plan assets” of any “benefit plan investor” within the meaning of Section (3)(42) of ERISA or (ii) the Term Loans will not constitute or result in a non-exempt prohibited transaction under Section 406 of the ERISA or Section 4975 of the IRC. Term Loans which are repaid or prepaid by Borrower, in whole or in part, may not be reborrowed.

2.1.3.	Request for Increase of Term B Loans.

The Lenders agree that Borrower may, on any Business Day from time to time after the Closing Date through the second anniversary of the Closing Date and so long as no Event of Default has occurred and is continuing and so long as on a pro forma basis after giving effect to such Requested Term

B Loan Increase or Incremental Term Loans, based on the most recently delivered financial statements, the Total Debt to EBITDA Ratio would not exceed the maximum Total Debt to EBITDA Ratio permitted for the most recently ended fiscal quarter pursuant to Section 7.14.2, deliver a written notice to Agent (an “Increase Request”) requesting to increase the amount of the Term B Loans (a “Requested Term B Loan Increase”) or additional term loans (“Incremental Term Loans”) for the purpose of funding one or more Permitted Acquisitions and redemptions of preferred equity or Converted Subordinated Debt or as an increase to working capital to the extent permitted pursuant to Section 7.4 in an aggregate amount for all such Requested Term B Loan Increases and Incremental Term Loans collectively of up to $30,000,000 (less the aggregate principal amount of Additional Subordinated Debt incurred by Loan Parties prior to such date). If Borrower delivers an Increase Request, each Lender shall have the option, but not any obligation, to participate in such Increase Request to the extent of its Pro Rata Term B Loan Share thereof (as applicable) by delivering a written notice to the Agent and Borrower within ten Business Days of such Lender’s receipt of the Increase Request (it being agreed and understood that such Lender shall be deemed to have elected not to participate in the Increase Request if it does not respond to the Increase Request within ten Business Days of its receipt thereof). If one or more of the Lenders elect not to participate in the Increase Request, then the Lenders participating in the Increase Request may, at their option (but without any obligation), elect to participate in such remaining portion of the Increase Request (with such remaining portion to be allocated ratably among such participating Lenders based on their respective Pro Rata Term B Loan Shares thereof or as otherwise may be agreed by such participating Lenders). If there is less than full participation by existing Lenders in the Increase Request after the foregoing procedures are completed, then one or more new Lenders acceptable to Agent and Borrower, such acceptance not to be unreasonably withheld, may be added as parties to this Agreement pursuant to Assignment Agreements for purposes of participating in such remaining portion (with allocations among such new Lenders to be determined by Agent in consultation with Borrower). After giving effect to the procedures described in this Section 2.1.3, each Lender participating in the Increase Request shall have the then current amount of its Term B Loans or Incremental Term Loans, as applicable, increased to the extent of its participation and, upon the request of such Lender, Borrower will execute a replacement Note for such Lender reflecting the increased amount of its Term B Loans or its Incremental Term Loans, as applicable. To the extent reasonably requested by Agent in connection with any Requested Term B Loan Increase or any Incremental Term Loan, Borrower agrees to execute, and to cause each other Loan Party to execute, any amendments and supplements so requested by Agent to this Agreement (an “Incremental Amendment”), the Collateral Documents and the other Loan Documents, and to deliver, or cause to be delivered, all other documents, opinions and other items so requested by Agent and the Lenders participating in the new Term B loans or Incremental Term Loans, in each case all in form and substance reasonably acceptable to Agent (it being understood and agreed that no Lender, other than the Lenders participating in such Requested Term B Loan Increase or such Incremental Term Loans, shall be required to execute any amendment to this Agreement to effectuate such Requested Term B Loan Increase). No Increase Request may be given unless it relates to aggregate increases of at least $5,000,000 and no more than three Increase Requests in the aggregate may be delivered by Borrower pursuant to this Section 2.1.3.

Any Requested Term B Loan Increase or Incremental Term Loan that occurs pursuant to this Section 2.1.3 shall become part of, and have all of the terms and conditions applicable to (including without limitation in respect of closing fees and other pricing, repayments and maturity, unless otherwise agreed by Agent, the participating Lenders and Borrower in connection with the consummation of such Requested Term B Loan Increase or such Incremental Term Loan subject to the final sentence of this paragraph), the Term B Loans for all purposes hereunder and under the Collateral Documents and shall be secured by the Collateral in all respects. Notwithstanding the foregoing, it is agreed and understood that the all-in yield (including interest rate margins, any interest rate floors, original issue discount and upfront fees (based on the lesser of a four-year average life to maturity or the remaining life to maturity), but excluding reasonable and customary arrangement, structuring and underwriting fees paid or payable to the lead arranger or its affiliates with respect to a Requested Term B Loan Increase or Incremental Term Loan) applicable to any Requested Term B Loan Increase or Incremental Term Loan shall not be more than (a) 0.50% higher than the corresponding all-in yield (determined on the same basis) applicable to the then outstanding Term B Loans unless the interest rate margin (or the interest rate floor, if applicable) with respect to the then outstanding Term B Loans is increased by an amount equal to (I) the difference between the all-in yield with respect to the Requested Term B Loans or Incremental Term Loans, as applicable, and the all-in yield with respect to the then outstanding Term B Loans, minus (II) 0.50% per annum and (b) 1.00% higher than the corresponding all-in yield (determined on the same basis) applicable with respect to the then outstanding Term A Loans and applicable to Revolving Loans unless the interest rate margin (or the interest rate floor, if applicable), with respect to the then outstanding Term A Loans and with respect to Revolving Loans is increased by an amount equal to (I) difference between the all-in yield with respect to the Requested Term B Loans or Incremental Term Loans, as applicable, and the all-in yield with respect to the outstanding Term A Loans and any Revolving Loans, respectively, minus (II) 1.00%.

2.2.	Loan Procedures.

2.2.1.	Loan Types.

Each Loan shall be either a Base Rate Loan or a LIBOR Loan, as Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than seven different Interest Periods shall exist among outstanding LIBOR Loans at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Pro Rata Revolving Share) of all Revolving Loans and all Interest Periods of LIBOR Loans.

2.2.2.	Borrowing.

Borrower shall give written notice or telephonic notice (followed promptly by written confirmation thereof) to Agent of each proposed borrowing of a Revolving Loan not later than (a) in the case of a Base Rate borrowing, 1:00 p.m. Chicago time on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 1:00 p.m. Chicago time at least three Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by Agent, shall be irrevocable, and shall specify, in the form of a Borrowing Notice, the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Promptly upon receipt of such notice, Agent shall advise each Lender with a Revolving Loan Commitment thereof in writing (via facsimile, electronic mail or IntraLinks). Not later than 2:00 p.m. Chicago time on the date of a proposed Revolving Loan borrowing, each Lender with a Revolving Loan Commitment shall provide Agent at the office specified by Agent with immediately available funds covering such Lender’s applicable Pro Rata Revolving Share of such borrowing and, so long as Agent has not received written notice that the conditions precedent set forth in Section 4 with respect to such borrowing have not been satisfied, Agent shall pay over the funds received by Agent to Borrower on the requested borrowing date. The failure of a Defaulting Lender to fund its Pro Rata Revolving Share of a Revolving Loan (or its ratable share of any other credit extension or payment) required hereunder shall not relieve any other Lender of its obligation to fund its Pro Rata Revolving Share of such Revolving Loan (or, as applicable, its ratable share of such other credit extension or payment), but neither any other Lender nor Agent shall be responsible for the failure of any Defaulting Lender to fund its Pro Rata Revolving Share of any Revolving Loan (or its ratable share of any other credit extension or payment) required hereunder. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of $50,000, and each LIBOR borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of at least $50,000.

2.2.3.	Conversion; Continuation.

(a) Subject to Section 2.2.1, Borrower may, upon irrevocable written notice to Agent in accordance with clause (b) below, elect (i) as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount of not less than $100,000 or a higher integral multiple of $50,000) into Loans of the other type or (ii) as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $100,000 or a higher integral multiple of $50,000) for a new Interest Period; provided, that any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 3.5.

(b) Borrower shall give written or telephonic notice (followed promptly by written confirmation thereof) to Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 1:00 p.m. Chicago time on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 1:00 p.m. Chicago time at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case in substantially the form of a Conversion/Continuation Notice: (i) the proposed date of conversion or continuation; (ii) the aggregate amount of Loans to be converted or continued; (iii) the type of Loans resulting from the proposed conversion or continuation; and (iv) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c) If upon the expiration of any Interest Period applicable to LIBOR Loans, Borrower has failed to timely select a new Interest Period to be applicable to such LIBOR Loans, Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d) Agent will promptly notify each applicable Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by Borrower, of the details of any automatic conversion.

2.3.	Letters of Credit.

2.3.1.	Commitment.

At the request of Borrower, Issuing Lender will issue from time to time before the date which is 30 days prior to the Termination Date either (at Issuing Lender’s election) (a) standby letters of credit and/or (b) participation agreements confirming payment to issuers (reasonably acceptable to Issuing Lender) of standby letters of credit, in each case for the account of Borrower, any other Loan Party or any direct or indirect parent company of Borrower or any other Loan Party (with respect to standby letters of credit and/or participations agreements confirming payment to issuers of standby letters of credit for the account of any direct or indirect parent company of Borrower or any other Loan Party, in an amount not to exceed $100,000 in the aggregate at any time) and containing terms and conditions which are consistent with this Agreement and reasonably satisfactory to Issuing Lender (each such letter of credit or participation agreement, a “Letter of Credit”). After giving effect to each such issuance, (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $5,000,000 and (ii) Revolving Outstandings will not at any time exceed Borrowing Availability. As of the Closing Date, the Letters of Credit and participation agreements listed on Schedule 2.3.1, are outstanding (the “Existing Letters of Credit”). Borrower, Lenders and Issuing Lender agree that on the Closing Date, the Existing Letters of Credit shall be deemed to be Letters of Credit issued by Issuing Lender under this Agreement.

2.3.2.	Application.

Borrower shall give notice to Agent and Issuing Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least five Business Days (or such lesser number of days as Agent and Issuing Lender shall agree) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by a Letter of Credit application in Issuing Lender’s form (or, as the case may be, in the form of application of the underlying letter of credit), duly executed by Borrower and in all respects reasonably satisfactory to Agent and Issuing Lender, together with such other documentation as Agent or Issuing Lender may reasonably request in support thereof, it being understood that each Letter of Credit application (or, as the case may be, form of application of underlying letter of credit) shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, and the expiration date of such Letter of Credit (which shall not be later than the earlier to occur of (a) one year after the date of issuance thereof (but provisions for annual renewal may be included to the extent permitted by Issuing Lender) and (b) the scheduled Termination Date). So long as Issuing Lender has not received written notice that the conditions precedent set forth in Section 4 with respect to the issuance of such Letter of Credit have not been satisfied, Issuing Lender shall issue such Letter of Credit on the requested issuance date. Issuing Lender shall promptly advise Agent of the issuance of each Letter of Credit and of any amendment thereto, extension thereof or event or circumstance changing the amount available for drawing thereunder. In the event of any inconsistency between the terms of any Letter of Credit application and the terms of this Agreement, the terms of this Agreement shall control. Issuing Lender shall deliver to Agent upon its request a list of all outstanding Letters of Credit issued by Issuing Lender, together with such information related thereto as Agent may reasonably request.

2.3.3.	Reimbursement Obligations.

(a) Borrower hereby unconditionally and irrevocably agrees to reimburse Issuing Lender for each payment or disbursement made by Issuing Lender under any Letter of Credit honoring any demand for payment made thereunder, in each case promptly after notice of such payment or disbursement is made. Issuing Lender shall promptly notify Borrower and Agent whenever any demand for payment is made under any Letter of Credit; provided, that the failure of Issuing Lender to so notify Borrower shall not affect the rights of Issuing Lender or Lenders in any manner whatsoever. Any amount not reimbursed on the date of such notice of payment or disbursement (whether or not through the making of a Loan pursuant to Section 2.3.4) shall bear interest from the date of such payment or disbursement to the date that Issuing Lender is reimbursed by Borrower therefor, payable on written demand, at the interest rate per annum from time to time in effect for Revolving Loans which are Base Rate Loans.

(b) Borrower’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (ii) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Agent, Issuing Lender, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (iii) the validity, sufficiency or genuineness of any document which Issuing Lender (or, as applicable, the issuer of any underlying letter of credit) has in good faith determined complies on its face with the terms of the applicable Letter of Credit (or, if applicable, underlying letter of credit), even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof; provided, that Borrower shall not be precluded from asserting any claim for damages suffered by Borrower to the extent caused by the bad faith, willful misconduct or gross negligence of Issuing Lender in determining whether a request presented under any Letter of Credit issued by it complied on its face with the terms of such Letter of Credit.

2.3.4.	Participations in Letters of Credit.

(a) Concurrently with the issuance of each Letter of Credit, Issuing Lender shall be deemed to have sold and transferred to each other Lender with a Revolving Loan Commitment, and each other Lender with a Revolving Loan Commitment shall be deemed irrevocably and unconditionally to have purchased and received from Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Revolving Share, in such Letter of Credit and Borrower’s reimbursement obligations with respect thereto. To the knowledge of Agent and Lenders, either (i) no portion of any interest in such Letter of Credit shall be held with “plan assets” of any “benefit plan investor” within the meaning of Section (3)(42) of ERISA or (ii) the interest in such Letter of Credit will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC. If Borrower does not pay any reimbursement obligation when due, then Borrower shall be deemed to have immediately requested that Lenders with a Revolving Loan Commitment make a Revolving Loan which is a Base Rate Loan in a principal amount equal to such reimbursement obligation. Agent shall promptly notify Lenders that have a Revolving Loan Commitment of such deemed request and, without the necessity of compliance with the requirements of Section 2.2.2 or 4.2 or, each such Lender shall make available to Agent its Pro Rata Revolving Share of such Loan. The proceeds of such Loan shall be paid over by Agent to Issuing Lender for the account of Borrower in satisfaction of such reimbursement obligations.

(b) If Issuing Lender makes any payment or disbursement under any Letter of Credit and (i) Borrower has not reimbursed Issuing Lender in full for such payment or disbursement in accordance with Section 2.3.3, (ii) a Revolving Loan may not be made pursuant to Section 2.3.4(a) or (iii) any reimbursement received by Issuing Lender from Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Loan Party or otherwise, each other Lender with a Revolving Loan Commitment shall be irrevocably and unconditionally obligated to pay to Agent for the account of Issuing Lender its Pro Rata Revolving Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrower under Section 2.3.3). Upon notice from Issuing Lender to Agent that it has not received any such amount, Agent shall promptly notify each such other Lender thereof. To the extent any such Lender shall not have made such amount available to Agent by 2:00 p.m. Chicago time on the Business Day on which such Lender receives notice from Agent of such payment or disbursement (it being understood that any such notice received after 12:00 noon Chicago time on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to Agent for Issuing Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to Agent to the date such amount is paid, at a rate per annum equal to (x) for the first three (3) days after demand, the Federal Funds Rate from time to time in effect and (y) thereafter, the Base Rate from time to time in effect for Revolving Loans. Any such Lender’s failure to make available to Agent its Pro Rata Revolving Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to Agent such other Lender’s Pro Rata Revolving Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to Agent such other Lender’s Pro Rata Revolving Share of any such payment or disbursement.

(c) Notwithstanding anything to the contrary contained in this Agreement, in the event that there is a Defaulting Lender having any portion of the Revolving Loan Commitment, Issuing Lender shall not be required to issue any Letter of Credit, or increase or extend or otherwise amend any Letter of Credit, unless, after giving effect to such transaction, the Stated Amount of the Letters of Credit are fully supported as result of the following: (i) such Defaulting Lender’s Pro Rata Revolving Share in the Stated Amount of all Letters of Credit shall be reallocated among all other Lenders with a Revolving

Loan Commitment that are not Defaulting Lenders (each, a “Non-Defaulting Lender”) in proportion with their Pro Rata Revolving Shares of the Revolving Loan Commitments, but only to the extent that, after giving effect to such reallocation, (x) Revolving Outstandings do not exceed the sum of all such Non-Defaulting Lenders’ Pro Rata Revolving Share of Borrowing Availability and (y) no Non-Defaulting Lenders’ share of Revolving Outstandings exceeds its Revolving Loan Commitment; and (ii) to the extent that the Stated Amount of all Letters of Credit exceeds the amount that is permitted to be reallocated pursuant to the immediately preceding clause (i), Borrower shall have provided cash collateral to Agent to hold on behalf of Borrower, on terms and conditions reasonably satisfactory to Issuing Lender and Agent, in an amount equal to such excess. Any Letter of Credit Fees otherwise payable to a Defaulting Lender with respect to any portion of such Defaulting Lender’s Pro Rata Revolving Share in any Letter of Credit reallocated pursuant to the preceding sentence shall be payable instead to the Non-Defaulting Lenders in proportion to their Pro Rata Revolving Share of such Non-Defaulting Lenders’ Pro Rata Revolving Share in any Letter of Credit so allocated to them. In the event that a Defaulting Lender ceases to be a Defaulting Lender, the portion of such Defaulting Lender’s Pro Rata Revolving Share in any Letter of Credit reallocated to Non-Defaulting Lenders pursuant to this Section 2.3.4(c) shall be reallocated to such previously Defaulting Lender and, from and after (and in respect of Letter of Credit Fees accruing from and after) the date of such reallocation, such previously Defaulting Lender shall be entitled to receive the Letter of Credit Fees payable in respect of such previously Defaulting Lender’s Pro Rata Revolving Share in any Letter of Credit previously reallocated to the Non-Defaulting Lenders.

2.4.	Commitments Several.

The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.5.	Certain Conditions.

Notwithstanding any other provision of this Agreement, following written notice from the Agent or Required Lenders to Borrower, no Lender shall have an obligation to make any LIBOR Loan having an Interest Period longer than 1 month, or to permit the continuation of or any conversion into any LIBOR Loan having an Interest Period longer than 1 month, if an Event of Default or Default exists.

2.6.	Loan Accounting.

2.6.1.	Recordkeeping.

Agent, on behalf of each Lender, shall record in its records the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

2.6.2.	Notes.

Promptly following the request of any Lender, the Loans of such Lender shall be evidenced by a Note, payable to the order of such Lender in a face principal amount equal to the sum of such Lender’s Pro Rata Share of the Total Loan Commitment (or such lesser amount (with respect to the Term Loans) then outstanding) and payable in such amounts and on such dates as are set forth herein.

2.7.	Interest.

2.7.1.	Interest Rates.

Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows: (a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin set forth under the heading “Base Rate” as from time to time in effect; and (b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the Applicable Margin set forth under the heading “LIBOR” as from time to time in effect; provided, that at any time an Event of Default exists, if elected by Agent or requested by Required Lenders, the Applicable Margin corresponding to each Loan or Obligation shall be increased by two percentage points per annum (and, in the case of Obligations not subject to an Applicable Margin except for Secured Hedging Obligations, such Obligations shall bear interest at the Base Rate plus the Applicable Margin set forth under the heading “Base Rate” applicable to Revolving Loans plus two percentage (2%) points per annum) effective as of the date upon which such Event of Default first occurred or such later date approved by Required Lenders in writing; provided, further that, (i) any such increase may thereafter be rescinded by Required Lenders or, if such increase was implemented by Agent absent the request of Required Lenders, Agent, notwithstanding Section 10.1, and (ii) upon the occurrence of an Event of Default under Section 8.1.1 or 8.1.3, any such increase described in the foregoing clause (i) shall occur automatically. In no event shall interest payable by Borrower to Agent and Lenders hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.

2.7.2.	Interest Payment Dates.

Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar month and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of 3 months, on the last day of each 3-month interval of such Interest Period), upon a prepayment of such Loan in accordance with Section 2.10 and at maturity in cash. After maturity and, at the request of Required Lenders at any time an Event of Default exists, all accrued interest on all Loans shall be payable in cash on written demand at the rates specified in Section 2.7.1.

2.7.3.	Setting and Notice of LIBOR Rates.

The applicable LIBOR Rate for each Interest Period shall be determined by Agent, and notice thereof shall be given by Agent promptly to Borrower and each Lender. Each determination of the applicable LIBOR Rate by Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Agent shall, upon written request of Borrower or any Lender, deliver to Borrower or such Lender a statement showing the computations used by Agent in determining any applicable LIBOR Rate hereunder.

2.7.4.	Computation of Interest.

Interest shall be computed for the actual number of days elapsed on the basis of a year of (a) 360 days for interest calculated at the LIBOR Rate and (b) 365/366 days for interest calculated at the Base Rate. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

2.8.	Fees.

2.8.1.	Commitment Fee.

For the period from the Closing Date to the Termination Date, Borrower agrees to pay to Agent, for the account of each Lender according to such Lender’s Pro Rata Revolving Share (as adjusted from time to time), a Commitment Fee equal to 0.50% per annum multiplied by the amount by which the Revolving Loan Commitment (as it may be reduced from time to time) exceeds the average daily Revolving Outstandings; provided, that notwithstanding anything to the contrary contained herein, if any Lender becomes a Defaulting Lender, during the time such Lender is a Defaulting Lender, the Commitment Fee shall cease to accrue on such Defaulting Lender’s Pro Rata Revolving Share of the unfunded portion of the Revolving Loan Commitment, and Borrower shall not be obligated to pay the Commitment Fee in respect of such Defaulting Lender’s Pro Rata Share of the unfunded Revolving Loan Commitment. The Commitment Fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which the Commitment Fee shall not have previously been paid. The Commitment Fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

2.8.2.	Letter of Credit Fees.

(a) Borrower agrees to pay to Agent, for the account of each Lender according to such Lender’s Pro Rata Revolving Share (as adjusted from time to time), a Letter of Credit Fee equal to the Applicable Margin in effect from time to time for Revolving Loans which are LIBOR Loans multiplied by the Stated Amount of each Letter of Credit. Each Letter of Credit Fee shall be payable in arrears on the last day of each calendar month and on the Termination Date (and also on the date upon which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the Letter of Credit Fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated. Each Letter of Credit Fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

(b) In addition, with respect to each Letter of Credit, Borrower agrees to pay to Issuing Lender, for its own account, (i) such fees and expenses as Issuing Lender customarily requires (or, as the case may be, is required to pay to the issuer of the Letter of Credit) in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (ii) a letter of credit fronting fee in the amount and at the times agreed to by Borrower and Issuing Lender.

2.8.3.	Agent’s Fees.

Borrower agrees to pay to Agent, for its account, on the Closing Date and on certain other dates pursuant to the Fee Letter and as otherwise agreed to from time to time by Borrower and Agent, fees in the amounts agreed to between Borrower and Agent.

2.8.4.	Prepayment Fees.

If Borrower prepays the Term Loans in full prior to March 19, 2013 with proceeds of refinancing loans which are at a lower applicable rate than the Term Loans or the proceeds of a private sale of Holdings, Borrower, any Subsidiary or all or substantially all of the assets of Borrower or any Subsidiary, Borrower shall pay to Agent, for the account of each Lender according to such Lender’s Pro Rata Shares (as adjusted from time to time), a prepayment fee determined by multiplying the principal amount of Term Loans held by such Lenders by one percent (1%).

2.9.	Commitment Reduction.

2.9.1.	Voluntary Reduction or Termination of Revolving Loan Commitment.

Borrower may from time to time on at least three (3) Business Days’ prior written notice received by Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Loan Commitment to an amount not less than the Revolving Outstandings. Any such reduction shall be in an amount not less than $1,000,000 or a higher integral multiple of $500,000. Concurrently with any reduction of the Revolving Loan Commitment to zero, Borrower shall pay interest on the Revolving Loans, all commitment fees and all letter of credit fees and shall provide Letter of Credit Collateralization in full for all Obligations arising with respect to the Letters of Credit.

2.9.2.	Mandatory Reduction of Revolving Loan Commitment.

On the date of any mandatory prepayment pursuant to Section 2.10.2(a), the Revolving Loan Commitment shall be permanently reduced by the amount of such mandatory prepayment applied to prepay the Revolving Loans pursuant to Section 2.10.2(a).

2.9.3.	All Reductions of Revolving Loan Commitment.

All reductions of the Revolving Loan Commitment shall reduce the Revolving Loan Commitments pro rata among Lenders according to their respective Pro Rata Revolving Shares.

2.10.	Prepayment.

2.10.1.	Voluntary Prepayment.

Borrower may from time to time, on at least one Business Day’s written notice or telephonic notice (followed promptly by written confirmation thereof) to Agent (which shall promptly advise each Lender thereof) not later than 1:00 p.m. Chicago time on such day, prepay the Loans in whole or in part (without premium or penalty except amounts payable pursuant to Section 3.5 and the prepayment fee set forth in Section 2.8.4). Such notice to Agent shall specify the Loans to be prepaid and the date and amount of prepayment and the application of such prepayment shall be subject to Section 2.10.3. Any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $50,000 (or, if less, the remaining outstanding principal balance thereof). All prepayments of Term Loans pursuant to this Section 2.10.1 shall be applied pro rata to the Term Loans and then to the scheduled installments thereof in such order as directed by Borrower.

2.10.2.	Mandatory Prepayment.

(a) Borrower shall (x) prepay the Term Loans (in the order set forth in Section 2.10.3) until paid in full and (y) thereafter repay the Revolving Loans (without a permanent reduction in the Revolving Loan Commitment) in each case, at the following times and in the following amounts:

(i) within five (5) Business Days of the receipt by Holdings, Borrower or any Subsidiary of any Net Cash Proceeds from any Disposition, in an amount equal to such Net Cash Proceeds;

(ii) within 150 days after the end of each Fiscal Year (commencing with Fiscal Year ending December 31, 2012), in an amount equal to (A) the ECF Percentage times Excess Cash Flow for such Fiscal Year minus (B) voluntary prepayments of the Term Loans pursuant to

Section 2.10.1 during such period; provided, that for the Fiscal Year ending December 31, 2012, Excess Cash Flow shall be calculated for the period from the April 1, 2012 to December 31, 2012; and

(iii) within five (5) Business Days of the receipt by Holdings, Borrower or any Subsidiary of any Net Cash Proceeds from any issuance of its equity securities pursuant to a Qualified IPO (excluding Permitted IPO Distributions which are permitted to be paid prior to the payment set forth in this clause (iii), as set forth in the definition of Permitted IPO Distributions), in an amount equal to the lesser of (x) such Net Cash Proceeds and (y) the amount necessary to reduce the Total Debt to EBITDA Ratio, computed on a pro forma basis after giving effect to such prepayment for the most recently ended month of Borrower for which financial information is available, to 2.75 or less.

(b) If on any day the Revolving Outstandings exceed Borrowing Availability, whether pursuant to a reduction of the Revolving Loan Commitment pursuant to Section 2.9.2 or otherwise, Borrower shall promptly, but in any event within 3 Business Days, prepay Revolving Loans and/or cash collateralize the outstanding Letters of Credit in a manner acceptable to Agent, or do a combination of the foregoing, in an amount sufficient to eliminate such excess; provided, that if the Revolving Outstandings exceed Borrower Availability due to an increase in the reserves imposed by the Agent, then the Borrower shall promptly pay an amount sufficient to eliminate such excess within 5 Business Days.

Borrower shall give written notice or telephonic notice (followed promptly by written confirmation thereof) to Agent not later than 1:00 p.m. Chicago time at least one (1) Business Day prior to each mandatory prepayment pursuant to clause (a) of Section 2.10.2, and Agent shall promptly notify each Lender of such notice.

2.10.3.	All Prepayments.

Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 3.5. All prepayments of a Loan shall be applied first to that portion of such Loan comprised of Base Rate Loans and then to that portion of such Loan comprised of LIBOR Loans, in direct order of Interest Period maturities. All mandatory prepayments of Term Loans shall be applied pro rata among the Term Loans according to the principal amounts thereof and, as to each Term Loan, pro rata to the remaining installments thereof. All voluntary prepayments of the Term Loans shall be applied as provided in Section 2.10.1.

2.11.	Repayment.

2.11.1.	Revolving Loans.

The Revolving Loans shall be paid, for the account of each Lender according to its Pro Rata Revolving Share, in full on the Termination Date.

2.11.2.	Term A Loan.

The Term A Loan shall be paid, for the account of each Lender according to its Pro Rata Term A Loan Share thereof, in the installments and on the dates set forth below:

Date	Installment

June 30, 2012	$2,512,500
September 30, 2012	$2,512,500
December 31, 2012	$2,512,500
March 31, 2013	$2,512,500
June 30, 2013	$2,512,500
September 30, 2013	$2,512,500
December 31, 2013	$2,512,500
March 31, 2014	$2,512,500
June 30, 2014	$2,512,500
September 30, 2014	$2,512,500
December 31, 2014	$2,512,500
March 31, 2015	$2,512,500
June 30, 2015	$2,512,500
September 30, 2015	$2,512,500
December 31, 2015	$2,512,500
March 31, 2016	$2,512,500
June 30, 2016	$2,512,500
September 30, 2016	$2,512,500
December 31, 2016	$2,512,500
March 19, 2017	The remaining outstanding principal balance of the Term A Loan

Notwithstanding the foregoing, the outstanding principal balance of the Term A Loan shall be paid in full on the Term A Loan Maturity Date.

2.11.3.	Term B Loan.

The Term B Loan shall be paid, for the account of each Lender according to its Pro Rata Share thereof, in the installments and on the dates set forth below (it being understood and agreed that each such installment shall be increased on a proportionate basis after giving effect to any increase in the Term B Loan balance pursuant to Section 2.1.3 such that after giving effect to each such increase in the Term B Loan balance the percentage amount that the Term B Loan balance amortizes on each installment date remains the same after giving effect to such increase):

Date	Installment

June 30, 2012	$198,750
September 30, 2012	$198,750
December 31, 2012	$198,750
March 31, 2013	$198,750
June 30, 2013	$198,750
September 30, 2013	$198,750
December 31, 2013	$198,750
March 31, 2014	$198,750
June 30, 2014	$198,750
September 30, 2014	$198,750
December 31, 2014	$198,750

Date	Installment

March 31, 2015	$198,750
June 30, 2015	$198,750
September 30, 2015	$198,750
December 31, 2015	$198,750
March 31, 2016	$198,750
June 30, 2016	$198,750
September 30, 2016	$198,750
December 31, 2016	$198,750
March 31, 2017	$198,750
June 30, 2017	$198,750
September 30, 2017	$198,750
December 31, 2017	$198,750
March 19, 2018	The remaining outstanding principal balance of the Term B Loan

Notwithstanding the foregoing, the outstanding principal balance of the Term B Loan shall be paid in full on the Term B Loan Maturity Date.

2.11.4.	Incremental Term Loan.

The Incremental Term Loan shall be paid, for the account of each Lender according to its Pro Rata Share thereof, in installments of 0.25% of the original principal balance thereof on the last day of each calendar quarter, beginning on the last day of the first full calendar quarter following the making of the Incremental Term Loan, with the remaining principal balance thereof due on the maturity date therefor, all as more specifically set forth in the applicable Incremental Amendment.

2.12.	Payment.

2.12.1.	Making and Settlement of Payments.

All payments of principal of or interest on the Notes, and of all fees, shall be made by Borrower to Agent without setoff, recoupment or counterclaim and in immediately available funds at the office specified by Agent not later than 2:00 p.m. Chicago time on the date due, and funds received after that hour shall be deemed to have been received by Agent on the following Business Day. Agent shall promptly remit to each Lender its share of all principal payments received in collected funds by Agent for the account of such Lender. On the first Business Day of each week or more frequently as Agent may elect (each such day being a “Settlement Date”), Agent will notify each Lender with a Revolving Loan Commitment in writing of the amount of such Lender’s actual share of the Revolving Loans as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender’s actual share of the Revolving Loans to equal such Lender’s Pro Rata Revolving Share of the Revolving Loans as of any Settlement Date, such Lender will pay to Agent, or Agent will pay to such Lender (as applicable) the amount necessary in same day funds by wire transfer to the other’s account not later than 3:00 p.m. Chicago time on the first Business Day following the Settlement Date. On the first Business Day of each month (each, an “Interest Settlement Date”), Agent will notify each Lender in writing of the amount of such Lender’s applicable (i) Pro Rata Revolving Share of interest and fees on the Revolving Outstandings and Revolving Loan

Commitment, (ii) Pro Rata Term A Loan Share of interest and fees on the Term A Loan, (iii) Pro Rata Term B Loan Share of interest and fees on the Term B Loan and (iv) Pro Rata Incremental Term Loan Share of interest and fees on the Incremental Term Loan as of the end of the last day of the immediately preceding month. Provided that such Lender is not a Defaulting Lender, Agent will pay to such Lender, by wire transfer to such Lender’s account not later than 3:00 p.m. Chicago time on the next Business Day following the Interest Settlement Date, such Lender’s Pro Rata Revolving Share, Pro Rata Term A Loan Share, Pro Rata Term B Loan Share and Pro Rata Incremental Term Loan Share, as applicable, of interest and fees, in each instance, received by Agent for the immediately preceding month. It is agreed and understood that, in the case of a Defaulting Lender, Agent shall be entitled to set off the funding shortfall of such Defaulting Lender against such Defaulting Lender’s respective share of any payments received from Borrower. All payments under Section 3.2 shall be made by Borrower directly to each Lender entitled thereto.

2.12.2.	Application of Payments and Proceeds.

(a) Except as set forth in Section 2.10.2 and Section 2.10.3, and subject to the provisions of Sections 2.12.2(b) and 2.12.2(c) below, each payment of principal shall be applied to such Loans as Borrower shall direct by notice to be received by Agent on or before the date of such payment or, in the absence of such notice, as Agent shall determine in its reasonable discretion. Concurrently with each remittance to any Lender of its share of any such payment, Agent shall advise such Lender as to the application of such payment.

(b) If an Acceleration Event shall have occurred and be continuing, notwithstanding anything herein or in any other Loan Document to the contrary, Agent shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by Agent, to the payment of the Obligations in the following order:

(i) FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Agent under this Agreement or any other Loan Document, and any other Obligations owing to Agent in respect of sums advanced by Agent to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral, until Paid in Full;

(ii) SECOND, to the payment of all fees, costs, expenses and indemnities due and owing to Lenders in respect of the Loans and Commitments, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full;

(iii) THIRD, to the payment of all accrued and unpaid interest due and owing to Lenders in respect of the Loans and Commitments, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full;

(iv) FOURTH, pro rata to (A) to the payment of all principal of the Loans due and owing, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full and (B) provide Letter of Credit Collateralization for Letters of Credit, pro rata based on each Lender’s Pro Rata Revolving Share thereof, until Paid in Full;

(v) FIFTH, to the payment of all Secured Hedging Obligations, pro rata in accordance with each Lender’s (or one of its Affiliate’s) share thereof, until Paid in Full; and

(vi) SIXTH, to the payment of all other Obligations owing to each Lender, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full.

Any remaining proceeds shall be paid to Borrower.

(c) If an Event of Default shall have occurred and be continuing but an Acceleration Event shall not exist, notwithstanding anything herein or in any other Loan Document to the contrary, Agent shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by Agent, to the payment of the Obligations in the following order:

(i) FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Agent under this Agreement or any other Loan Document, and any other Obligations owing to Agent in respect of sums advanced by Agent to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to Agent), until Paid in Full;

(ii) SECOND, to the payment of all fees, costs, expenses and indemnities due and owing to Lenders in respect of the Loans and Commitments, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full;

(iii) THIRD, to the payment of all accrued and unpaid interest due and owing to Lenders in respect of the Loans and Commitments, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full;

(iv) FOURTH, to the payment of all principal of Loans then due and owing, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full;

(v) FIFTH, to reduce the outstanding balance of Revolving Loans not then due and owing, pro rata based on each Lender’s Pro Rata Revolving Share thereof, until such outstanding balance has been reduced to zero;

(vi) SIXTH, pro rata to (A) cash collateralize Obligations consisting of Term A Loans not yet due and owing, pro rata based on each Lender’s Pro Rata Term A Loan Share thereof, until Paid in Full, (B) cash collateralize Obligations consisting of Term B Loans not yet due and owing, pro rata based on each Lender’s Pro Rata Term B Loan Share thereof, until Paid in Full, (C) cash collateralize Obligations consisting of Incremental Term Loans not yet due and owing, pro rata based on each Lender’s Pro Rata Incremental Term Loan Share thereof, until Paid in Full, and (D) provide Letter of Credit Collateralization for Letters of Credit, pro rata based on each Lender’s Pro Rata Revolving Share thereof, until Paid in Full;

(vii) SEVENTH, to the payment of all Secured Hedging Obligations, pro rata in accordance with each Lender’s (or one of its Affiliate’s) share thereof, until Paid in Full; and

(viii) EIGHTH, to the payment of all other Obligations due and owing to each Lender, pro rata based on each Lender’s Pro Rata Share thereof, until Paid in Full.

Any remaining proceeds shall be paid to Borrower.

2.12.3.	Payment Dates.

If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

2.12.4.	Set-off.

Borrower agrees that Agent and each Lender and its Affiliates have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower agrees that at any time an Event of Default has occurred and is continuing, Agent and each Lender may apply to the payment of any Obligations of Borrower hereunder then due and owing, any and all balances, credits, deposits, accounts or moneys (other than money held in Exempt Accounts excluding Exempt Accounts described in clause (iv) of the definition of Exempt Accounts) Borrower then or thereafter with Agent or such Lender. Notwithstanding the foregoing, no Lender shall exercise any rights described in the preceding sentence without the prior written consent of Agent.

2.12.5.	Proration of Payments.

If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or otherwise, on account of (a) principal of or interest on a Loan, but excluding (i) any payment pursuant to Section 3.1, 3.2, 3.7 or 10.8 and (ii) payments of interest on any Base Rate Loan referred to in the last sentence of Section 3.4, or (b) its participation in any Letter of Credit) in excess of its applicable Pro Rata Revolving Share, Pro Rata Term A Loan Share or Pro Rata Term B Loan Share, respectively, of payments and other recoveries obtained by all Lenders on account of principal of and interest on such Revolving Loans, Term A Loan, Term B Loan or Incremental Term Loan (or such participation) then held by them, then such Lender shall purchase from the other Lenders such participations in the Loans or sub-participations in Letters of Credit held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery.

Section 3.	Yield Protection.

3.1.	Taxes.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder or under any other Loan Document shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings, fines, penalties, interest, additions to tax or other charges of any nature whatsoever imposed by any taxing authority (“Taxes”), excluding (i) Taxes imposed on or measured by any Lender’s overall net income or overall net profits (including franchise taxes in lieu of net income taxes) by the jurisdiction under which such Lender is organized or is otherwise resident for tax purposes (other than residency that would not have arisen but for entering into the Loan Documents, receiving any payments under or with respect to the Loan Documents, or enforcing any rights and remedies under the Loan Documents) or in which its applicable lending office is located, (ii) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Lender is resident for tax purposes (other than residency that would not have arisen but for entering into the Loan Documents, receiving any payments under or with respect to the Loan Documents, or enforcing any rights and remedies under the Loan Documents) or in which its applicable lending office if located, (iii) in the case of any Lender that is organized under the laws of a jurisdiction other than the United States of America (a “non-U.S. Lender”), any withholding tax that is imposed on amounts payable to such non-U.S. Lender at the time such non-U.S. Lender becomes a party to this Agreement, (iv) in the case of any Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the IRC) (a “U.S. Lender”), any backup withholding taxes imposed on such Lender as a result of payments under this Agreement (other than any backup withholding taxes imposed as a result of a change in law) and (v) taxes imposed under FATCA. If any withholding or deduction from any payment to be made by

Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent an official receipt or other documentation reasonably satisfactory to Agent evidencing such payment to such authority; and (iii) pay to Agent for the account of Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Agent or such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect; provided, that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Agent or such Lender, as the case may be, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes as long as such efforts would not result in any unreimbursed costs or expenses.

(b) If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, Borrower shall indemnify Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 3.1, a distribution hereunder or under any Loan Document by Agent or any Lender to or for the account of any Lender shall be deemed a payment by Borrower.

(c) Each Lender that (i) is a non-U.S. Lender and (ii) (A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest under this Agreement under Section 10.8.1 after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to Borrower and Agent on or prior to the Closing Date (or in the case of such Lender that becomes a party to this Agreement as a result of an assignment after the Closing Date, on or prior to the effective date of such assignment) one or more (as Borrower or Agent may reasonably request) complete and accurate original copies of Forms W-8ECI, W-8BEN, W-8IMY (as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s entitlement to exemption from withholding or deduction of Taxes; provided that any Lender that is relying on the so-called “portfolio interest exemption” shall also furnish a certificate that such Lender (x) is not a bank within the meaning of Section 881(c)(3)(A) of the IRC, (y) is not a 10-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the IRC, and (z) is not a controlled foreign corporation receiving payments from a related person within the meaning of section 881(c)(3)(C) of the IRC. Each non-U.S. Lender shall (to the extent legally entitled to do so) provide updated forms to Borrower and Agent on or prior to the date any prior form provided under this Section 3.1 becomes obsolete or expires, after the occurrence of an event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 3.1, or from time to time if requested by Borrower or Agent. Borrower shall not be required to pay additional amounts to any Lender pursuant to this Section 3.1 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph (any such taxes, together with such amounts described in clauses (i) through (v) of Section 3.1(a), the “Excluded Taxes”). Each U.S. Lender shall deliver to Borrower and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or Agent), executed originals of Internal Revenue Service Form W-9 to enable Borrower or Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such non-U.S. Lender will promptly notify the Agent and the Borrower of any changes in circumstances that would modify or render invalid any claimed exemption or reduction.

(d) Without limiting the foregoing, if a payment made to a Lender would be subject to United States federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrower and Agent documentation, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, prescribed by the U.S. Internal Revenue Service (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC), including any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA, and such Lender shall provide any other documentation reasonably requested by Borrower or Agent sufficient for Borrower and Agent to (i) comply with their obligations under FATCA, (ii) to determine that such non-U.S. Lender has complied with such applicable reporting requirements, and (iii) if necessary, to determine the amount to deduct and withhold from such payment.

(e) Each Lender shall indemnify Agent, within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by Agent and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent demonstrable error. The agreements in this Section 3.1(e) shall survive the resignation and/or replacement of Agent.

(f) So long as no Event of Default then exists, if Agent or any Lender determines, in its sole discretion, that it has received a refund of a Tax for which an additional payment has been made by Borrower pursuant to this Section 3.1, then Agent or such Lender, as the case may be, shall reimburse Borrower for such amount (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 3.1 with respect to the Tax giving rise to such refund), net of all out-of-pocket expenses by Agent or such Lender and without interest (other than any interest paid by the relevant governmental authority with respect to such refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such governmental authority. This Section 3.1(f) shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to Borrower or any other Person or to alter its ordinary and customary practices with respect to the administration of Taxes.

3.2.	Increased Cost.

(a) If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBOR Rate pursuant to Section 2.7), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) above and (ii) is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

(b) If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a certificate setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which such Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.

(c) Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law for purposes of this Agreement (including without limitation for purposes of this Section 3.2 and for purposes of Section 3.4), regardless of the date enacted, adopted or issued.

3.3.	Inadequate or Unfair Basis.

If Agent reasonably determines (which determination shall be binding and conclusive on Borrower) that, by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate, then Agent shall promptly notify the Lenders and Borrower thereof and, so long as such circumstances shall continue, (a) no Lender shall be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (b) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.

3.4.	Change in Law.

If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, would make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify in writing each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of LIBOR

Loans or conversion of Base Rate Loans into LIBOR Loans by Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan shall remain outstanding for the period corresponding to the Interest Period originally applicable to such LIBOR Loan absent such circumstances.

3.5.	Funding Losses.

Borrower hereby agrees that within 3 Business Days following demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to Agent), Borrower will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 3.4) or (b) any failure of Borrower to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For the purposes of this Section 3.5, all determinations shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

3.6.	Manner of Funding; Alternate Funding Offices.

Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it may determine at its sole discretion. Each Lender may, if it so elects, fulfill its commitment to make any LIBOR Loan by causing any branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

3.7.	Mitigation of Circumstances; Replacement of Lenders.

(a) Each Lender shall promptly notify Borrower and Agent of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in such Lender’s reasonable judgment, otherwise disadvantageous to such Lender) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Section 3.1 or 3.2 or (ii) the occurrence of any circumstances described in Section 3.3 or 3.4 (and, if any Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, such Lender shall promptly so notify Borrower and Agent). Without limiting the foregoing, each Lender will provide to Borrower or file any document or instrument reasonably requested by Borrower or designate a different funding office if providing or filing such document or instrument or making such designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) above and such designation would not, in such Lender’s sole judgment, be otherwise disadvantageous to such Lender.

(b) If (i) Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 3.1 or 3.2, or any Lender gives notice of the occurrence of any circumstances described in Section 3.3 or 3.4, (ii) any Lender does not consent to any matter requiring its consent under Section 10.1 when the Required Lenders have otherwise consented to such matter or (iii) any Lender is a Defaulting Lender and the circumstances causing such status have not been cured or waived, then Borrower may within 120 days thereafter designate another Person engaged primarily in the business of making loans which is reasonably acceptable to Agent (not to be unreasonably withheld, conditioned or delayed) and Issuing Lender in their reasonable discretion (not to be unreasonably withheld, conditioned or delayed) (such other Person being called a “Replacement Lender”) to purchase the Loans of such Lender and such Lender’s rights hereunder, without recourse to or warranty by, or expense to, such Lender, for a purchase price equal to the outstanding principal amount of the Loans payable to such Lender plus any accrued but unpaid interest on such Loans and all accrued but unpaid fees owed to such Lender and any other amounts payable to such Lender under this Agreement, and to assume all the obligations of such Lender hereunder, all in compliance with Section 10.8.1. Upon such purchase and assumption (pursuant to an Assignment Agreement), such Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to Borrower hereunder, and the Replacement Lender shall succeed to the rights and obligations of such Lender hereunder. In connection with any such replacement, if any such Lender does not execute and deliver to the Agent a duly executed Assignment Agreement reflecting such replacement within five (5) Business Days of the date on which the Replacement Lender executes and delivers such Assignment Agreement to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment Agreement without any action on the part of the Lender.

3.8.	Conclusiveness of Statements; Survival.

Determinations and statements of any Lender pursuant to Section 3.1, 3.2, 3.3, 3.4 or 3.5 shall be rebuttably presumptive evidence absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Sections 3.1, 3.2 and 3.5, and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

Section 4.	Conditions Precedent.

The obligation of each Lender to make its Loans and of Issuing Lender to issue Letters of Credit is subject to the satisfaction or waiver of the following conditions precedent:

4.1.	Initial Credit Extension.

The obligation of Lenders to make the initial Loans and the obligation of Issuing Lender to issue the initial Letters of Credit hereunder (whichever first occurs) is, in addition to the conditions precedent specified in Section 4.2, subject to the satisfaction or waiver of following conditions precedent, each of which shall be reasonably satisfactory in all respects to Agent:

4.1.1.	Initial Loans; Availability.

After giving effect to the funding of the initial Loans on the Closing Date, Borrowing Availability shall exceed Revolving Outstandings by at least $5,000,000.

4.1.2.	Prior Debt.

The Prior Debt (other than the Existing Letters of Credit) has been (or concurrently with the initial borrowing will be) paid in full.

4.1.3.	[Reserved]

4.1.4.	Fees.

Borrower shall have paid all fees, reasonable costs and reasonable out-of-pocket expenses due and payable under this Agreement and the other Loan Documents on the Closing Date.

4.1.5.	Delivery of Loan Documents.

Borrower shall have delivered the following documents in form and substance reasonably satisfactory to Agent (and, as applicable, duly executed and dated the Closing Date or an earlier date reasonably satisfactory to Agent):

(a) Agreement. This Agreement.

(b) Notes. Notes, for each Lender requesting a Note.

(c) Collateral Documents. The Guarantee and Collateral Agreement, all other Collateral Documents, and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including, if applicable, Intellectual Property security agreements in substantially the form set forth as Annex IV and pledged Collateral, with undated irrevocable transfer powers executed in blank).

(d) Financing Statements. Properly completed Uniform Commercial Code financing statements and other filings and documents required by law or the Loan Documents to provide Agent perfected Liens (subject only to Permitted Liens) in the Collateral.

(e) Lien Searches. Copies of Uniform Commercial Code search reports listing all effective financing statements (other than with respect to this Agreement) filed against any Loan Party, with copies of such financing statements.

(f) Mortgages. Mortgages providing Agent perfected Liens upon recording (subject only to Permitted Liens) in the fee owned real property Collateral, with ALTA loan title insurance policies issued by insurers reasonably acceptable to Agent, ALTA surveys and such flood and/or earthquake insurance as Agent may reasonably request.

(g) [Reserved.]

(h) Payoff; Release. Payoff letters evidencing repayment in full of all Prior Debt, termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing.

(i) Letter of Direction. A letter of direction attaching funds flow information, with respect to the proceeds of the Loans on the Closing Date.

(j) Authorization Documents. For each Loan Party, such Person’s (i) articles of incorporation, certificate of incorporation or certificate of formation (or similar formation document), certified by the appropriate governmental authority, (ii) good standing certificates in its state of incorporation (or formation) and in each other state in which it is required to be qualified to do business pursuant to its representation in Section 5.1, (iii) bylaws, operating agreement or partnership agreement (or similar governing document), (iv) resolutions of its board of directors (or similar governing body)

approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (v) signature and incumbency certificates of its officers executing any of the Loan Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(k) Opinions of Counsel. Opinions of counsel for each Loan Party, including local counsel reasonably requested by Agent, and Borrower hereby requests such counsel to deliver such opinions and authorizes Agent and Lenders to rely thereon.

(l) Insurance. Certificates or other evidence of insurance in effect as required by Section 6.3(b), with endorsements naming Agent as lenders’ loss payee and/or additional insured, as applicable.

(m) Financials. The financial statements, projections and pro forma balance sheet described in Section 5.4.

(n) Consents. Evidence that all necessary consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by each Loan Party of the Loan Documents have been duly obtained and are in full force and effect.

4.1.6.	Certain Financial Tests.

Adjusted EBITDA. EBITDA (with adjustments mutually acceptable by Agent and Borrower) (“Adjusted EBITDA”), for the 12 month period ending January 31, 2012 shall not be less than $57,000,000.

4.2.	All Credit Extensions.

If, either before or immediately after giving effect to (i) any borrowing, or (ii) the issuance of any Letter of Credit, (a) the representations and warranties of Borrower or any other Loan Party set forth in this Agreement and the other Loan Documents are not true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (b) any Event of Default or Default shall have then occurred and be continuing, or (c) the Total Debt to EBITDA Ratio (with Total Debt calculated as of the date of such requested Loan or Letter of Credit after giving effect to the making of such Loan or issuance of such Letter of Credit and EBITDA calculated for the most recently ended 12 month period for which Agent has received financial statements pursuant to Section 6.1.2) exceeds the maximum Total Debt to EBITDA Ratio permitted under Section 7.14.2 for the most recently ended Computation Period (or, with respect to periods prior to the first test date under Section 7.14.2, the Computation Period ending immediately after the date of such requested Loan or Letter of Credit), then the obligation of each Lender to make a Loan and of Issuing Lender to issue a Letter of Credit shall be suspended (but only if Agent has, or Required Lenders have, directed Lenders or Issuing Lender, as applicable, not to make such requested Loan or issue such requested Letter of Credit). Each request by Borrower for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in Section 4.2 will be satisfied or waived at the time of the making of such Loan or the issuance of such Letter of Credit and giving effect thereto.

Section 5.	Representations and Warranties.

To induce Agent and Lenders to enter into this Agreement and to induce Lenders to make Loans and to issue and participate in Letters of Credit hereunder, Borrower represents and warrants to Agent and Lenders that, after giving effect to the transactions contemplated by the Loan Documents on the Closing Date:

5.1.	Organization.

Borrower is a corporation validly existing and in good standing under the laws of the State of Nevada; each other Loan Party is validly existing and in good standing under the laws of the jurisdiction of its organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

5.2.	Authorization; No Conflict.

Each of Borrower and each other Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, Borrower is duly authorized to borrow monies hereunder, and each of Borrower and each other Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by Borrower of this Agreement and by each of Borrower and each other Loan Party of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect and the filing of applicable Uniform Commercial Code financing statements and other filings), (b) conflict with (i) any provision of applicable law, (ii) the charter, by-laws or other organizational documents of Borrower or any other Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon Borrower or any other Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower, any Subsidiary or any other Loan Party (other than Liens in favor of Agent created pursuant to the Collateral Documents) in each case of the foregoing clauses (a), (b) and (c), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

5.3.	Validity; Binding Nature.

Each of this Agreement and each other Loan Document to which Borrower or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

5.4.	Financial Condition.

(a) The audited consolidated financial statements of Borrower and the Subsidiaries as at its Fiscal Years ending December 31, 2009 and December 31, 2010, and the unaudited consolidated financial statements of Borrower and the Subsidiaries as at December 31, 2011, copies of each of which have been delivered pursuant hereto, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects (taken as a whole) the consolidated financial condition of such Persons as at such dates and the results of their operations for the periods then ended.

(b) The consolidated financial projections (including an operating budget and a cash flow budget) of Borrower and the Subsidiaries for the 6 year period commencing January 1, 2012 delivered to Agent and Lenders on or prior to the Closing Date (i) were prepared by Borrower in good faith and (ii) were prepared in accordance with assumptions for which Borrower believed to be reasonable at the time delivered, and the accompanying consolidated pro forma balance sheet of Borrower and the Subsidiaries as at the Closing Date, adjusted to give effect to the consummation of the financings contemplated hereby as if such transactions had occurred on such date, is consistent in all material respects with such projections. The Agent and the Lenders acknowledge and agree that such projections represent forward looking information, are subject to certain inherent uncertainties, that actual results might vary significantly from such projections and such variances might be material; therefore, such projections and forecasts are not to be viewed as facts or as a guarantee of performance or achievement of a particular result and no assurances can be given that such projections will be realized.

5.5.	No Material Adverse Change.

Since December 31, 2010, there has been no material adverse change in the financial condition, operations, assets, business or properties of the Loan Parties taken as a whole.

5.6.	Litigation.

No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to Borrower’s knowledge, threatened in writing against any Loan Party which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, except as set forth in Schedule 5.6. As of the Closing Date, other than any liability incident to such litigation or proceedings, neither Borrower nor any other Loan Party has any material Contingent Obligations not listed on Schedule 7.1.

5.7.	Ownership of Properties; Liens.

Each of Borrower and each other Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever other than Intellectual Property free and clear of all Liens, charges and claims, except Permitted Liens.

5.8.	Capitalization.

All issued and outstanding equity securities of Borrower and the other Loan Parties (other than Holdings) are duly authorized and validly issued, and, if corporate stock, are fully paid, non-assessable (if applicable), and all such securities are free and clear of all Liens other than those permitted by Section 7.2 or in favor of Agent, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 5.8 sets forth the authorized equity securities of each Loan Party as of the Closing Date. All of the issued and outstanding equity of Holdings is owned as set forth on Schedule 5.8 as of the Closing Date, all of the issued and outstanding equity of Borrower is owned by Holdings, and all of the issued and outstanding equity of each other Subsidiary of Holdings is, directly or indirectly, owned by Borrower. As of the Closing Date, except as set forth on Schedule 5.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any equity interests of Borrower or any other Loan Party (other than Holdings).

5.9.	Pension Plans.

Except as could not reasonably be expected to have a Material Adverse Effect, (i) no steps have been taken to terminate any Pension Plan; (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under ERISA or Section 430 of the IRC; (iii) no condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by Borrower or any other Loan Party of any liability, fine or penalty; (iv) all contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; (v) neither any Loan Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and (vi) neither any Loan Party nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Sections 412 or 430 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

5.10.	Investment Company Act.

Neither Borrower nor any other Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company”, within the meaning of the Investment Company Act of 1940.

5.11.	No Default.

No Event of Default or Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

5.12.	Margin Stock.

Neither Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Obligations is secured directly or indirectly by Margin Stock.

5.13.	Taxes.

Each of Borrower and each other Loan Party has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be or otherwise owing, except (i) for taxes and other governmental charges which in the aggregate (x) would not reasonably be expected to result in a Material Adverse Effect and (y) would not result in the creation of a Lien other than a Permitted Lien, and (ii) any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

5.14.	Solvency.

On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing of Loans hereunder and the use of the proceeds thereof, and after giving effect to rights of contribution and intercompany loans and payments permitted hereunder with respect to each of Borrower and its Subsidiaries, on a consolidated basis, (a) the fair value of its assets on a going concern basis is greater than the amount of its liabilities (including reasonable values of disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets (on a going concern basis) is not less than the amount that will be required to pay the probable liability on its Debts as they become absolute and matured in the normal course of business, (c) it is able to realize upon its assets and pay its Debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur Debts or liabilities beyond its ability to pay as such Debts and liabilities mature in the normal course of business and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

5.15.	Environmental Matters.

The on-going operations of Borrower and each other Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect. Borrower and each other Loan Party have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and Borrower and each other Loan Party are in compliance with all material terms and conditions thereof, except in each case where the failure to do so could not reasonably be expected to result in material liability to Borrower or any other Loan Party and could not reasonably be expected to result in a Material Adverse Effect. None of Borrower, any other Loan Party or any of their respective properties or operations is subject to any outstanding written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance that would reasonably be expected to result in a Material Adverse Effect. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, of Borrower or any other Loan Party that could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any other Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

5.16.	Insurance.

Borrower and each other Loan Party and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by similarly situated companies engaged in similar businesses and owning similar properties in localities where Borrower or such other Loan Party operates. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth on Schedule 5.16.

5.17.	Information.

All written information (other than forward looking information, projections, budgets, estimates and information of a general economic or industry specific nature) concerning the Loan Parties heretofore or contemporaneously herewith furnished in writing by Borrower or any other Loan Party to Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information (other than forward looking information, projections, budgets, estimates and information of a general economic or industry specific nature) concerning the Loan Parties hereafter furnished by or on behalf of Borrower or any Loan Party to Agent or any Lender pursuant hereto or in connection herewith will be, taken as a whole and as supplemented, true and accurate in all material respect, and, as of the date furnished, none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not materially misleading in light of the circumstances under which made, in each case on the date as of which such information is dated or certified. It is acknowledged and agreed by Agent and Lenders that (i) any projections and forecasts provided by Borrower are based on good faith estimates, (ii) any projections are by their nature speculative, (iii) assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results, and (iv) such differences might be material.

5.18.	Intellectual Property.

Borrower and each other Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights (collectively, “Intellectual Property”), free and clear of all Liens except Permitted Liens, as are necessary for the conduct of the business of Borrower and the other Loan Parties, without any infringement to the Borrower’s knowledge, upon rights of others, other than, in each case, as could not reasonably be expected to have a Material Adverse Effect.

5.19.	Restrictive Provisions.

Neither Borrower nor any other Loan Party is a party to any agreement or contract or subject to any restriction contained in its operative documents which could reasonably be expected to have a Material Adverse Effect.

5.20.	Labor Matters.

Except as set forth on Schedule 5.20, neither Borrower nor any other Loan Party is subject to any labor or collective bargaining agreement as of the Closing Date. There are no existing, and no Loan Party has received notice of any threatened, strikes, lockouts or other labor disputes involving Borrower or any other Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Borrower and the other Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters, except where such violations would not be reasonably expected to have a Material Adverse Effect.

5.21.	Subordinated Debt.

With respect to all Subordinated Debt, the subordination provisions applicable thereto are enforceable against the holders of such Subordinated Debt by Agent and Lenders. All Obligations constitute senior Indebtedness entitled to the benefits of the subordination provisions applicable thereto. Borrower acknowledges that Agent and each Lender are entering into this Agreement and are extending the Commitments and making the Loans in reliance upon the subordination provisions of the Subordinated Debt and this Section 5.21.

5.22.	Bank Accounts.

All of the deposit accounts, securities accounts or other similar accounts maintained by the Loan Parties as of the Closing Date other than Exempt Accounts are set forth on Schedule 5.22.

Section 6.	Affirmative Covenants.

Until all Obligations have been Paid in Full and the Revolving Loan Commitments have been terminated, Borrower agrees that, unless at any time Required Lenders shall otherwise expressly consent in writing, it will:

6.1.	Information.

Furnish to Agent and each Lender:

6.1.1.	Annual Report.

Promptly when available and in any event within 150 days after the close of each Fiscal Year: (a) a copy of the annual audit report of Holdings, Borrower and the Subsidiaries for such Fiscal Year, including therein a consolidated balance sheet and statement of earnings and cash flows of Holdings, Borrower and the Subsidiaries as at the end of such Fiscal Year, certified without qualification (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by Borrower’s independent certified public accountants or a qualification or exception may be included in any such audit report for any period ending within the twelve (12) month period preceding the maturity of the Loans, as applicable, to the extent such qualification is a result of such Loans being reported as short term indebtedness) by independent auditors of recognized standing selected by Borrower or such other auditor reasonably acceptable to Agent, together with (i) a written statement from such accountants to the extent permitted by and consistent with such accountant’s audit policies, as determined in such accountant’s sole discretion, to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that Borrower was not in compliance with any provision of Section 7.1, 7.3, 7.4 or 7.14, insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that Borrower was not in compliance with any such provision, describing such non-compliance in reasonable detail and (ii) a comparison with the previous Fiscal Year; and (b) an Excess Cash Flow Certificate.

6.1.2.	Interim Reports.

(a) Promptly when available and in any event within 45 days after the end of each month, consolidated balance sheets of Holdings, Borrower and the Subsidiaries as of the end of such month, together with consolidated statements of earnings and a consolidated statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by an Authorized Officer of Borrower (which certificate shall, if such financial statements correspond to a month that is not the last month of a Fiscal Quarter, contain a statement as to whether an Event of Default exists).

6.1.3.	Compliance Certificate.

(a) Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 6.1.1 and each set of financial statements pursuant to Section 6.1.2 that correspond to the last month of a Fiscal Quarter, including the fourth Fiscal Quarter of each Fiscal Year, (and as required by Annex III pursuant to Section 7.11) a duly completed Compliance Certificate, with appropriate insertions, dated the date of such annual report or such quarterly statements, and signed by an Authorized Officer of Borrower, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 7.14 and (ii) a statement to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it; and (b) contemporaneously with the furnishing of each set of financial statements pursuant to Section 6.1.2 that corresponds to the last month of a Fiscal Quarter, a written statement of Borrower’s management setting forth a discussion of Borrower’s financial condition, changes in financial condition and results of operations.

6.1.4.	Reports to SEC and Shareholders.

Promptly upon the filing or sending thereof, copies of (a) all regular, periodic or special reports of each Loan Party filed with the Securities Exchange Commission, (b) all registration statements of each Loan Party filed with the Securities Exchange Commission (other than on Form S-8) and (c) all proxy statements or other material communications made to security holders generally.

6.1.5.	Notice of Default; Litigation; ERISA Matters.

Promptly upon any Authorized Officer obtaining knowledge of any of the following, written notice describing the same and the steps being taken by Borrower or the applicable Loan Party affected thereby with respect thereto:

(a) the occurrence of an Event of Default or a Default;

(b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to Lenders which has been instituted or, to the knowledge of Borrower, is threatened against Borrower or any other Loan Party or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;

(c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan which could give rise to a payment liability by Borrower or any other Loan Party in excess of $2,500,000, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under ERISA or the IRC) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower or any other Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty in excess of $2,500,000 (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of Borrower or any other Loan Party with respect to any post-retirement welfare plan benefit (excluding any welfare benefits offered during a severance period), or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Sections 412 or 431 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d) any cancellation or material change in any insurance maintained by Borrower or any other Loan Party; or

(e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect.

6.1.6.	Management Report.

Promptly upon receipt thereof, copies of all formal management reports submitted to Borrower or any other Loan Party by independent auditors in connection with each annual or interim audit made by such auditors of the consolidated financial statements of Borrower and the other Loan Parties.

6.1.7.	Projections.

As soon as practicable, and in any event not later than thirty (30) days after the commencement of each Fiscal Year, financial projections for Borrower and the Subsidiaries for such Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by Borrower to Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to Agent, accompanied by a certificate of an Authorized Officer of Borrower on behalf of Borrower to the effect that (a) such projections were prepared by Borrower in good faith, (b) Borrower has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions. The Agent and each Lender acknowledges and agrees that any such projections constitute forward-looking information, are subject to inherent uncertainties, that actual results will vary from the projections and that such variances may be material.

6.1.8.	Subordinated Debt Notices.

Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.

6.1.9.	Subsidiary Formation.

Not less than 7 days prior written notice to Agent of the proposed formation by Borrower or any Subsidiary of any other Subsidiary (which newly-formed Subsidiary shall be a Wholly-Owned Subsidiary), together with the actions proposed to be taken by Borrower to comply with, or cause compliance with, the provisions of Section 6.8 in respect of such Subsidiary formation.

6.1.10.	Other Information.

Promptly from time to time, such other information concerning Borrower and any other Loan Party as any Lender or Agent may reasonably request. In no event shall the requirements set forth in this Section 6.1.10 require any Loan Party to provide (a) information restricted by a third party confidentiality agreement in the ordinary course of business to the extent such disclosure to Agent or Lender is prohibited thereby and (b) other information (i) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (ii) that is subject to attorney client or similar privilege or constitutes attorney work-product.

Each Lender shall indicate in writing whether it can receive Nonpublic Information. Each Lender acknowledges that certain documents or notices required to be delivered pursuant to this Section 6.1 or otherwise are being distributed through IntraLinks/IntraAgency or another relevant website (the “Platform”) and any document or notice that contains Nonpublic Information shall not be posted on that portion of the Platform designated for such public-side Lenders (Lenders who have indicated that they do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or their securities). If a Lender has not indicated whether it can receive Nonpublic Information, Administrative Agent shall not allow such Lender to receive any Nonpublic Information delivered pursuant to this Section 6.1.

6.2.	Books; Records; Inspections.

Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP in all material respects; and permit, and cause each other Loan Party to permit, at any reasonable time during normal business hours and with reasonable prior notice not more than twice per year (or at any time without notice if an Event of Default exists), Agent (accompanied by any Lender at such Lender’s sole cost and expense) or any representative thereof to (i) visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Borrower hereby authorizes such independent auditors to discuss such financial matters with any Lender or Agent or any representative thereof, so long as Borrower or its representative is given the opportunity to be present), (ii) inspect the properties and operations of Loan Parties, and (iii) inspect, examine, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral. All such visits, inspections, examinations or audits by Agent shall be at Borrower’s expense, provided that (i) so long as no Event of Default or Default exists, Borrower shall not be required to reimburse Agent for visits, inspections, examinations and audits more frequently than once each Fiscal Year or in an amount in excess of $10,000 in the aggregate in any Fiscal Year and (ii) Borrower shall not be required to reimburse any Lender for any visits, inspections, examinations, appraisals and audits.

6.3.	Maintenance of Property; Insurance.

(a) Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of Borrower or such other Loan Party in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so would reasonably be expected to result in a Material Adverse Effect.

(b) Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated. Upon request of Agent or any Lender, Borrower shall furnish to Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Borrower and each other Loan Party. Borrower shall cause each issuer of an insurance policy to provide Agent with an endorsement (i) showing Agent as a loss payee with respect to each policy of property or casualty insurance and naming Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice (ten (10) days’ notice for cancellation due to non-payment) will be given to Agent prior to any cancellation of, or reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to Agent. Borrower shall execute and deliver, and cause each other applicable Loan Party to execute and deliver, to Agent a collateral assignment, in form and substance satisfactory to Agent, of each business interruption insurance policy maintained by the Loan Parties.

(c) Unless Borrower provides Agent with evidence of the continuing insurance coverage required by this Agreement, Agent may purchase insurance at Borrower’s expense to protect Agent’s and Lenders’ interests in the Collateral. This insurance may, but need not, protect Borrower’s and each other Loan Party’s interests. The coverage that Agent purchases may, but need not, pay any claim that is made against Borrower or any other Loan Party in connection with the Collateral. Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained the insurance coverage required by this Agreement. If Agent purchases insurance for the Collateral, as set forth above, Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.

6.4.	Compliance with Laws; Payment of Taxes and Liabilities.

(a) Comply, and cause each other Loan Party to comply with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) or Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply and cause each other Loan Party to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all Taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require Borrower or any other Loan Party to pay any such Tax, charge or claim so long as (i) it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the nonpayment of such tax or charge would not (x) reasonably be expected to result in a Material Adverse Effect, and (y) would not result in the creation of a Lien other than a Permitted Lien.

6.5.	Maintenance of Existence.

Maintain and preserve, and (subject to Section 7.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

6.6.	Employee Benefit Plans.

Maintain, and cause each other Loan Party to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations except to the extent the failure to so comply would not reasonably be expected to result in a Material Adverse Effect.

6.7.	Environmental Matters.

If any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of Borrower or any other Loan Party, cause, or direct the applicable Loan Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws, except where the failure to comply (x) would not reasonably be expected to result in a Material Adverse Effect and (y) would not result in the creation of a Lien other than a Permitted Lien. Without limiting the generality of the foregoing, Borrower shall, and shall cause each other Loan Party to, comply with each valid Federal or state judicial or administrative order requiring the performance at any real property by Borrower or any other Loan Party of activities in response to the release or threatened release of a Hazardous Substance, except where the failure to comply (x) would not reasonably be expected to result in a Material Adverse Effect and (y) would not result in the creation of a Lien other than a Permitted Lien.

6.8.	Further Assurances.

Take, and cause each other Loan Party to take, such actions as are necessary and as Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of Borrower and each other Loan Party under the Loan Documents are secured by a first priority perfected Lien in favor of Agent (subject only to the Permitted Liens) on substantially all of the assets (other than Excluded Property (as defined in the Guarantee and Collateral Agreement)) of Borrower and each other Loan Party

(other than Foreign Subsidiaries) (as well as all equity interests of Borrower and each Subsidiary (other than Foreign Subsidiaries) and 65% of the Equity Interests of each first-tier Foreign Subsidiary owned directly by Borrower or a Domestic Subsidiary) and guaranteed by each Loan Party other than Borrower (and other than Foreign Subsidiaries) (including, promptly upon the acquisition or creation thereof, any Subsidiary (other than a Foreign Subsidiary) that is acquired or created after the Closing Date), in each case including (a) the execution and delivery, if applicable, of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession; provided that in no event shall (x) a Foreign Subsidiary or an Excluded Foreign Holding Company guarantee the Obligations or any Loan Party pledge more than sixty-five percent (65%) of any Foreign Subsidiary’s or Excluded Foreign Holding Company’s outstanding Equity Interest or (y) a Loan Party be required to obtain any leasehold mortgage.

6.9.	Interest Rate Protection.

Enter into, not later than 120 days after the Closing Date, and thereafter maintain an interest rate protection mechanism with a term of at least two years (which may be accomplished by two separate one year contracts) on an ISDA standard form with one or more Lenders or Affiliates thereof or with counterparties reasonably acceptable to Agent to hedge the interest rate with respect to not less than 50% of the principal amount of the Term Loans, in form and substance reasonably satisfactory to Agent.

Section 7.	Negative Covenants.

Until all Obligations have been Paid in Full and the Revolving Loan Commitments have been terminated, Borrower agrees that, unless at any time Required Lenders shall otherwise expressly consent in writing, it will:

7.1.	Debt.

Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except the following (“Permitted Debt”):

(a) Obligations under this Agreement and the other Loan Documents;

(b) Debt incurred in connection with Liens permitted under Section 7.2(b);

(c) Debt secured by Liens permitted by Section 7.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $5,000,000;

(d) (i) Debt of Borrower to any Wholly-Owned Domestic Subsidiary, (ii) Debt of any Wholly-Owned Domestic Subsidiary to Borrower or another Wholly-Owned Domestic Subsidiary of Borrower, and (iii) Debt of any Foreign Subsidiary to another Foreign Subsidiary;

(e) Hedging Obligations (i) not for speculative purposes or (ii) incurred to satisfy Borrower’s obligations under Section 6.9;

(f) Debt described on Schedule 7.1 as of the Closing Date, and any extension, renewal, replacement, restructuring or refinancing thereof so long as the principal amount thereof is not increased (except by an amount of any accrued interest, fees and expenses, and premium paid in connection with such extension, renewal, replacement, restructuring and refinancing thereof);

(g) Contingent Obligations arising with respect to customary indemnification obligations or purchase price adjustments or similar obligations in connection with dispositions permitted under Section 7.5, Permitted Acquisitions or Investments permitted by Section 7.11;

(h) Permitted Seller Debt and Permitted Earn-Outs;

(i) Contingent Obligations (i) by endorsement of instruments for deposit or collection in the ordinary course of business, (ii) consisting of guarantees of Debt incurred for the benefit of any other Loan Party if the primary obligation is permitted elsewhere in this Section 7.1 or (iii) with respect to statutory, surety and appeal bonds, performance bonds and other similar obligations (including with respect to workers’ compensation claims);

(j) accrual and capitalization of interest on any Permitted Debt;

(k) Debt consisting of promissory notes issued by any Loan Party to former officers, directors, employees (or their estates, spouses or former spouses) of Borrower or Holdings to purchase or redeem capital stock of Borrower or Holdings upon termination of employment;

(l) Debt incurred in connection with the financing of insurance premiums;

(m) Debt in respect of netting services, cash management services, overdraft protections and otherwise in connection with deposit accounts, so long as such Debt is incurred in the ordinary course of business;

(n) Converted Subordinated Debt;

(o) Additional Subordinated Debt;

(p) other Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $2,500,000;

(q) an aggregate outstanding amount of Subordinated Debt (other than Permitted Seller Debt, Converted Subordinated Debt and Additional Subordinated Debt) not at any time exceeding $5,000,000;

(r) Contingent Obligations arising under guarantees by a Loan Party (other than Holdings) of (i) Debt or other obligations of any other Loan Party or (ii) Debt or other obligations of any Subsidiary that is not a Loan Party, which Debt or other obligations are otherwise permitted hereunder and, in the case of clause (ii), when combined with Investments by a Loan Party in any Subsidiary that is not a Loan Party permitted by Section 7.11(a), do not exceed $5,000,000 in the aggregate as reduced on a dollar for dollar basis by the amount of any Debt or other obligations made under this Section7.1(j) (ii) or any Investment made under Section 7.11(s); provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(s) Debt incurred by any Loan Party under customary agreements consisting of indemnification, adjustment of purchase price or similar obligations entered into in connection with asset dispositions, Permitted Acquisitions and Investments permitted by Section7.11, or from guarantees or letters of credit, securing the performance of any Obligor pursuant to such agreements, incurred or contracted for in connection with asset dispositions, Permitted Acquisitions and such permitted Investments;

(t) Debt incurred by joint ventures or minority interests in the aggregate amount not to exceed $2,000,000 at any time outstanding; provided that all such Debt shall be non-recourse to any Loan Party;

(u) Debt representing deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former employees of Holdings, the Borrower and the Subsidiaries incurred in the ordinary course of business or existing on the Closing Date;

(v) Debt consisting of liabilities under the HOPS software licenses; and

(w) Debt assumed or acquired by the Borrowers or any Subsidiary in connection with a Permitted Acquisition; provided, that such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement, other than with respect to the accrual of interest, fees or other similar costs imposed as a result of the refinancing) or shorten the maturity or the weighted average life thereof; provided, that such Debt, to the extent not otherwise permitted pursuant to this Section 7.1 does not exceed $5,000,000 in the aggregate at any time.

7.2.	Liens.

Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except any of the following (“Permitted Liens”):

(a) Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics, landlords, repairmen and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation, deferred compensation, supplemental retirement plans and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations or pledges or deposits in connection with insurance, leases, or other contracts or bids) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;

(c) Liens described on Schedule 7.2 as of the Closing Date, including replacement Liens on the property subject to such Liens on the Closing Date (and proceeds, products, accessions or substitutions thereof);

(d) subject to the limitation set forth in Section 7.1(c), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased, proceeds, accessions and substitutions thereof), (ii) Liens existing on fixed assets at the time of the acquisition thereof by Borrower or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any fixed assets securing Debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such fixed assets within 90 days of the acquisition thereof and attaches solely to the fixed assets so acquired;

(e) attachments, appeal bonds, judgments and other similar Liens, for sums not constituting an Event of Default arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f) zoning restrictions, easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

(g) Liens arising under the Loan Documents;

(h) the replacement, refinancing, restructuring, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto (and proceeds thereof) arising out of the extension, renewal, refinancing, restructuring, or replacement of the Debt secured thereby (without increase in the amount thereof except accrued interest, fees and expenses, and premium paid in connection with such extension, renewal, replacement, restructuring and refinancing thereof);

(i) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(j) Any interest or title of a licensor, sublicensor, lessor or sublessor under any license or lease agreement (including licenses and leases pertaining to intellectual property) and any precautionary uniform commercial code financing statements filed in connection therewith granted to any Loan Party in the ordinary course of business to the extent limited to the item licensed, leased, sublicensed or subleased;

(k) Licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business;

(l) Liens which arise under Article 4 of the UCC on items in collection and documents and proceeds related thereto;

(m) Liens deemed to exist in connection with Permitted Investments that constitute repurchase obligations;

(n) Rights of setoff or banker’s liens upon deposits of cash in favor of banks or other deposit institutions to the extent permitted by the tri-party agreements required by Section 7.15;

(o) Liens in favor of customs and revenue authorities arising in the ordinary course of business and as a matter of law to secure the payment of customs duties in connection with importation of goods;

(p) Liens in an amount not to exceed $2,500,000 in the aggregate securing Permitted Debt or other obligations;

(q) earnest money deposits of cash or Cash Equivalent Investments made in good faith in connection with any letter of intent or purchase agreement with respect to a transaction expressly permitted hereunder;

(r) in the case of any non-Wholly-Owned Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement to the extent payment thereof is otherwise permitted under the Loan Documents at the time such payment is due and owing; and

(s) Liens securing Debt permitted under Section 7.1(t), and 7.1(w).

7.3.	Reserved.

7.4.	Restricted Payments.

Not, and not permit any other Loan Party to, (a) make any dividend or other distribution to any of its equity holders, in their capacity as equity holders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Debt or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing,

(i) any Subsidiary may pay dividends or make other distributions to Borrower or to a Wholly-Owned Domestic Subsidiary of Borrower;

(ii) Borrower may make distributions to Holdings to permit Holdings (i) to pay federal and state income taxes then due and owing by Holdings (or its equity holders), so long as the amount of such distributions shall not be greater, nor the receipt by Borrower of tax benefits less, than they would have been had Borrower not filed consolidated income tax returns with Holdings and (ii) to pay franchise taxes necessary to maintain its existence or good corporate standing;

(iii) so long as no Event of Default under Sections 8.1.1, 8.1.3 or 8.1.4 (as a result of a breach of any of the covenants set forth in Sections 6.1.1, 6.1.2 or 6.1.3 (and such Event of Default remains uncured for five (5) Business Days), or Sections 7.4 or 7.14) exists or would result therefrom, Borrower may pay (A) management fees to Manager or its affiliates in an aggregate amount not exceeding $434,500, payable in advance on a quarterly basis with respect to any fees which become due and payable after the date hereof; provided, that any fees which are not permitted to be paid as a result of the failure to comply with the provisions set forth in this clause (iii) shall accrue and may be paid once the conditions of this clause (iii) are met, (B) to Manager for the services of shared executives and consultants in an aggregate amount not exceeding $300,000 in any Fiscal Year, (C) transaction fees and related payment to Manager and management on the Closing Date and (D) fees and expenses to Sponsor and/or Manager in connection with a Qualified IPO; provided, that any unused amounts in (A) or (B) that are accrued and not paid in any Fiscal Year may be carried forward to succeeding years until such amounts are paid in cash;

(iv) Borrower may make payments to (A) Sponsor and Manager to reimburse the cost of transaction expenses not to exceed $50,000 in any Fiscal Year, (B) officers and directors who are affiliated with the Sponsor for expenses not to exceed $100,000 in any Fiscal Year, and (C) expenses and indemnifications to independent directors;

(v) Borrower may make payments to Sponsor with respect to indemnifications so long as no Event of Default then exists;

(vi) Borrower and/or its Subsidiaries may make payments to allow any Loan Party to repurchase equity from former directors, officers or employees of any Loan Party, their estates, spouses, or former spouses in connection with the termination of such employee’s employment (or such director’s directorship) not to exceed $1,500,000 in the aggregate or $500,000 to any single such Person, and the Loan Parties may make distributions to their parent companies to effect such purchases and/or to make payments on any notes issued in connection with any such repurchase; provided however, that no Event of Default shall have occurred and be continuing at the time of such distribution;

(vii) any of Holdings, Borrower or Subsidiaries may make repurchases of capital stock of any Loan Party deemed to occur upon the cashless exercise of options or warrants;

(viii) Borrower may make payments to employees that are stockholders pursuant to the termination provisions of employment agreements;

(ix) Borrower and Holdings may fund the redemptions of preferred stock of Holdings (or other equivalent value securities of Holdings) or may repay the Converted Subordinated Debt so long as the Restricted Payment Conditions are satisfied and, to the extent such redemptions are made after the Closing Date, such redemptions are funded with the proceeds of Incremental Term Loans or Additional Subordinated Debt;

(x) Borrower and Holdings may make Permitted IPO Distributions;

(xi) so long as the Restricted Payment Conditions are satisfied, Borrower and Holdings may fund the redemptions of preferred stock of Holdings (or other equivalent value securities of Holdings) or may repay the Converted Subordinated Debt in an amount equal to Excess Cash Flow for the immediately preceding Fiscal Year, times the difference between 100% and the ECF Percentage applicable to such Excess Cash Flow for such Fiscal Year (such payments to begin in the 2013 Fiscal Year with respect to Excess Cash Flow from the 2012 Fiscal Year; provided, that Excess Cash Flow for the 2012 Fiscal Year shall be limited to the period from April 1, 2012 through December 31, 2012);

(xii) so long as the Restricted Payment Conditions are satisfied, Borrower and Holdings may, at any time, fund the redemptions of preferred stock of Holdings (or other equivalent value securities of Holdings) or may repay the Converted Subordinated Debt in an amount equal to the amount of unrestricted cash on the balance sheet of Holdings and its Subsidiaries as of the Closing Date in excess of $2,500,000;

(xiii) Borrower and its Subsidiaries may make payments of scheduled cash interest with respect to Permitted Seller Debt and Subordinated Debt as permitted by the Subordination provisions of such Debt;

(xiv) Borrower and its Subsidiaries may make scheduled payments with respect to Permitted Earn-Outs so long as (x) no Event of Default exists or would be caused thereby, (y) Borrower is in compliance with the financial covenants set forth in Section 7.14 on a pro forma basis after giving effect to such payment, and (z) after making such payment Borrower has unused availability to borrow at least $5,000,000 of Revolving Loans; and

(xv) Borrower and Holdings may make non-cash distributions or conversions of equity, in the form of equity issuances.

7.5.	Mergers; Consolidations; Asset Sales.

(a) Not, and not permit any other Loan Party to, be a party to any merger or consolidation or liquidation, except for (i) any such merger or consolidation or liquidation of any Subsidiary into Borrower or any Wholly-Owned Domestic Subsidiary of Borrower and (ii) Permitted Acquisitions and (iii) any Consolidation Transaction.

(b) Not, and not permit any other Loan Party to, sell, transfer, dispose of, convey or lease any of its assets or equity interests, or sell or assign with or without recourse any receivables, except for:

(i) sales of inventory in the ordinary course of business;

(ii) sales, transfers and dispositions of assets (excluding any equity interests of Borrower or any Subsidiary) for at least fair market value (as determined by the Board of Directors of Borrower) so long as the value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed $1,000,000;

(iii) the use of cash or Cash Equivalents in a manner not prohibited by the Loan Documents and the making of Investments otherwise permitted hereunder;

(iv) licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering with the business of the Loan Parties;

(v) sales, forgiveness or discounting, on a non-recourse basis and in the ordinary course of business, of past due accounts in connection with the collection or compromise thereof or the settlement of delinquent accounts or in connection with the bankruptcy or reorganization of suppliers or customers;

(vi) the lapse, abandonment or other dispositions of intellectual property that is, in the reasonable good faith judgment of a Loan Party, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Loan Parties or any of their Subsidiaries;

(vii) sales, licenses or leases of intellectual property in the ordinary course of business; and

(viii) dispositions resulting from any casualty or property or condemnation proceedings or events, provided the proceeds thereof are applied in accordance with the terms of this Agreement, as applicable.

(ix) dispositions of worn out, surplus or uneconomical assets;

(x) sales, transfers, leases or other dispositions by any Loan Party to any other Loan Party;

(xi) the granting of Permitted Liens, the making of Restricted Payments permitted under Section 7.4 and the making of Investments permitted under Section 7.11;

(xii) the voluntary termination of any Hedging Obligations;

(xiii) cancellation of intercompany indebtedness owing by a Loan Party; and

(xiv) Dispositions or transactions permitted in clause (a) above.

7.6.	Modification of Organizational Documents.

Not permit the charter, by-laws or other organizational documents of Borrower or any other Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of Agent or any Lender.

7.7.	Use of Proceeds.

Use the proceeds of the Loans, and the Letters of Credit, solely for working capital, for Permitted Acquisitions, for Capital Expenditures, for Restricted Payments permitted pursuant to Section 7.4 and for other general business purposes of Borrower and the Subsidiaries and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

7.8.	Transactions with Affiliates.

Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its Affiliates, except:

(i) transactions, arrangements and contracts which are on terms which are not less favorable to it or such other Loan Party than are obtainable from any Person which is not one of its Affiliates;

(ii) transactions, arrangements, fees, reimbursements and indemnities as expressly permitted by this Agreement and the other Loan Documents;

(iii) as set forth on Schedule 7.8 hereto;

(iv) Compensation, expense reimbursement and indemnities to officers, employees, consultants and directors;

(v) Issuances of stock, options and warrants therefore;

(vi) Expense reimbursement and indemnities to Affiliates to the extent permitted in this Agreement;

(vii) Employment agreements and agreements incidental thereto entered into with officers and employees of the Loan Parties;

(viii) Any Consolidation Transaction; and

(ix) transactions among Loan Parties and transactions among Subsidiaries that are not Loan Parties.

7.9.	Inconsistent Agreements.

Except as otherwise permitted by this Agreement or the other Loan Documents, not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by Borrower or any other Loan Party of any of its Obligations hereunder or under any other Loan Document, except where such violation or breach would not constitute an Event of Default under Section 8.1.2 and could not reasonably be expected to have a Material Adverse Effect, (b) prohibit Borrower or any other Loan Party from granting to Agent and Lenders a Lien on any of its Collateral or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any other Loan Party to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or pay any Debt owed to Borrower or any other Subsidiary, (ii) make loans or advances to Borrower or any other Loan Party or (iii) transfer any of its assets or properties to Borrower or any other Loan Party other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the capital stock or assets of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary or assets to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the Person obligated on such Debt or property or assets securing such Debt, (C) customary provisions in leases, licenses and other contracts restricting the assignment, licensing, subletting or transfer thereof, (D) provisions in joint venture agreements and similar agreements relating to joint ventures as they relate to clauses (b), (c)(i) and (c)(iii) above, (E) restrictions on cash earnest money deposits in favor of sellers in connection with Acquisitions not prohibited hereunder, (F) customary restrictions in documents, instruments and agreements evidencing Subordinated Debt (other than Permitted Earn Outs) restrictions imposed by applicable law or (G) encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, supplements, replacement of any of the foregoing so long as such encumbrances or restrictions, taken as a whole, are not more restrictive than those prior to such amendments, modifications, restatements, renewals, supplements, or replacements.

7.10.	Business Activities.

Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably ancillary, related, similar or complementary thereto.

7.11.	Investments.

Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following (each a “Permitted Investment”):

(a) contributions by (i) Holdings to Borrower, or (ii) Borrower to the capital of any Wholly-Owned Domestic Subsidiary of Borrower, or by any Subsidiary to the capital of any other Wholly-Owned Domestic Subsidiary of Borrower, so long as the recipient of any such capital contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its equity interests and substantially all of its real and personal property which constitute Collateral, in each case in accordance with Section 6.8;

(b) Investments constituting Debt permitted by Section 7.1(c);

(c) Contingent Obligations constituting Debt permitted by Section 7.1 or Liens permitted by Section 7.2;

(d) cash and Cash Equivalent Investments, and receivables and trade credit created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(e) bank deposits in the ordinary course of business;

(f) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors or acquired in connection with the settlement of delinquent Accounts in the ordinary course of business;

(g) Loans to employees, officers, and directors to buy capital stock of parent companies of the Loan Parties;

(h) Investments in Subsidiaries as of the Closing Date and Investments listed on Schedule 7.11 as of the Closing Date and replacements, refinancing, extensions and renewals thereof that do not increase the outstanding amount thereof (except by an amount of any accrued interest, fees and expenses, and premium paid in connection with such extension, renewal, replacement, restructuring and refinancing thereof);

(i) any purchase or other acquisition by Borrower or any Wholly-Owned Domestic Subsidiary of Borrower of the assets or equity interests of any Domestic Subsidiary of Borrower;

(j) Investments consisting of promissory notes issued to Holdings by officers, directors and employees which are used by such Persons to simultaneously purchase equity securities of Holdings;

(k) deposits, prepayments and other credits to suppliers and deposits in connection with lease obligations, taxes, insurance and similar items, in each case made in the ordinary course of business and securing contractual obligations of a Loan Party, in each case to the extent constituting a Permitted Lien;

(l) Investments in prepaid expenses, utility and workers’ compensation, performance and other similar deposits, each as entered into in the ordinary course of business;

(m) Loans to senior executives which are matched by performance based deferred compensation accounts in lieu of cash bonuses and which are used to purchase stock of Holdings;

(n) Hedging Obligations;

(o) A loan or an Investment that could otherwise be made as a distribution permitted under Section 7.4 (with a commensurate reduction of the ability to make additional distributions under such section);

(p) Accretions and accruals of value on the above Investments;

(q) other Investments (other than Investments in bank deposits that are maintained in banks that are not subject to control agreements as required under Section 7.15), loans and advances in addition to those otherwise permitted by this Section to the extent the aggregate amount of such other Investments, loans and advances made after the date hereof and not repaid does not exceed $2,500,000 in the aggregate;

(r) Permitted Acquisitions;

(s) Investments to the extent made or paid with the net proceeds of Excluded Issuances;

(t) extensions of trade credit by the Loan Parties in the ordinary course of business;

(u) non-cash consideration received in connection with Dispositions to the extent permitted hereunder;

(v) Investments in joint ventures not to exceed $2,000,000 in the aggregate at any time outstanding; and

(w) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit;

(x) any Consolidation Transaction; and

(y) Issuances guaranty obligations permitted hereunder.

7.12.	Restriction of Amendments to Certain Documents.

Not amend or otherwise modify, or waive any rights under any provisions of any Subordinated Debt, other than amendments, modifications and waivers which are permitted by the subordination agreement or subordination terms applicable thereto.

7.13.	Fiscal Year.

Not change its Fiscal Year without the consent of the Agent (such consent not to be unreasonably withheld, conditioned or delayed).

7.14.	Financial Covenants.

7.14.1.	Fixed Charge Coverage Ratio.

Not permit the Fixed Charge Coverage Ratio as calculated on the last day of any Computation for the period of such Computation Period, commencing with the Computation Period ending June 30, 2012, to be less than 1.20:1.0.

7.14.2.	Total Debt to EBITDA Ratio.

Not permit the Total Debt to EBITDA Ratio as of the last day of any Computation Period, commencing with the Computation Period ending June 30, 2012, to exceed the 3.25:1.0.

7.14.3.	Equity Cure Right.

(a) At any time on or after the Fiscal Quarter ending June 30, 2012, in the event of a failure to comply with the financial covenants set forth in Sections 7.14.1, and 7.14.2 above with respect to a Computation Period, Borrower shall have the right, so long as Borrower delivers Agent an irrevocable, express, binding written notice that it shall exercise such right within 3 Business Days after the delivery of the Compliance Certificate delivered corresponding to such Computation Period pursuant to Section 6.1.3 and so long as Borrower consummates the exercise of such right pursuant to the procedures described in this Section 7.14.3 within 30 days subsequent to the date the Compliance Certificate corresponding to such Computation Period is required to be delivered pursuant to Section 6.1.3 (the “Investment Period”), to deem any prepayment of the Term Loans actually made after the end of such Computation Period but prior to the end of such Investment Period (a “Cure Amount”) as being a dollar-for-dollar increase to the amount of EBITDA for the last Fiscal Quarter of such Computation Period (which increase to EBITDA shall be deemed to have occurred solely for purposes of determining Borrower’s compliance with the financial covenants in Sections 7.14.1, and 7.14.2 and not for any other purpose with respect to which EBITDA is calculated under this Agreement). It is agreed and understood that any such prepayment of the Term Loans shall not be deemed to reduce Total Debt as of the last day of such Computation Period for purposes of determining Borrower’s compliance with the financial covenants in Sections 7.14.2. Any exercise of the equity cure rights set forth in this Section 7.14.3 shall be conditioned upon the prepayment of the Term Loans being funded solely with Net Cash Proceeds received by Holdings concurrently with the making of such prepayment from the issuance of equity (having no mandatory redemptions or payments) by Holdings to its equity holders. Upon Agent’s receipt of such Cure Amount, the financial covenants set forth in Sections 7.14.1, and 7.14.2 above with respect to such Computation Period shall, as applicable, be recalculated based on the election made by Borrower pursuant to the first sentence of this Section 7.14.3 and if, after giving effect to such recalculation, Borrower shall then be in compliance with the financial covenants set forth in Sections 7.14.1, and 7.14.2 above with respect to such Computation Period, Borrower shall be deemed to have satisfied such financial covenants with respect to such Computation Period with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenants which had occurred with respect to such Computation Period shall be deemed cured for all purposes of the Agreement.

(b) Notwithstanding clause (a) above in this Section 7.14.3, (i) no Cure Amount shall be greater than 100% of the amount necessary to eliminate the breach of the applicable financial covenant, (ii) the aggregate amount of all Cure Amounts at any time shall not exceed ten percent (10%) of the EBITDA of the Loan Parties for the most recent Computation Period ending on or prior to such time (without taking into account any Cure Amounts included in such calculation), (iii) Borrower may not exercise the equity cure right under this Section 7.14.3 more than four (4) times during the term of this Agreement, and (iv) Borrower may not exercise the equity cure right under this Section 7.14.3 for any two (2) consecutive Fiscal Quarters.

(c) Notwithstanding anything to the contrary set forth in this Section 7.14.3 or elsewhere in this Agreement, for purpose of testing compliance with any of Sections 7.14.1, and 7.14.2 for any subsequent Computation Period that includes the last Fiscal Quarter of the Computation Period in respect of which an equity cure has been exercised as described above, (i) EBITDA shall be deemed increased by the amount of such Cure Amount for purposes of calculating such financial covenants for such subsequent Computation Period, and (ii) the Total Debt to EBITDA Ratio for purposes of calculation compliance with Sections 7.14.2 shall be calculated without giving effect to the reduction to Total Debt resulting from such prepayment of the Term Loans and (iii) any increase in EBITDA that occurs as a result of the exercise of the equity cure rights described herein shall not be deemed to have occurred when calculating EBITDA for any purpose under this Agreement other than determining compliance with the financial covenants set forth in Sections 7.14.1 and 7.14.2. Agent and Lenders agree that during any Investment Period, they will not be entitled to treat any applicable financial covenant breach or default as the basis for any enforcement action under this Agreement including without limitation the imposition of a default rate of interest, except that Agent and Lenders may treat such default or breach as an Event of Default hereunder for purposes of Section 4.2.

7.15.	Bank Accounts.

Not, and not permit any other Loan Party, to maintain or establish any deposit accounts, securities accounts or similar accounts (except for Exempt Accounts) (a) without prior written notice to Agent of the establishment of such account (other than such accounts listed on Schedule 5.22) and (b) unless Agent, Borrower or such other applicable Loan Party and the bank or other financial institution at which the account is to be opened enter into a tri-party account control agreement, in form and substance satisfactory to Agent. It is agreed and understood that the foregoing requirement to deliver a tri-party account agreement shall not apply to any Exempt Account.

Section 8.	Events of Default; Remedies.

8.1.	Events of Default.

Each of the following shall constitute an Event of Default under this Agreement:

8.1.1.	Non-Payment of Credit.

Default in the payment when due of the principal of any Loan; or default, and continuance thereof for 3 days, in the payment when due of any other Obligations, including any interest, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by any Loan Party hereunder or under any other Loan Document.

8.1.2.	Default Under Other Debt.

Any default shall occur under the terms applicable to any Debt (other than the Obligations) of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $2,500,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, unless such payment is prohibited by this Agreement or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require Borrower or any other Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

8.1.3.	Bankruptcy; Insolvency.

(a) Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or

(b) Any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

8.1.4.	Non-Compliance with Loan Documents.

(a) Failure by Borrower to comply with or to perform any covenant set forth in Sections 6.1.1, 6.1.2, 6.1.3, 6.1.5(a), 6.3(b) and 6.3(c), 6.5, 6.9 and Section 7 and; provided that the failure to comply with the covenants in Sections 7.14.1 and 7.14.2 shall be subject to the cure right as set forth in Section 7.14.3, (b) the failure by Borrower to comply with or to perform any covenant set forth in Section 6.1.7 and the continuance of such failure for 5 Business Days after notice thereof by Agent, or (c) any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8 and continuance of such failure described in this clause (b) for 30 days after the earlier to occur of (i) any Authorized Officer of any Loan Party obtaining knowledge of any such failure, or (ii) the delivery of notice thereof to Borrower by Agent or the Required Lenders.

8.1.5.	Representations; Warranties.

Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; provided that it is acknowledged and agreed that projections as to future events provided by the Loan Parties are not to be viewed as facts or as a guarantee of performance or achievement of a particular result, are subject to significant uncertainties and contingencies many of which are beyond the control of the Loan Parties, no assurances can be given that such projections will be realized and actual results during the periods covered by any such projections and forecasts may differ significantly from projected or forecasted results and such differences may be material).

8.1.6.	Pension Plans.

(a) Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination Borrower or any Loan Party could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, (x) in an amount that could not reasonably be expected to result in a Material Adverse Effect and (y) which does not result in the creation of a Lien other than a Permitted Lien; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under ERISA with respect to the assets of Borrower or any Loan Party; or (c) there shall occur any complete withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any other Loan Party, the Controlled Group have incurred on the date of such withdrawal) (x) in an amount that could not reasonably be expected to results in a Material Adverse Effect and (y) which does not result in the creation of a Lien other than a Permitted Lien.

8.1.7.	Judgments.

Final judgments which exceed an aggregate of $5,000,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 45 days after entry or filing of such judgments.

8.1.8.	Invalidity of Collateral Documents.

Any Collateral Document shall cease to be in full force and effect (other than in accordance with its terms); or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

8.1.9.	Invalidity of Subordination Provisions.

Any subordination provision in any document or instrument governing Subordinated Debt or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by any Loan Party of any Subordinated Debt, shall cease to be in full force and effect (other than in accordance with its terms), or any Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

8.1.10.	Change of Control.

(a) Sponsor and its Investment Affiliates shall collectively cease to, directly or indirectly, prior to the consummation of a Qualified IPO, (i) own and control more than 50% of the outstanding equity interests of Holdings held by Sponsor and its Investment Affiliates on the Closing Date (as adjusted for stock dividends, subdivisions, combinations, reclassifications or the like and excluding the effect of any preferred stock redemptions permitted hereunder) or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of Holdings and to direct the management policies and decisions of Holdings, (b) after the consummation of a Qualified IPO, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 as in effect on the Closing Date) other than Permitted Holders shall have acquired more than 35% beneficial ownership in Holdings’ voting equity interests, (c) after the consummation of a Qualified IPO, a majority of Holdings’ board of directors (or similar governing body) shall cease to consist of the directors (or similar parties) of Holdings on the Closing Date and other directors (or similar parties) whose nomination for election to Holdings’ board of directors (or similar governing body) is recommended by at least a majority of the foregoing described directors (or similar parties), (d) Holdings shall cease to directly own and control 100% of each class of the outstanding equity interests of Borrower, other than in connection with the Consolidated Transactions or (e) a “Change of Control” or other similar event shall occur, as defined in, or under, any documentation evidencing or otherwise relating to any Subordinated Debt having a principal in excess of $2,000,000.

8.1.11.	Activities of Holdings.

Holdings (i) conducts any business other than its ownership of equity securities of Borrower and other business expressly permitted hereunder including a Qualified IPO and performance of its obligations under the Loan Documents or other agreements permitted hereunder, or (ii) incurs any Debt or liabilities other than as expressly permitted under the Loan Documents and other liabilities incidental to the conduct of its business as a holding company (other than liabilities incurred as a result of the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), financing activities, the issuance of securities, incurrence of debt, payment of dividends, making contributions to the capital of the Borrower and guaranteeing the obligations of the Borrower and its other subsidiaries, participating in tax, accounting and other administrative matters as a member of the consolidated group and providing indemnification to officers, managers and directors and any activities incidental or reasonably related to the foregoing, in each case, to the extent not prohibited by the terms of the Loan Documents).

8.2.	Remedies.

If any Event of Default described in Section 8.1.3(b) shall occur, the Commitments shall immediately terminate and the Loans and all other Obligations shall become immediately due and payable and Borrower shall become immediately obligated to provide Letter of Credit Collateralization for all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Agent, upon the written request of Required Lenders, shall declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and other Obligations to be due and payable and/or demand that Borrower immediately provide Letter of Credit Collateralization for all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations shall become immediately due and payable (in whole or in part, as applicable) and/or Borrower shall immediately become obligated to provide Letter of Credit Collateralization for the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind. Agent shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by Agent (without liability for interest thereon) and applied to

Obligations arising in connection with any drawing under a Letter of Credit (but, if not otherwise applied to the Obligations, shall promptly be returned to Borrower once all Events of Default have been cured or waived or as a court of competent jurisdiction may elect). After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by Agent to any remaining Obligations and any excess shall be delivered to Borrower or as a court of competent jurisdiction may elect.

Section 9.	Agent.

9.1.	Appointment; Authorization.

(a) Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.

(b) Issuing Lender shall act on behalf of Lenders (according to their Pro Rata Revolving Share) with respect to any Letters of Credit issued by it and the documents associated therewith. Issuing Lender shall have all of the benefits and immunities (i) provided to Agent in this Section 9 with respect to any acts taken or omissions suffered by Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent”, as used in this Section 9, included Issuing Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to Issuing Lender.

9.2.	Delegation of Duties.

Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care. Without limiting the generality of the powers of Agent, as set forth above, Agent is hereby authorized to act as collateral agent for each Lender pursuant to each of the Loan Documents. In such capacity, Agent has the right to exercise all rights and remedies available under the Loan Documents, the Uniform Commercial Code and other applicable law, as directed by the Required Lenders, which rights and remedies shall include, in the event of a foreclosure by Agent on any portion of the Collateral, whether pursuant to a public or private sale, the right of Agent, as agent for all Lenders, to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale. Agent, as agent for all Lenders, shall be entitled at any such sale to offset any of the Obligations against the purchase price payable by Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Loan Party in connection with such sale. Agent shall have the authority to take such other actions as it may deem necessary or desirable, and as may be approved by Required Lenders, to consummate a sale of the type described in the immediately preceding sentences. Agent shall have the authority to accept non-cash consideration in connection with the sale or other disposition of the Collateral, whether the purchaser is Agent, an entity formed by Agent as described above or any other Person. Without limiting the generality of the powers of Agent, as set forth above, in the context of any bankruptcy or other insolvency proceeding involving any Loan Party, Agent is hereby authorized to, at the direction of Required Lenders: (i) file proofs of claim and other documents on behalf of the Lenders, (ii) object or consent to the use of cash collateral, (iii) object or consent to any proposed debtor-in-possession financing, whether provided by one or more of the Lenders or any other Person and whether secured by Liens with priority over the Liens securing the Obligations or otherwise, (iv) object or consent to any sale of Collateral, including sales for non-cash consideration in satisfaction of a portion of the Obligations, as may be agreed to by Required Lenders on behalf of all Lenders, (v) to be, or form an acquisition entity to be, the purchaser of any or all of such Collateral at any such sale under clause (iv) and to offset any of the Obligations against the purchase price payable by Agent (or such acquisition entity) at such sale or to otherwise consent to a reduction of the Obligations as consideration to the applicable Loan Party in connection with such sale, and (vi) seek, object or consent to any Loan Party’s provision of adequate protection of the interests of Agent and/or the Lenders in the Collateral.

9.3.	Limited Liability.

None of Agent or any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct as determined by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or Affiliate of any Loan Party.

9.4.	Reliance.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders (or all Lenders if expressly required hereunder) as it deems appropriate and, if it so requests, confirmation from Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of Required Lenders (or all Lenders if expressly required hereunder) and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.

9.5.	Notice of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Event of Default or Default and stating that such notice is a “notice of default”. Agent will notify Lenders of its receipt of any such notice or any such default in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders. Agent shall take such action with respect to such Event of Default or Default as may be requested by Required Lenders in accordance with Section 8.2; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Default as it shall deem advisable or in the best interest of Lenders.

9.6.	Credit Decision.

Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any review of the affairs of Borrower and the other Loan Parties, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of any Loan Party which may come into the possession of Agent.

9.7.	Indemnification.

Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), based on such Lender’s Pro Rata Share, from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs, except to the extent any thereof result from the applicable Person’s own gross negligence or willful misconduct, as determined by a court of competent jurisdiction. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Legal Costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section 9.7 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of Agent.

9.8.	Agent Individually.

Madison and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Loan Party and any Affiliate of any Loan Party as though Madison were not Agent hereunder and without notice to or consent of any Lender. Each Lender acknowledges that, pursuant to such activities, Madison or its Affiliates may receive information regarding Loan Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of any such Loan Party or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), Madison and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Madison were not Agent, and the terms “Lender” and “Lenders” include Madison and its Affiliates, to the extent applicable, in their individual capacities.

9.9.	Successor Agent.

Agent may resign as Agent at any time upon 30 days’ prior notice to Lenders and Borrower (unless such notice is waived by Required Lenders). If Agent resigns under this Agreement, Required Lenders shall, with the consent of Borrower (which shall not be unreasonably withheld, conditioned or delayed and shall not be required if an Event of Default under Sections 8.1.1, 8.1.3 or 8.1.4 (with respect to Section 8.1.4, as a result of a breach of any of the covenants set forth in Sections 6.1.1, 6.1.2 or 6.1.3 (and such Event of Default remains uncured for five (5) Business Days) or Sections 7.4 or 7.14), exists), appoint from among Lenders a successor agent for Lenders. If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and (so long as no Event of Default exists under Sections 8.1.1, 8.1.3 or 8.1.4 (with respect to Section 8.1.4, as a result of a breach of any of the covenants set forth in Sections 6.1.1, 6.1.2 or 6.1.3 (and such Event of Default remains uncured for five (5) Business Days) or Sections 7.4 or 7.14), Borrower, a successor agent. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 9 and Sections 10.4 and 10.5 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as Required Lenders appoint a successor agent as provided for above.

9.10.	Collateral and Guarantee Matters.

Lenders consent and irrevocably authorize Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Agent under any Collateral Document (i) when all Obligations have been Paid in Full and the Revolving Loan Commitments have been terminated; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder (including by consent, waiver or amendment and it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition of property being made in compliance with this Agreement); or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by Required Lenders; (b) notwithstanding Section 10.1(a)(ii) hereof to release any party from its guaranty under the Guarantee and Collateral Agreement (i) when all Obligations have been Paid in Full and the Revolving Loan Commitments have been terminated, or (ii) if such party was sold or is to be sold or disposed of as part of or in connection with any disposition permitted hereunder (including by consent, waiver or amendment and it being agreed and understood that Agent may conclusively rely without further inquiry on a certificate of an officer of Borrower as to the sale or other disposition being made in compliance with this Agreement); or (c) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by clause (d)(i) or (d)(iii) of Section 7.2 (it being understood that Agent may conclusively rely on a certificate from Borrower in determining whether the Debt secured by any such Lien is permitted by Section 7.1(b)). Upon request by Agent at any time, Required Lenders or all Lenders, as applicable, will confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 9.10.

9.11.	Subordinated Debt.

So long as the terms thereof are consistent with the requirements therefor set forth in this Agreement, or otherwise with the consent of Required Lenders, each Lender hereby irrevocably appoints, designates and authorizes Agent to enter into the any subordination or intercreditor agreement pertaining to any Subordinated Debt, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 9.11). Each Lender further agrees to be bound by the terms and conditions of any subordination or intercreditor agreement pertaining to any Subordinated Debt. Each Lender hereby authorizes Agent to issue blockages notices in connection with any Subordinated Debt at the direction of Required Lenders (it being agreed and understood that Agent will not act unilaterally to issue such blockage notices).

9.12.	Actions in Concert.

For the sake of clarity, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement, the Notes and the other Loan Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

9.13.	Additional Titled Agents

Except for rights and powers, if any, expressly reserved under this Agreement to any arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Loan Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and in the Commitment, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

9.14.	Secured Hedging Obligations.

Each Person that has an interest in any Secured Hedging Obligations acknowledges and agrees that neither Agent or any Lender owes such Person, solely by virtue of its interest in such Secured Hedging Obligations, any duty under the Loan Documents (except that any payments in respect of the Obligations and proceeds of Collateral, in each case received by Agent, shall be applied as provided in Section 2.12.2) and such Person, solely by virtue of its interest in such Secured Hedging Obligations, has no voting or consent rights under the Loan Documents (including Section 10 of this Agreement). Agent shall be entitled to assume no amounts are due or owing in respect of Secured Hedging Obligations to any Person with an interest in any Secured Hedging Obligation unless such Person has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of any distribution pursuant to Section 2.12.2. Agent shall have no obligation to calculate the amount due and payable with respect to any Secured Hedging Obligations, but may rely upon the written certification of the amount due and payable from the Person with the interest in such Secured Hedging

Obligations. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to such Person is the amount last certified to Agent by such Person as being due and payable (less any distributions made by Agent to such Person on account thereof).

9.15.	Limited Application to Loan Parties.

Except with respect to Borrower’s consent rights under Section 9.9, the provisions of this Section 9 are solely among, the Agent, the Lenders, and the Issuing Lender and the Borrower shall not be considered bound thereby or a party thereto.

Section 10.	Miscellaneous.

10.1.	Waiver; Amendments.

(a) No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any of the other Loan Documents (or any subordination and intercreditor agreement or other subordination provisions relating to any Subordinated Debt) shall in any event be effective unless the same shall be in writing and signed by Borrower (with respect to Loan Documents to which Borrower is a party) and by Lenders having aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such express designation herein, by Required Lenders (or the Agent with the consent of the Required Lenders), and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(i) no such amendment, modification, waiver or consent shall, unless in writing and signed by all of the Lenders directly affected thereby, in addition to Required Lenders and Borrower, do any of the following: (1) increase any of the Commitments (provided, that only the Lenders participating in any such increase of the Commitments shall be considered directly affected by such increase), (2) extend the date scheduled for payment of any principal of (except as otherwise expressly set forth below in clause (iii) of this Section 10.1(a) and provided that only Lenders participating in the extension of the date scheduled for payment shall be considered directly affected by such change) or interest on the Loans or any fees or other amounts payable hereunder or under the other Loan Documents, or (3) reduce the principal amount of any Loan, the amount or rate of interest thereon (provided, that Required Lenders may rescind an imposition of default interest pursuant to Section 2.7.1), or any fees or other amounts payable hereunder or under the other Loan Documents;

(ii) no such amendment, modification, waiver or consent shall, unless in writing and signed by all of the Lenders in addition to Borrower (with respect to Loan Documents to which Borrower is a party), do any of the following: (1) release any party from its guaranty under the Guarantee and Collateral Agreement or all or substantially all of the Collateral granted under the Collateral Documents, except as otherwise specifically provided in this Agreement or the other Loan Documents, (2) change the definition of Required Lenders, (3) change any provision of this Section 10.1, (4) amend the provisions of Section 2.12.2, or (5) reduce the aggregate Pro Rata Shares required to effect any amendment, modification, waiver or consent under the Loan Documents; and

(iii) no such amendment, modification, waiver or consent shall, unless in writing and signed by Lenders having a majority of the aggregate Pro Rata Shares of the Term Loans affected thereby (without the additional need for approval by Required Lenders), in addition to Borrower, amend, modify or waive Sections 2.10.2 or 2.10.3 with respect to the timing or application of mandatory prepayments of the Term Loans.

Notwithstanding the foregoing for purposes of amendments, modifications or waivers of, or consent with respect to, matters set forth in clause (i) (other than subclause (1) thereunder to the extent such amendment or modification seeks to increase such Lender’s Commitments), (ii) and (iii) above, FTP Credit Holdings LLC shall have no voting rights or consent rights (and its Pro Rata Shares shall be excluded from the calculation of the necessary votes required thereunder); provided that the rights and obligations of FTP Credit Holdings LLC may not, in the context of any amendment modification, waiver or consent, be treated differently than those of the other Lenders holding the same tranche of Loans without the prior written consent of FTP Holdings LLC. The foregoing limitations shall not apply to any Lender (other than an Affiliate of FTP Holdings LLC) which has taken an assignment of Loans previously held by FTP Holdings LLC in accordance with the provisions of Section 10.8.1.

(b) No amendment, modification, waiver or consent shall, unless in writing and signed by Agent or the Issuing Lender, as applicable, in addition to Borrower and Required Lenders (or all Lenders directly affected thereby or all of the Lenders, as the case may be in accordance with the provisions above), affect the rights, privileges, duties or obligations of Agent (including without limitation under the provisions of Section 9) or the Issuing Lender, as applicable, under this Agreement or any other Loan Document. No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Secured Hedging Obligations and resulting in such Secured Hedging Obligations becoming unsecured (other than pursuant to releases of Liens permitted in accordance with the terms hereof), shall be effective without the written consent of the applicable holder of such Secured Hedging Obligations, so long as such holder of the Secured Hedging Obligations or its Affiliate is a Lender party hereto.

(c) No delay on the part of Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

(d) Notwithstanding any provision to the contrary set forth in this Agreement, it is agreed and understood as follows with respect to Limited Voting Lenders and Defaulting Lenders:

(i) all Limited Voting Lenders and Defaulting Lenders (and their respective Pro Rata Shares of the Revolving Loan Commitment, Revolving Outstandings and Term Loans, as applicable) shall be excluded from the determination of Required Lenders, and shall not have voting rights with respect to any matters requiring the approval of Required Lenders;

(ii) no Limited Voting Lender or Defaulting Lender shall be considered a “Lender” for purposes of the proviso to the definition of the term “Required Lenders”;

(iii) no Limited Voting Lender or Defaulting Lender shall have any voting rights under clause (2) of Section 10.1(a)(i)) or clause (1), (2) or (4) of Section 10.1(a)(ii); and

(iv) any Term Loans held by a Limited Voting Lender or a Defaulting Lender shall be excluded for purposes of determining any approval to be provided pursuant to Section 10.1(a)(iii), and no Limited Voting Lender or Defaulting Lender shall have any voting rights under Section 10.1(a)(iii).

10.2.	Notices.

Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile or other electronic (including .pdf) transmission) and shall be sent to the applicable party at its address shown on Annex II or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile or other electronic transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, Agent shall be entitled to rely on telephonic instructions from any person that Agent in good faith believes is an Authorized Officer of Borrower, and Borrower shall hold Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance (other than any loss, cost or expense resulting from the gross negligence of Agent or such Lender as determined by a court of competent jurisdiction). Borrower and Lenders each hereby acknowledge that, from time to time, Agent may deliver information and notices to Lenders using the internet service “Intralinks” or electronic mail. Each of Borrower and each Lender hereby agree that Agent may, in its discretion, utilize Intralinks or electronic mail for such purpose.

10.3.	Computations.

Unless otherwise specifically provided herein, any accounting term used in this Agreement (including in Section 7.14 or any related definition) shall have the meaning customarily given such term in accordance with GAAP, and all financial computations (including pursuant to Section 7.14 and the related definitions, and with respect to the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation) hereunder shall be computed in accordance with GAAP consistently applied; provided that if Borrower notifies Agent that Borrower wishes to amend any covenant in Section 7.14 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant (or if Agent notifies Borrower that Required Lenders wish to amend Section 7.14 (or any related definition) for such purpose), then Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrower and Required Lenders. The explicit qualification of terms or computations by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Debt or other liabilities of any Loan Party or any Subsidiary at “fair value”, as defined therein.

10.4.	Costs; Expenses.

Borrower agrees to pay promptly following written demand all reasonable and documented out-of-pocket costs and expenses of Agent, solely in Agent’s capacity as Agent hereunder (including Legal Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of Collateral) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any proposed or actual amendment, supplement or waiver to any Loan Document), and all reasonable and documented out-of-pocket costs and expenses (including Legal Costs) incurred by Agent and each Lender, solely in their capacities as Agent or Lenders hereunder, after an Event of Default in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, Borrower agrees to pay (promptly following written demand), and to save Agent and Lenders harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Agent and Lenders of their rights pursuant to Section 6.2 (subject to the limitations set forth therein). All Obligations provided for in this Section 10.4 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit and termination of this Agreement).

10.5.	Indemnification by Borrower.

In consideration of the execution and delivery of this Agreement by Agent and Lenders and the agreement to extend the Commitments provided hereunder, Borrower hereby agrees to indemnify, exonerate and hold Agent, each Lender and each of the officers, directors, employees, Affiliates and agents of Agent and each Lender, solely in their capacity as Agent or Lender under this Agreement (in such capacity, each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of equity interests, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by Borrower or any other Loan Party, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any Lender Party, except to the extent any such Indemnified Liabilities result from the applicable Lender Party’s or its officers, directors, employees, agents or Affiliates gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All Obligations provided for in this Section 10.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

10.6.	Marshaling; Payments Set Aside.

Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Agent or any Lender, or Agent or any Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then (a) to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (b) each Lender severally agrees to pay to Agent upon demand its ratable share of the total amount so recovered from or repaid by Agent to the extent paid to such Lender.

10.7.	Nonliability of Lenders.

The relationship between Borrower on the one hand and Lenders and Agent on the other hand shall be solely that of borrower and lender. Neither Agent nor any Lender shall have any fiduciary responsibility to Borrower. Neither Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. Neither Agent nor any Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.

10.8.	Assignments; Participations.

10.8.1.	Assignments.

(a) Any Lender may at any time assign to one or more Persons other than Sponsor or any Affiliate (except as set forth below) thereof (any such Person, an “Assignee”) all or any portion of such Lender’s Loans and Commitments, with the prior written consent of Agent, Issuing Lender (for an assignment of the Revolving Loans and the Revolving Loan Commitment) and, so long as no Event of Default under Sections 8.1.1, 8.1.3 or 8.1.4 (as a result of a breach of any of the covenants set forth in Sections 6.1.1, 6.1.2 or 6.1.3 (and such Event of Default remains uncured for five (5) Business Days), or Sections 7.4 or 7.14) exists, Borrower (which consents shall not be unreasonably withheld, conditioned or delayed and shall not be required (i) from Borrower for an assignment by a Lender to another Lender (other than FTP Credit Holdings LLC) or an Affiliate of a Lender or an Approved Fund of a Lender or (ii) from Agent for an assignment by a Lender to an Affiliate of a Lender or an Approved Fund of a Lender). Except as Agent may otherwise agree, any such assignment (other than any assignment by a Lender to a Lender or an Affiliate or Approved Fund of a Lender) shall be in a minimum aggregate amount equal to $2,000,000 (or, $1,000,000, in the case of the Term B Loan) or, if less, the remaining Commitment or the principal amount held by the assignor of the Loan being assigned or other amounts acceptable to Agent, it being agreed that concurrent assignments to entities that are Related Funds after giving effect thereto will be treated as one assignment for purposes of such minimum assignment amounts. Borrower and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid (and not reimbursed by the Loan Parties) to Agent by the Lender to whom such interest is assigned; provided, that no such fee shall be payable in connection with any assignment by a Lender to a Lender or an Affiliate or Approved Fund of a Lender and further provided that only one such fee shall be payable in connection with concurrent assignments to two or more entities that are Related Funds after giving effect thereto. Any attempted assignment not made in accordance with this Section 10.8.1 shall be null and void. No assignment may be made to any Person if at the time of such assignment Borrower would be obligated to pay any greater amount under Section 3 to the Assignee than Borrower is then obligated to pay to the assigning Lender under such Sections (and if any assignment is made in violation of the foregoing, Borrower will not be required to pay such greater amount.

(b) Permitted assignments to Sponsor or any Affiliate of Sponsor (a “Sponsor Affiliated Lender”) shall be limited to funded Term Loans. Sponsor Affiliated Lenders and assignments to Sponsor Affiliated Lenders shall be subject to the following additional limitations:

(i) Sponsor Affiliated Lenders will not receive information provided solely to Lenders by the Agent or any Lender and will not be permitted to attend/participate in meetings not attended by the Borrowers;

(ii) no Sponsor Affiliated Lender shall (A) require the Agent or any other Lender to take any action (or refrain from taking any action) under the Loan Documents, or (B) make or bring any claim, in its capacity as a Lender, against Agent or any other Lender with respect to the duties and obligations of such Person under the Loan Documents (other than claims arising from the failure of Agent or any Lender to make any payment to such Sponsor Affiliated Lender required to be made by such Person pursuant to the terms of the Loan Documents);

(iii) during the pendency of any bankruptcy or insolvency proceeding of which any Borrower or Loan Party is a subject, Sponsor Affiliated Lenders shall, solely in their capacities as Lenders, be deemed to have granted to Agent an irrevocable power of attorney entitling the Agent to exercise any voting or consent rights of such Sponsor Affiliated Lenders under the Bankruptcy

Code or other applicable insolvency law, provided that Sponsor Affiliated Lenders shall retain the right to exercise any voting or consent rights of such Sponsor Affiliated Lenders under the Bankruptcy Code or other applicable insolvency law to the extent the matter being voted on or consented to would disproportionately and adversely affect the rights of such Sponsor Affiliated Lender in relation to all of the Lenders collectively; and

(c) the aggregate outstanding principal amount of Term Loans (if any) held by Sponsor Affiliated Lenders shall not exceed 10% of the outstanding principal amount of the Term Loans as of the date of any such assignments (and after giving effect to any such assignment).

(d) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement and conditioned upon the return of the existing Note to Borrower marked “Exchanged”, Borrower shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Loan Commitment plus the principal amount of the Assignee’s Term Loans (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Loan Commitment retained by the assigning Lender plus the principal amount of the Term Loans retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it.

(e) Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the Commitments of, and principal and interest amounts of the Loans owing to, such Lender pursuant to the terms hereof. The entries in such register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent. This Section 10.8.1(d) shall be construed so that the Loans and Commitments are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC.

(f) Notwithstanding the foregoing provisions of this Section 10.8.1 or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note (i) as collateral security to a Federal Reserve Bank or, as applicable, to such Lender’s trustee or other representative for the benefit of its investors (but no such assignment shall release any Lender from any of its obligations hereunder) and (ii) to (w) an Affiliate of such Lender, (x) its direct or indirect parent company, (y) to one or more other Lenders or (z) to an Approved Fund.

10.8.2.	Participations.

Any Lender may at any time sell to one or more Persons (other than the Sponsor or any Affiliate thereof) participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”) with the prior written consent of Agent (which consent shall not be unreasonably withheld or delayed and shall not be required for the sale of a participating interest by a Lender to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender). In the event of a sale by a Lender of a participating interest to a Participant, (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 10.1 expressly requiring the unanimous vote of all Lenders or, as applicable, all directly affected Lenders. Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant and such Lender, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a register meeting the requirements of Section 5f.103-1(c) of the United States Treasury Regulations and similar to that described in Section 10.8.1(d) with respect to such participation. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall not be exercised without the consent of Agent and shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 2.12.5. Borrower also agrees that each Participant shall be entitled to the benefits of Section 3 as if it were a Lender (provided that such Participant complies with the requirements of Section 3.1(c) and 3.1(d) as if it were a Lender; provided further, that no Participant shall receive any greater compensation pursuant to Section 3 than would have been paid to the participating Lender if no participation had been sold).

10.8.3.	Competitors.

Notwithstanding the foregoing, no assignment or participation shall be made by any Lender to any Person who is a Competitor of any Loan Party.

10.9.	Confidentiality.

Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Agent and each Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender or any of their Affiliates (including collateral managers of Lenders) in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any pledgee under Section 10.8.1(d), any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Agent or such Lender is a party; (f) to any nationally recognized rating agency or investor of a Lender that requires access to information about a Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to such Lender; (g) that ceases to be confidential through no fault of Agent or any Lender; (h) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding Borrower and the Loans and Commitments is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential; or (i) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For purposes of this Section, “Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Commitments. In each case where the Agent or Lender, as applicable, is compelled to disclose the confidential information, such Agent or Lender, as applicable, shall use commercially reasonable efforts to notify the Borrower prior to such disclosure; provided, that the failure to provide such notice shall not affect the right of such Agent or Lender, as applicable, to disclose the confidential information pursuant to clauses (c) or (d) above. Notwithstanding the foregoing, Borrower consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements; provided, in each case, Borrower is given the opportunity to review the same prior to its release. Notwithstanding anything herein to the contrary, no Loan Party shall be required to provide any confidential information to any Lender (other than the Agent) which (a) has made loans to or any investment in any Competitor of any Loan Party or (b) is a Competitor of any Loan Party, other than the financial reports and notices required pursuant to Section 6.1 above (other than Section 6.1.10).

10.10.	Captions.

Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.11.	Nature of Remedies.

All Obligations of Borrower and rights of Agent and Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.12.	Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by facsimile or other electronic method of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page. This Agreement and the other Loan Documents to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including “pdf”), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such other Loan Document shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

10.13.	Severability.

The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.14.	Entire Agreement.

This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof (except as relates to the fees described in Section 2.8.3) and any prior arrangements made with respect to the payment by (or any indemnification for) Borrower of any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Agent or Lenders. The Agreement has been negotiated and delivered to Agent and Lenders in the State of Illinois and shall have been accepted by Agent and Lenders in the State of Illinois.

10.15.	Successors; Assigns.

This Agreement shall be binding upon Borrower, Lenders and Agent and their respective successors and permitted assigns, and shall inure to the benefit of Borrower, Lenders and Agent and the successors and permitted assigns of Lenders and Agent. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Agent and each Lender.

10.16.	Governing Law.

THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

10.17.	Forum Selection; Consent to Jurisdiction.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF COOK COUNTY OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER, AGENT AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF COOK COUNTY OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. BORROWER, AGENT AND EACH LENDER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF ILLINOIS. BORROWER, AGENT AND EACH LENDER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.18.	Waiver of Jury Trial.

EACH OF BORROWER, AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.19.	Patriot Act.

Each Lender that is subject to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), and Agent (for itself and not on behalf of any Lender), hereby notifies each Loan Party that, pursuant to the requirements of the Patriot Act, such Lender and Agent are required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

[signature pages follow]

ANNEX I

Commitments and Pro Rata Shares

Lender	Revolving Commitment Amount	Pro Rata Share	Term A Loan Commitment	Pro Rata Share	Term B Loan Commitment	Pro Rata Share

Madison Capital Funding LLC	$4,250,000	38.63%	$10,000,000	17.54%	$58,750,000	73.90%

ING Capital LLC	$1,500,000	13.64%	$5,000,000	8.77%	$11,000,000	13.84%

GSC Investment Corp. CLO 2007, LTD.	$0	0%	$0	0%	$4,000,000	5.03%

Amalgamated Bank	$2,000,000	18.18%	$8,000,000	14.04%	$0	0%

Bank of The West	$2,000,000	18.18%	$8,000,000	14.04%	$0	0%

PennantPark Floating Rate Funding I, LLC	$0	0%	$0	0%	$3,000,000	3.77%

Wells Fargo Bank, N.A.	$1,250,000	11.36%	$11,000,000	19.30%	$2,750,000	3.46%

NewStar Commercial Loan Trust 2006-1	$0	0%	$6,400,000	11.23%	$0	0%

NewStar Commercial Loan Funding 2012-1 LLC	$0	0%	$3,600,000	6.32%	$0	0%

FTP Credit Holdings LLC	$0	0%	$5,000,000	8.77%	$0	0%

TOTALS	$11,000,000	100%	$57,000,000	100%	$79,500,000	100%

I-1

Annex II

Addresses

DCS Business Services, Inc.
333 North Canyon Parkway, Suite 100
Livermore, California 94551
Attention:	Hakan Orvell
Telephone:	(925) 960-7425
Telecopy:	(925) 960-4880

Madison Capital Funding LLC, as Agent and a Lender

Address for Notices:

30 South Wacker Drive, Suite 3700
Chicago, Illinois 60606
Attention:	DCS Account Manager
Telephone:	(312) 596-6900
Telecopy:	(312) 596-6950

Address for Payments:

Bank:	JPMorgan Chase Bank, N.A.
270 Park Avenue, New York, New York
ABA #:	***
Account #:	***
Account Name:	Madison Capital Funding LLC
Reference:	DCS Business Services, Inc.

Other Lenders:

Addresses for notices and payments to other Lenders on file with Agent as set forth in administrative questionnaires delivered by such Lenders to Agent

II-1

Annex III

Conditions Precedent to Permitted Acquisitions

(1) Agent and Lenders shall receive not less than ten Business Days’ prior written notice of such Acquisition, which notice shall include a reasonably detailed description of the proposed terms of such Acquisition and identify the anticipated closing date thereof;

(2) such Acquisition shall be structured as (a) an asset acquisition by Borrower or a Guarantor, (b) a merger of the Target with and into Borrower or a Guarantor, with Borrower or such Guarantor as the surviving corporation in such merger, or (c) a purchase of no less than 100% of the equity interests of the Target by Borrower or a Guarantor;

(3) Agent and Lenders shall receive, not less than ten Business Days’ prior to the consummation of such Acquisition, a due diligence package, reasonably satisfactory to them, which package shall include, without limitation, the following with regard to the Acquisition of the applicable Target:

(a) pro forma financial projections (after giving effect to such Acquisition) for Holdings and its Subsidiaries for the current and next two Fiscal Years or through the remaining term of this Agreement;

(b) appraisals (if existing);

(c) historical financial statements of the applicable Target for the two fiscal years prior to such Acquisition (or, if such Target has not been in existence for two years, for each year such Target has existed);

(d) a general description of (i) the applicable Target’s business, (ii) the Target’s competitive position within such Target’s industry and (iii) material agreements binding upon the applicable Target or any of its personal or real property and, if requested by Agent, copies of such material agreements;

(e) pending material litigation involving the applicable Target;

(f) a description of the method of financing the Acquisition, including sources and uses;

(g) locations of all material personal and real property of the applicable Target, including the location of its chief executive office;

(h) a description of the applicable Target’s management; and

(i) any other testings or material due diligence investigation with respect to such Acquisition reasonably required by Agent;

(4) Agent and Lenders shall receive environmental reports and related information regarding any property owned by the applicable Target, which shall be in form and substance satisfactory to Agent;

(5) such Acquisition shall only involve assets located in the United States and comprising a business, or those assets of a business, of the type engaged in by Borrower and Guarantors as of the Closing Date or as otherwise permitted by Section 7.10 of the Credit Agreement, and which business

III-1

would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to such Acquisition;

(6) Agent and Lenders shall receive a financial due diligence report from a nationally recognized accounting firm reasonably acceptable to Agent with respect to any Target whose Relative Contribution, as of the closing date of such Acquisition, would equal or exceed 10%. “Relative Contribution” means, with respect to any Target, an amount (expressed as a percentage) equal to: (x) Pro Forma EBITDA of such Target, divided by (y) EBITDA of Holdings and its Subsidiaries plus Pro Forma EBITDA of such Target;

(7) the applicable Target must have had a Pro Forma EBITDA of not less than $0 on a cumulative basis for the immediately preceding four fiscal quarters;

(8) Agent and Lenders shall receive evidence that effective as of the closing date of such Acquisition the applicable Target has in place insurance satisfying the requirements of Section 6.3;

(9) Agent, for the benefit of Agent and Lenders, (a) is granted a first priority perfected Lien (subject only to Permitted Liens) on all Collateral being acquired pursuant to such Acquisition (and, in the case of an Acquisition involving the purchase of any applicable Target’s equity interests, all of such purchased equity interests to the extent constituting Collateral shall be pledged to Agent for the benefit of Agent and Lenders, and such Target shall guarantee the Obligations and grant to Agent, for the benefit of Agent and Lenders, a first priority perfected Lien (subject only to Permitted Liens) on such Person’s assets), in each case, as required by Section 6.8 and (b) will be provided such other documents, instruments and legal opinions (consistent with Section 4.1) as Agent shall reasonably request in connection therewith, all such documents, instruments and opinions to be delivered no later than 30 days after the closing of such Acquisition and shall each be in form and substance reasonably satisfactory to Agent;

(10) after giving effect to such Acquisition and the incurrence of any Loans, other Debt or Contingent Obligations in connection therewith, Borrower shall have a Total Debt to EBITDA Ratio of not greater than 2.75 recomputed for the most recently ended month of Borrower for which financial statements for the applicable Target and for Borrower and its Subsidiaries are available;

(11) all material consents necessary for such Acquisition (including such consents as the Agent deems reasonably necessary) have been acquired and such Acquisition is consummated in accordance with the applicable acquisition documents and applicable law;

(12) Borrower’s computation of Pro Forma EBITDA shall comply with the Credit Agreement;

(13) as soon as practicable after the closing of such Acquisition, and in any event within twenty Business Days after such closing, Borrower shall deliver copies of all documents executed in connection with such Acquisition to Agent and Lenders;

(14) promptly after obtaining knowledge thereof, Borrower shall provide notice of any material change to any of the documents or information previously provided pursuant to clauses (1) through (14) above; and

(15) Immediately after giving effect to the consummation of the Acquisition, Borrowing Availability shall exceed Revolving Outstandings by an amount that is equal to or greater than $5,000,000.

III-2

Exhibit A

Form of Assignment Agreement

This Assignment Agreement (this “Assignment Agreement”) is entered into as of                     by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”). Reference is made to the Credit Agreement dated as of             , 2012 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”) among DCS Business Services, Inc. (“Borrower”), the lenders party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as administrative agent (“Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

Assignor and Assignee agree as follows:

1. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto, in and to Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents as of the Effective Date (as defined below). Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.

2. Assignor (i) represents that as of the Effective Date, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any Loan Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any other Person or the performance or observance by any Loan Party of its Obligations under the Credit Agreement or the Loan Documents or any other instrument or document furnished pursuant thereto.

3. Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment Agreement; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; (vii) attaches such documentation and other information required by Section 3.1(c) and (d) of the Credit Agreement (including, if Assignee is organized under the laws of a jurisdiction outside the United States, the forms prescribed for non-U.S. Lenders in Sections 3.1(c) and (d); and (viii) represents and warrants that it is not a Competitor of any Loan Party.

4. The effective date for this Assignment Agreement shall be as set forth on the schedule attached hereto (the “Effective Date”). Following the execution of this Assignment Agreement, it will be delivered to Agent for acceptance and recording by Agent pursuant to the Credit Agreement.

5. Upon such acceptance and recording, from and after the Effective Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and (ii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights (other than indemnification rights) and be released from its obligations under the Credit Agreement.

6. Upon such acceptance and recording, from and after the Effective Date, Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date with respect to the making of this assignment directly between themselves.

7. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

8. This Assignment Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Assignment Agreement. Receipt by facsimile or other electronic method of any executed signature page to this Assignment Agreement shall constitute effective delivery of such signature page.

[9. In connection with any assignment pursuant to this Assignment Agreement, each of the Assignor and Sponsor Affiliated Lender, in its capacity as Assignee of the tendered Term Loans, acknowledges as of the Effective Date that (i) the assignment is in compliance with and pursuant to the terms of Section 10.8.1 of the Credit Agreement, (ii) the other party to the Assignment Agreement currently may have, and later may come into possession of, information regarding the Loan Documents or the Loan Parties that is not known to it and that may be material to a decision to enter into an Assignment Agreement (“Excluded Information”), (iii) it has independently and without reliance on the other party made its own analysis and determined to enter into the Assignment Agreement and to consummate the transactions contemplated thereby notwithstanding its lack of knowledge of the Excluded Information and (iv) the other party shall have no liability to it, and it hereby (to the extent permitted by law) waives and releases any claims it may have against the other party (under applicable laws or otherwise) with respect to the nondisclosure of the Excluded Information; provided that the Excluded Information shall not and does not affect the truth or accuracy of the representations or warranties of such party in this Assignment Agreement. Each of the Assignor and Assignee, in its capacity as purchaser of the tendered Term Loans, further acknowledges that the Excluded Information may not be available to the Agent or the other Lenders.]1

[1]	Insert only if Assignee is a Sponsor Affiliated Lender.

The parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

By:
Title:

ASSIGNEE:

By:
Title:

[Consented to:

[MADISON CAPITAL FUNDING LLC, as Agent

By:
Title:	]

[[DCS BUSINESS SERVICES, INC.]

By:
Title:	]

Schedule to Assignment Agreement

Assignor:

Assignee:

Effective Date:

Credit Agreement dated as of             , 2012 among DCS Business Services, Inc., as Borrower, the financial institutions party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as Agent

Interests Assigned:

Commitment/Loan	Revolving Loan Commitment	Term A Loan	Term B Loan
Assignor Amounts	$	$	$
Amounts Assigned	$	$	$
Assignee Amounts (post-assignment)	$	$	$

Assignee Information:

Address for Notices:	Address for Payments:

Bank:
Attention:	ABA #:
Telephone:	Account #:
Telecopy:	Reference:

Exhibit B

Form of Compliance Certificate

Please refer to the Credit Agreement dated as of             , 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the undersigned (“Borrower”), the lenders party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as administrative agent (“Agent”). This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent and Lenders pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

[Enclosed herewith is a copy of the [annual audited/quarterly/monthly] report of Borrower as at                     (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of Borrower as of the Computation Date and has been prepared in accordance with GAAP consistently applied.]

Borrower hereby certifies and warrants that the computations set forth on the schedule attached hereto correspond to the ratios contained in the Credit Agreement and such computations are true and correct as at the [Computation Date] [date hereof, after giving pro forma effect to the Acquisition (and related Loans) pursuant to which this certificate is delivered].

Borrower further certifies that no Event of Default or Default has occurred and is continuing as of the date hereof [except as described on the Schedule attached hereto].

DCS BUSINESS SERVICES, INC.

By:
Title:

Schedule to Compliance Certificate

Dated as of                      2

A.	Section 7.14.1 - Minimum Fixed Charge Coverage Ratio

	1.	Consolidated Net Income		$

	2.	Plus:	Losses from Dispositions, extraordinary items, discontinued operations, reappraisal, revaluation or write-down of assets	$
			interest expense and the Agent’s fee	$
			income tax expense	$
			depreciation	$
			amortization	$
			charges for impairment of goodwill and other intangibles	$
			management fees and reimbursable expenses	$
			amortization of debt discounts and commissions	$

	3.	Plus:	Transaction fees and expenses in connection with this agreement	$
			Non-cash expenses in connection with options, deferred compensation and stock options	$
			Transaction Fees in connection with Permitted Acquisitions and Investments permitted under Sections 7.11(q) and 7.11(s)	$
			Transaction fees and expenses in connection with a successful Qualified IPO	$
			Transaction fees and expenses in connection with an unsuccessful Qualified IPO	$
			Costs and expenses related to Permitted Debt or equity issuances	$
			Non-cash expenses in the form of options granted to Borrower or Holdings and other non-cash expense with respect to deferred compensation and stock options	$
			severance expenses approved by the Agent	$
			business interruption insurance proceeds	$
			Non-cash adjustment to the valuation of earnout payments or other consideration relating to Investments permitted hereunder	$
			cash restructuring charges approved by the Agent in connection with Permitted Acquisitions and Investments permitted under Sections 7.11(q) and 7.11(s)	$

[2]	The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement.

	non-cash restructuring charges from Permitted Acquisitions or Investments permitted under Sections 7.11(q) and 7.11(s)	$
	non-cash charges (or minus non-cash gains) relating to various accounting charges	$
	other extraordinary costs and expenses satisfactory to Agent	$

	non-cash adjustments relating to earn-outs and other investment consideration	$
	any Cure Amount contributed pursuant to Section 7.14.3	$

	the result of (a) the amount collected during such period from the Department of Education for services performed and invoiced, but for which revenue has not yet been recognized in Consolidated Net Income, minus (b) revenue from the Department of Education recognized in Consolidated Net Income during such period for which cash was received in a prior period and where revenue was not previously recognized, all subject to the review and reasonable approval of Agent	$

4.	Minus: Gains from Dispositions, extraordinary items, discontinued operations, reappraisal, revaluation or write-up of assets	$

5.	Total (EBITDA)	$

6.	Income taxes paid in cash (net of refunds) and tax distributions paid in cash	$

7.	other restricted payments made pursuant to Section 7.4 (other than restricted payments funded from an Increase Request, Additional Subordinated Debt or a Qualified IPO, and transaction expenses distributed pursuant to Section 7.4(iv))	$

8.	Unfinanced Capital Expenditures paid in cash	$

9.	Sum of (6), (7) and (8)	$

10.	Remainder of (5) minus (9)	$

11.	Interest Expense paid in cash	$

12.	Required payments of principal of Debt (including Term Loans but excluding Revolving Loans)	$

	13.	Scheduled installments for the purchase of licenses of software paid in cash	$

	14.	Sum of (11), (12) and (13)	$

	15.	Ratio of (10) to (14)	:1.00

B.	Section 7.14.2 - Maximum Total Debt to [Adjusted] EBITDA Ratio

	1.	Total Debt	$

2.

[Adjusted] EBITDA

(from Item A(5) above[, plus Pro Forma EBITDA totaling $            in the aggregate for all applicable Permitted Acquisitions in such period (comprising of Pro Forma Adjusted EBITDA in the following individual amounts with respect to the following individual Permitted Acquisitions (x)             , $            , (y)             , $            and (z)             , $            )])

$

	3.	Ratio of (1) to (2)	to 1

	4.	Maximum allowed	to 1

Exhibit C

Form of Note

$	Chicago, Illinois

The undersigned (“Borrower”), for value received, promises to pay to                      (“Lender”) at the principal office of Madison Capital Funding LLC (the “Agent”) in Chicago, Illinois the aggregate unpaid amount of all Loans made to Borrower by Lender pursuant to the Credit Agreement referred to below, such principal amount (which such amount may change over time pursuant to the Credit Agreement) to be payable on the dates set forth in the Credit Agreement.

Borrower further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of             , 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), by and among Borrower, the lenders (including Lender) party thereto from time to time and Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

DCS BUSINESS SERVICES, INC.

By:
Title:

C-1

Exhibit D

Form of Notice of Borrowing

[letterhead of Borrower]

Madison Capital Funding LLC,

as Agent

30 South Wacker Drive

Suite 3700

Chicago, Illinois 60606

Attention: Loan Operations

Telephone:	(312) 596-6900
Telecopy:	(312) 596-6950

loanoperations@mcfllc.com

Dear                     :

Please refer to the Credit Agreement dated as of [            ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the undersigned (“Borrower”), the financial institutions party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as administrative agent (“Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement. This notice is given pursuant to Section 2.2.2 of the Credit Agreement and constitutes a representation by Borrower that the conditions specified in Section 4.2 of the Credit Agreement have been satisfied. Borrower hereby requests a borrowing under the Credit Agreement as follows:

The aggregate amount of the proposed borrowing is $        . The requested borrowing date for the proposed borrowing (which is a Business Day) is             ,         . The Revolving Loans comprising the proposed borrowing are [Base Rate] [LIBOR] Loans. The duration of the Interest Period for each LIBOR Loan made as part of the proposed Borrowing, if applicable, is              months (which shall be 1, 2, 3 or 6 months).

This Notice is executed and delivered on             , 20    .

DCS BUSINESS SERVICES, INC.

By:
Title:

D-1

Exhibit E

Form of Notice of Conversion/Continuation

[letterhead of Borrower]

Madison Capital Funding LLC,

as Agent

30 South Wacker Drive

Suite 3700

Chicago, Illinois 60606

Attention: Loan Operations

Telephone:	(312) 596-6900
Telecopy:	(312) 596-6950

loanoperations@mcfllc.com

Dear                     :

Please refer to the Credit Agreement, dated as of [            ], 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the undersigned (“Borrower”), the financial institutions party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as administrative agent (“Agent”). This notice is given pursuant to Section 2.2.3 of the Credit Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement. Borrower hereby requests a [conversion][continuation] of [Term [A][B] Loans][Revolving Loans] as follows:

The date of the proposed [conversion] [continuation] is             ,          (which shall be a Business Day). The aggregate amount of the [Term [A][B] Loans] [Revolving Loans] proposed to be [converted] [continued] is $        . [Specify which part is to be converted and which part is to be continued, if appropriate.] The Loans to be [continued] [converted] are [Base Rate Loans] [LIBOR Loans] and the Loans resulting from the proposed [conversion] [continuation] will be [Base Rate Loans] [LIBOR Loans]. The duration of the requested Interest Period for each LIBOR Loan made as part of the proposed [conversion] [continuation] is              months (which shall be 1, 2, 3 or 6 months).

This Notice is executed and delivered on             , 20    .

DCS BUSINESS SERVICES, INC.

By:
Title:

E-1

Exhibit F

Form of Excess Cash Flow Certificate

Date:             , 201

Please refer to the Credit Agreement dated as of             , 2012 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the undersigned (the “Borrower”), the lenders party thereto from time to time, as Lenders, and Madison Capital Funding LLC, as administrative agent (“Agent”). This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Agent and Lenders pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The officer executing this Certificate is a chief financial officer of Borrower and as such is duly authorized to execute and deliver this Certificate on behalf of Borrower. By executing this Certificate such officer hereby certifies, solely in his capacity as chief financial officer of Borrower and not in any individual capacity, to Agent and Lenders that as of the date hereof:

(a) set forth on Schedule 1 attached hereto is a correct calculation of Excess Cash Flow for the Fiscal Year ended [December 31], 20     and a correct calculation of the required prepayment of

$        ;

(b) Schedule 1 attached hereto is based on the audited financial statements which have been delivered to Agent in accordance with Section 6.1.1 of the Credit Agreement.

IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed by its chief financial officer this      day of             , 201    .

DCS BUSINESS SERVICES, INC.

By:
Title:

Schedule 1

to

Excess Cash Flow Certificate

Excess Cash Flow is defined as follows:

EBITDA (from item A(5) of Exhibit B)		$

Plus:	Decrease in Adjusted Working Capital	$

Less:	Scheduled principal payments made with respect to Term Loans and other permitted Debt	$

	Cash payments (not financed by Debt) made with respect to Capital Expenditures	$

	Federal, state, local and foreign income taxes paid in cash (net of cash refunds)	$

	Interest Expense with respect to permitted Debt paid in cash	$

	Management fees paid in cash to Sponsor and Affiliates to the extent permitted under Section 7.4	$

	To the extent paid in cash during such period, any Legal Costs	$

	Permitted Acquisitions, Investments and Restricted Payments not financed with the proceeds of equity or Debt other than Revolving Loans	$

	Any other cash expenses that are added back to Consolidated Net Income in the calculation of EBITDA	$

	Cash payments with respect to installments owing for the purchase or license of software	$

	Other cash payments added back to EBITDA in the definition thereof	$

	Increase in Adjusted Working Capital	$

Excess Cash Flow		$

Total Debt to EBITDA Ratio (from item C(3) of Exhibit B)			:1

Prepayment percent				%

Prepayment amount		$

Decrease (increase) in Adjusted Working Capital, for the purposes of the calculation of Excess Cash Flow, means the following:

		Beg. of Period	End of Period

	Consolidated current assets:	$	$

Less:	cash

cash equivalents

	Adjusted current assets	$	$

	Consolidated current liabilities (excluding accruals relating to management fees, accrued interest expense and income taxes payable):	$	$

Less: short-term Debt (including current portion of long-term Debt)

	Adjusted current liabilities	$	$

	Adjusted Working Capital (adjusted consolidated current assets minus adjusted consolidated current liabilities)	$	$

	Decrease (Increase) in Adjusted Working Capital (beginning of period minus end of period Adjusted Working Capital)		$

EXECUTION VERSION

Schedules

Schedule 2.3.1	Existing Letters of Credit
Schedule 4.1.2	Prior Debt
Schedule 5.6	Litigation
Schedule 5.8	Capitalization
Schedule 5.16	Insurance
Schedule 5.20	Labor Matters
Schedule 5.22	Bank Accounts
Schedule 7.1	Existing Debt
Schedule 7.2	Existing Liens
Schedule 7.8	Affiliate Transactions
Schedule 7.11	Existing Investments

Schedule 2.3.1

Existing Letters of Credit

1.	Letter of Credit number *** issued by the Bank of New York to secure a bond issued by Holdings on behalf of Fidelity for $1,400,000, currently scheduled to expire March 30, 2012.

Schedule 4.1.2

Prior Debt

1.	That Debt under that certain Amended and Restated Credit Agreement, by and among Borrower, Holdings, Madison Capital Funding LLC, as Agent for the Lenders and all the financial institutions party thereto as Lenders, dated as of February 5, 2005, as amended from time to time to date.

Schedule 5.6

Litigation

None.

Schedule 5.8

Capitalization

Issuer	Record Owner	Certificate No.	No. Shares
DCS Business Services, Inc.	Performant Financial Corporation	C-23	100
Diversified Collection Services, Inc.	DCS Business Services, Inc.	C1	1,000
Vista Financial, Inc.	DCS Business Services, Inc.	C1	10,000

HOLDINGS CAPITALIZATION AT CLOSING

Holdings Series A Preferred Stock

CERTIFICATE NUMBER	SHAREHOLDER	NUMBER OF SHARES	DATE OF ISSUE	STATUS
PA-9	Ares Capital Corporation	14,927	05/23/06	Outstanding
PA-10	Parthenon DCS Holdings, LLC	2,632,911	05/23/06	Outstanding

TOTAL ISSUED AND OUTSTANDING		2,647,838

Holdings Common Stock

CERTIFICATE NUMBER	SHAREHOLDER	NUMBER OF SHARES	DATE OF ISSUE	STATUS

C-1	James R. Stone	135,763	09/07/04	Outstanding
C-2	Jeffrey Stein	45,000	11/02/04	Outstanding
C-3	Parthenon DCS Holdings, LLC	15,039,935	02/02/05	Outstanding
C-4	Madison Capital Funding, LLC	386,482	02/02/05	Outstanding
C-5	Allied Capital Corporation	478,816	02/02/05	Outstanding
C-6	Ares Capital Corporation	114,004	02/02/05	Outstanding
C-7	Lisa Im	579,723	02/02/05	Outstanding
C-8	Lisa Im	13,285	02/04/05	Outstanding
C-9	Lisa Im	446,875	02/02/05	Outstanding
C-10	Jon Shaver	193,241	02/02/05	Outstanding
C-11	Jon Shaver	187,500	02/02/05	Outstanding
C-14	James B.A. Tracey, II	443,625	02/02/05	Outstanding
C-15	Onezime Biagas	24,375	02/02/05	Outstanding
C-16	Chris Crissman	24,375	02/02/05	Outstanding
C-17	Daniel Exline	24,375	02/02/05	Outstanding
C-18	Harold Leach	24,375	02/02/05	Outstanding
C-19	Bruce Mackinlay	24,375	02/02/05	Outstanding
C-20	Guy McDonald	24,375	02/02/05	Outstanding

CERTIFICATE NUMBER	SHAREHOLDER	NUMBER OF SHARES	DATE OF ISSUE	STATUS
C-21	Joseph Tagupa	24,375	02/02/05	Outstanding
C-22	David Yim	24,375	02/02/05	Outstanding
C-23	Paul Lauffenburger	24,375	02/02/05	Outstanding
C-24	Rolland Tracey	24,375	02/02/05	Outstanding
C-25	Bob Schramm	24,375	02/02/05	Outstanding
C-26	Ed Keenan	19,500	02/02/05	Outstanding
C-27	Kevin Hansen	14,625	02/02/05	Outstanding
C-28	Elizabeth Warda	14,625	02/02/05	Outstanding
C-29	Nauman Bashir	9,750	02/02/05	Outstanding
C-30	Said Shawwa	4,875	02/02/05	Outstanding
C-31	Ernesto Martinez Granata	4,875	02/02/05	Outstanding
C-32	Scott Carrier	4,875	02/02/05	Outstanding
C-33	Dennis Christie	4,875	02/02/05	Outstanding
C-34	Christine Sorich	4,875	02/02/05	Outstanding
C-35	Lavon Arnett	4,875	02/02/05	Outstanding
C-36	Dominic Queirolo	4,875	02/02/05	Outstanding
C-37	Rashid Nasim	4,875	02/02/05	Outstanding
C-38	Jean Hsien	4,875	02/02/05	Outstanding
C-39	Vince Ramirez	4,875	02/02/05	Outstanding
C-40	Fred Danielli	4,875	02/02/05	Outstanding
C-41	Irina Tchabanov	4,875	02/02/05	Outstanding
C-42	Onezime Biagas	65,625	05/20/05	Outstanding
C-43	Chris Crissman	65,625	07/19/06	Outstanding
C-44	Fiorello Danielli	13,125	07/31/06	Outstanding
C-45	Ernesto Martinez Granata	13,125	08/08/06	Outstanding
C-46	Joseph R. Tagupa	61,875	01/25/08	Outstanding
C-47	Harold T. Leach, Jr.	65,625	01/31/08	Outstanding
C-48	Scott T. Carrier	13,125	07/17/08	Outstanding
C-49	Rolland Tracey	65,625	08/06/08	Outstanding
C-50	Brian Greenfield	20,000	10/22/08	Outstanding
C-51	Syed Moosa Rizvi	359	09/15/11	Outstanding

TOTAL ISSUED AND OUTSTANDING		18,833,483

HOLDINGS CAPITALIZATION POST-CLOSING

Holdings Series A Preferred Stock

CERTIFICATE NUMBER	SHAREHOLDER	NUMBER OF SHARES	DATE OF ISSUE	STATUS
[PA-11]	Ares Capital Corporation	3,944	[03/19/12]	Outstanding
[PA-12]	Parthenon DCS Holdings, LLC	695,611	[03/19/12]	Outstanding

TOTAL ISSUED AND OUTSTANDING		699,555

Holdings Common Stock

CERTIFICATE NUMBER	SHAREHOLDER	NUMBER OF SHARES	DATE OF ISSUE	STATUS

C-1	James R. Stone	135,763	09/07/04	Outstanding
C-2	Jeffrey Stein	45,000	11/02/04	Outstanding
C-3	Parthenon DCS Holdings, LLC	15,039,935	02/02/05	Outstanding
C-4	Madison Capital Funding, LLC	386,482	02/02/05	Outstanding
C-5	Allied Capital Corporation	478,816	02/02/05	Outstanding
C-6	Ares Capital Corporation	114,004	02/02/05	Outstanding
C-7	Lisa Im	579,723	02/02/05	Outstanding
C-8	Lisa Im	13,285	02/04/05	Outstanding
C-9	Lisa Im	446,875	02/02/05	Outstanding
C-10	Jon Shaver	193,241	02/02/05	Outstanding
C-11	Jon Shaver	187,500	02/02/05	Outstanding
C-14	James B.A. Tracey, II	443,625	02/02/05	Outstanding
C-15	Onezime Biagas	24,375	02/02/05	Outstanding
C-16	Chris Crissman	24,375	02/02/05	Outstanding
C-17	Daniel Exline	24,375	02/02/05	Outstanding
C-18	Harold Leach	24,375	02/02/05	Outstanding
C-19	Bruce Mackinlay	24,375	02/02/05	Outstanding
C-20	Guy McDonald	24,375	02/02/05	Outstanding
C-21	Joseph Tagupa	24,375	02/02/05	Outstanding
C-22	David Yim	24,375	02/02/05	Outstanding
C-23	Paul Lauffenburger	24,375	02/02/05	Outstanding
C-24	Rolland Tracey	24,375	02/02/05	Outstanding
C-25	Bob Schramm	24,375	02/02/05	Outstanding
C-26	Ed Keenan	19,500	02/02/05	Outstanding
C-27	Kevin Hansen	14,625	02/02/05	Outstanding
C-28	Elizabeth Warda	14,625	02/02/05	Outstanding
C-29	Nauman Bashir	9,750	02/02/05	Outstanding
C-30	Said Shawwa	4,875	02/02/05	Outstanding
C-31	Ernesto Martinez Granata	4,875	02/02/05	Outstanding
C-32	Scott Carrier	4,875	02/02/05	Outstanding
C-33	Dennis Christie	4,875	02/02/05	Outstanding
C-34	Christine Sorich	4,875	02/02/05	Outstanding
C-35	Lavon Arnett	4,875	02/02/05	Outstanding
C-36	Dominic Queirolo	4,875	02/02/05	Outstanding
C-37	Rashid Nasim	4,875	02/02/05	Outstanding
C-38	Jean Hsien	4,875	02/02/05	Outstanding
C-39	Vince Ramirez	4,875	02/02/05	Outstanding
C-40	Fred Danielli	4,875	02/02/05	Outstanding
C-41	Irina Tchabanov	4,875	02/02/05	Outstanding
C-42	Onezime Biagas	65,625	05/20/05	Outstanding
C-43	Chris Crissman	65,625	07/19/06	Outstanding
C-44	Fiorello Danielli	13,125	07/31/06	Outstanding
C-45	Ernesto Martinez Granata	13,125	08/08/06	Outstanding

CERTIFICATE NUMBER	SHAREHOLDER	NUMBER OF SHARES	DATE OF ISSUE	STATUS
C-46	Joseph R. Tagupa	61,875	01/25/08	Outstanding
C-47	Harold T. Leach, Jr.	65,625	01/31/08	Outstanding
C-48	Scott T. Carrier	13,125	07/17/08	Outstanding
C-49	Rolland Tracey	65,625	08/06/08	Outstanding
C-50	Brian Greenfield	20,000	10/22/08	Outstanding
C-51	Syed Moosa Rizvi	359	09/15/11	Outstanding
[C-52]	Parthenon DCS Holdings, LLC	1,937,300	[03/19/12]	Outstanding
[C-53]	Ares Capital Corporation	10,983	[03/19/12]	Outstanding

TOTAL ISSUED AND OUTSTANDING		20,781,766

Schedule 5.16

Insurance

Lines of Coverage	Insurance Company	Effective Date	Expiration Date	Limits/Layer
Property - All Risks	Hartford Group/Hartford Casualty	10/01/11	10/01/12	$24.4m-BPP, $2.4m-Bldg, $7.2m-BI

General Liability	Hartford Group/Hartford Casualty	10/01/11	10/01/12	$1m/$2m aggregate

Auto Liability/Ph. Damage	Hartford Group/Hartford Casualty	10/01/11	10/01/12	$1m

Umbrella	Hartford Group/Hartford Casualty	10/01/11	10/01/12	$15m

Workman Comp/Employee Liability	Hartford	12/01/11	12/01/12	WC Statutory Benefits / EL $1m

DIC	Lloyds Underwriters – Beazley Syndicates	10/01/11	10/01/12	$7.5m

Professional Liability	Columbia Casualty Co.	10/01/11	10/01/12	$10m

D&O/EPL	Starr Indemnity & Liability Company	10/01/11	10/01/12	$5m

Fiduciary	Starr Indemnity & Liability Company	10/01/11	10/01/12	$2m

Commercial Crime	Fidelity & Deposit Co. of MD	10/01/11	10/01/12	$5m Emply Theft/$5m Computer Fraud

Schedule 5.20

Labor Matters

None.

Schedule 5.22

Bank Accounts

Accounts Subject to Deposit Account Control Agreement at Wells Fargo Bank

Company	Acct Name	Bank Acct #	Acct Type
Diversifed Collection Services, Inc.	Accounts Receivable	***	Checking/ZBA
Diversified Collection Services, Inc.	Company Payroll	***	Checking/ZBA
Diversified Collection Services, Inc.	Controlled Disbursements Account	***	Checking/ZBA
Diversified Collection Services, Inc.	Flexible Benefit Plan	***	Checking
Diversifed Collection Services, Inc.	Master Account	***	Checking
Diversifed Collection Services, Inc.	Operating Account	***	Checking
Vista Financial, Inc.	VFI Payroll	***	Checking/ZBA

Schedule 7.1

Existing Debt

None.

Schedule 7.2

Existing Liens

None.

Schedule 7.8

Affiliate Transactions

1.	Stockholders Agreement by and between Holdings, Parthenon DCS Holdings, LLC, and the other individuals listed therein as of January 8, 2004.

2.	Registration Agreement by and among Holdings, Parthenon DCS Holdings, LLC and the other individuals listed therein as of January 8, 2004.

3.	Investment Agreement by and among Holdings, Parthenon DCS Holdings, LLC and the other individuals listed therein as of January 8, 2004.

4.	The following agreements with Lisa Im:

a) Executive Securities Repurchase Agreement dated as of January 8, 2004

b) $1,000,000 Loan to purchase stock of the Company on or about January 8, 2004

c) Stock Purchase Agreement dated as of February 4, 2005

d) Restricted Stock Agreement dated as of February 4, 2005

e) Employment Agreement commencing on June 3, 2002, as first amended on January 8, 2004 and further amended on December 29, 2008

f) Deferred Compensation Agreement dated as of January 8, 2004

g) Indemnification Agreement dated October 22, 2003

5.	The following agreements with Jon Shaver:

a) $500,000 Loan to purchase stock of Holdings on or about January 8, 2004

b) Restricted Stock Agreement dated as of February 4, 2005

c) Employment Agreement commencing on March 31, 2003, as first amended on January 8, 2004 and further amended on February 4, 2005

d) Deferred Compensation Agreement dated as of January 8, 2004

e) Indemnification Agreement dated October 22, 2003

6.	Repurchase Agreement, by and among Holdings, Parthenon DCS Holdings, LLC, and the other signatories party thereto, dated as of February 4, 2005.

7.	$37,000 loan to Jeffrey Stein, evidenced by a Promissory Note in the amount of $37,000 issued by Jeffrey Stein to Holdings on February 4, 2005.

8.	Contribution Agreement by and between DCS Business Services, Inc. and Holdings, dated February 3, 2005.

9.	Subscription Agreement between Holdings and Parthenon DCS Holdings, LLC, dated May 19, 2006.

10.	Subscription Agreement between Holdings and Ares Capital Corporation, dated May 19, 2006.

11.	2004 DCS Holdings, Inc. Stock Option Plan by Parthenon with respect to 90% ownership interest in Performant Financial Corporation, f/k/a/ DCS Holdings, Inc.

12.	Non-Disclosure and Proprietary Rights Agreement between Diversified Collection Services, Inc. and Harold T. Leach dated as of January 8, 2004.

13.	Advisory Services Agreement by and between Diversified Collection Services, Inc. and Parthenon Capital, LLC dated as of January 8, 2004 and as amended on the Closing Date.

14.	Confidentiality Agreement between Holdings and Parthenon DCS Holdings, LLC, dated May 19, 2006.

15.	Consulting Agreement by and between Holdings and William D. Hansen, dated February 27, 2012.

Schedule 7.11

Existing Investments

1.	Loan to Lisa Im in the amount of $500,000 to purchase stock of Holdings on or about January 8, 2004.

2.	Loan to Lisa Im in the amount of $1,000,000 to purchase stock of Holdings on or about January 8, 2004.

3.	Loan to Jon Shaver in the amount of $500,000 to purchase stock of Holdings on or about January 8, 2004.

4.	Deferred Compensation Agreement among Borrower and Lisa Im dated as of January 4, 2004.

5.	Deferred Compensation Agreement among Borrower and Jon Shaver dated as of January 4, 2004.

AMENDMENT NO. 1 TO CREDIT AGREEMENT

(INCREMENTAL AMENDMENT)

This AMENDMENT NO. 1 TO CREDIT AGREEMENT (INCREMENTAL AMENDMENT) (“Amendment”) is dated as of June 28, 2012, and is entered into by and among DCS BUSINESS SERVICES, INC., a Nevada corporation (“Borrower”), the Lenders (as defined in the Credit Agreement as hereafter defined) providing the June 2012 Requested Term B Loan Increase (as hereafter defined) on the date hereof, and MADISON CAPITAL FUNDING LLC, as Agent for all Lenders.

W I T N E S S E T H:

WHEREAS, Borrower, Agent and the Lenders from time to time party thereto are parties to that certain Credit Agreement dated as of March 19, 2012 (as the same has been or may be from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”; capitalized terms not otherwise defined herein have the definitions provided therefor in the Credit Agreement);

WHEREAS, Borrower has requested that certain Lenders fund to borrower on the date hereof a Requested Term B Loan Increase in the aggregate amount of $19,500,000 (the “June 2012 Requested Term B Loan Increase”), and the Lenders executing this Amendment have each agreed to fund a portion of such June 2012 Requested Term B Loan Increase such that the principal amount of the Term B Loan held by each such Lender shall be equal to the amount set forth on Annex I to this Amendment after giving effect to such funding, subject to the payment by Borrower of certain fees as reflected in the Notice of Borrowing and Letter of Direction delivered by Borrower to Agent on the date hereof with respect to the June 2012 Requested Term B Loan Increase;

WHEREAS, Borrower, Agent and the Lenders party hereto desire to amend the Credit Agreement to reflect the June 2012 Requested Term B Loan Increase and that the Requested Term B Loan Increase shall become a part of the Term B Loan and have all terms applicable to the Term B Loan under the Credit Agreement except as expressly set forth herein and except with respect to up-front fees which are agreed to separately from this Amendment, and pursuant to Section 2.1.3 of the Credit Agreement, an Incremental Amendment (as defined therein) to accomplish the foregoing may be executed solely by Borrower, Agent and the Lenders participating in the June 2012 Requested Term B Loan Increase;

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. June 2012 Requested Term B Loan Increase. On the date hereof, Borrower is borrowing the June 2012 Requested Term B Loan Increase in the amount of $19,500,000 as an increase to the Term B Loan from the Lenders party to this Amendment (with the amount funded by each such Lender equal to the amount described in the second recitals clause hereof, and the amount of the Term B Loan under the Credit Agreement is accordingly hereby increased by such amount, and such increased amount of the Term B Loan be subject to all of the terms and conditions of the Credit Agreement applicable to the existing Term B Loan except as expressly set forth in Section 2 below.

2. Amortization of June 2012 Requested Term B Loan Increase. It is the intention of Borrower, Agent and the Lenders party hereto that the Term B Loan installment due on June 30, 2012 shall not be increased as a result of the June 2012 Requested Term B Loan Increase (but that each subsequent installment of the Term B Loan shall be increased as set forth in the parenthetical in the first sentence of Section 2.11.3 of the Credit Agreement). Accordingly, Borrower, Agent and the Lenders party hereto agree that (i) the installment of the Term B Loan due on June 30, 2012 shall remain $198,750 (with none of such installment to be applied to the principal of the June 2012 Requested Term B Loan Increase), and (ii) commencing with the installment of the Term B Loan due on September 30, 2012 and for each scheduled installment of the Term B Loan thereafter, the scheduled installments of the Term B Loan (other than on the Term B Loan Maturity Date) shall be increased pursuant to the parenthetical of the first sentence of Section 2.11.3 of the Credit Agreement by 0.25% of the principal amount of the June 2012 Requested Term B Loan Increase (such that, absent any subsequent event altering the amounts of scheduled installments of the Term B Loan following the date hereof, each installment of the Term B Loan shall be increased by $48,750 (0.25% of the principal amount of the June 2012 Requested Term B Loan Increase) from $198,750 for scheduled installments of $247,500 on each date (other than the Term B Loan Maturity Date set forth in Section 2.11.3 of the Credit Agreement (with the outstanding principal balance of the Term B Loan (as increased by the June 2012 Term B Loan Increase) to be paid in full on the Term B Loan Maturity Date)).

3. Amendment and Restatement of Annex I to the Credit Agreement. The Credit Agreement is hereby amended by amending and restating Annex I to the Credit Agreement in its entirety in the form of Annex I attached to this amendment in order to reflect the June 2012 Requested Term B Loan Increase.

4. Conditions to Effectiveness. The effectiveness of this Amendment is subject to satisfaction of the following conditions precedent (unless specifically waived in writing by Agent):

(a) Agent shall have received a copy of this Amendment (including the Consent and Reaffirmation attached hereto), executed by Borrower, each Loan Party and each Lender participating in the June 2012 Requested Term B Loan Increase;

(b) After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing; and

(c) Agent shall have received such documents, instruments and agreements as are reasonably required by Agent in connection with this Amendment and the June 2012 Requested Term B Loan Increase, in form and substance reasonably satisfactory to Agent.

2

5. Representations and Warranties. To induce Agent and the applicable Lenders to enter into this Amendment and provide the June 2012 Requested Term B Loan Increase, Borrower represents and warrants to Agent and Lenders that:

(a) the execution, delivery and performance of this Amendment and the June 2012 Requested Term B Loan Increase has been duly authorized by all requisite corporate action on the part of Borrower and that this Amendment has been duly executed and delivered by Borrower;

(b) this Amendment and the Borrower’s obligations under the Credit Agreement in respect of the June 2012 Requested Term B Loan Increase constitute the legal, valid and binding obligation of Borrower and are enforceable against Borrower in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditor’s rights generally and to general principles of equity;

(c) the execution and delivery by Borrower of this Amendment and the consummation of the June 2012 Requested Term B Loan Increase does not require the consent or approval of any Person, except such consents and approvals as have been obtained;

(d) after giving effect to this Amendment the representations and warranties of Borrower and each other Loan Party set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects with the same effect as if made on the date hereof (except to the extent such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); and

(e) no Default or Event of Default has occurred and is continuing.

6. Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

7. References. Any reference to the Credit Agreement contained in any document, instrument or Credit Agreement executed in connection with the Credit Agreement shall be deemed to be a reference to the Credit Agreement as modified by this Amendment.

8. Counterparts; Electronic Transmission. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. Facsimile signatures and other electronic signatures shall also constitute originals.

9. Ratification. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions of the Credit Agreement and shall not be deemed to be a consent to the modification or waiver of any other term or

3

condition of the Credit Agreement. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Credit Agreement and each of the other Loan Documents are ratified and confirmed and shall continue in full force and effect.

10. Governing Law. THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

[Signature Pages Follow]

4

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

DCS BUSINESS SERVICES, INC.

By:	/s/ Hakan Orvell
Name:	Hakan Orvell
Title:	Vice President and Chief Financial Officer

Signature Page - Amendment No. 1 to Credit Agreement (Incremental Amendment)

MADISON CAPITAL FUNDING LLC, as Agent and a Lender

By:	/s/ Michael Wativi
Name:	Michael Wativi
Title:	Vice President

Signature Page - Amendment No. 1 to Credit Agreement (Incremental Amendment)

CONSENT AND REAFFIRMATION

Each of Performant Financial Corporation, Diversified Collection Services, Inc. and Vista Financial, Inc. (collectively, the “Companies”) hereby (i) acknowledges receipt of a copy of the foregoing Amendment No. 1 to Credit Agreement (Incremental Amendment) dated as of June 28, 2012 (the “Amendment”); (ii) consents to Borrower’s execution and delivery of the Amendment and the borrowing of the Requested Term B Increase contemplated thereby; (iii) agrees to be bound by the Amendment; (iv) affirms that nothing contained in the Amendment shall modify in any respect whatsoever any Loan Document to which it is a party; and (v) reaffirms that such Loan Documents shall continue to remain in full force and effect and that its guaranty of the Obligations and grant of security interests in its assets to secure such guaranty of the Obligations shall apply to the Obligations as increased by the Requested Term B Increase contemplated by the Amendment. Although the Companies have been informed of the matters set forth herein and has acknowledged and agreed to same, each of the Companies understands that Agent and Lenders have no obligation to inform either Company of such matters in the future or to seek acknowledgment of either Company or agreement to future amendments, waivers or consents, and nothing herein shall create such a duty.

IN WITNESS WHEREOF, the parties hereto have caused this Consent and Reaffirmation to be duly executed under seal and delivered by their respective duly authorized officers on and as of the date of the Amendment.

[Signature Page Follows]

PERFORMANT FINANCIAL CORPORATION

By:	/s/ Hakan Orvell
Name:	Hakan Orvell
Title:	Vice President and Chief Financial Officer

DIVERSIFIED COLLECTION SERVICES, INC.

By:	/s/ Hakan Orvell
Name:	Hakan Orvell
Title:	Vice President and Chief Financial Officer

VISTA FINANCIAL, INC.

By:	/s/ Hakan Orvell
Name:	Hakan Orvell
Title:	Vice President Chief Financial Officer and Treasurer

Consent and Reaffirmation - Amendment No. 1 to Credit Agreement (Incremental Amendment)

ANNEX I

Commitments and Term Loan Amounts and Pro Rata Shares

Lender	Revolving Commitment Amount	Pro Rata Share	Term A Loan Amount	Pro Rata Share	Term B Loan Amount	Pro Rata Share
Madison Capital Funding LLC	$4,250,000	38.63%	$0	0%	$45,250,000	45.71%
ING Capital LLC	$1,500,000	13.64%	$5,000,000	8.77%	$11,000,000	11.11%
GSC Investment Corp. CLO 2007, LTD.	$0	0%	$0	0%	$4,000,000	4.04%
Amalgamated Bank	$2,000,000	18.18%	$8,000,000	14.04%	$0	0%
Bank of The West	$2,000,000	18.18%	$8,000,000	14.04%	$0	0%
PennantPark Floating Rate Funding I, LLC	$0	0%	$0	0%	$3,000,000	3.03%
Wells Fargo Bank, N.A.	$1,250,000	11.36%	$11,000,000	19.30%	$2,750,000	2.78%
NewStar Commercial Loan Trust 2006-1	$0	0%	$6,400,000	11.23%	$0	0%
NewStar Commercial Loan Funding 2012-1 LLC	$0	0%	$3,600,000	6.32%	$0	0%
FTP Credit Holdings LLC	$0	0%	$5,000,000	8.77%	$0	0%
Audax Credit Opportunities (SBA), LLC	$0	0%	$0	0%	$5,000,000	5.05%
Audax Credit Opportunities Offshore Ltd.	$0	0%	$0	0%	$5,000,000	5.05%

Lender	Revolving Commitment Amount	Pro Rata Share	Term A Loan Amount	Pro Rata Share	Term B Loan Amount	Pro Rata Share
Audax Senior Debt (WCTPT) SPV, LLC	$0	0%	$0	0%	$5,000,000	5.05%
MC Funding Ltd.	$0	0%	$0	0%	$3,000,000	3.03%
NewStar Credit Opportunities Funding II Ltd.	$0	0%	$5,000,000	8.77%	$0	0%
CoLTS 2007-1 Ltd.	$0	0%	$1,000,000	1.75%	$2,000,000	2.02%
Emporia Preferred Funding II, LTD	$0	0%	$1,000,000	1.75%	$2,000,000	2.02%
Emporia Preferred Funding III, LTD	$0	0%	$592,593	1.04%	$1,185,185	1.20%
Ivy Hill Middle Market Credit Fund, LTD	$0	0%	$592,593	1.04%	1,185,185	1.20%
Ivy Hill Middle Market Credit Fund III, LTD	$0	0%	$1,000,000	1.75%	$2,000,000	2.02%
Ivy Hill Middle Market Credit Fund IV, LTD	$0	0%	$74,074	0.13%	$148,149	0.15%
Knightsbridge 2007-1 CLO LTD.	$0	0%	$740,740	1.30%	$1,481,481	1.50%
Kirkwood Fund I LLC	$0	0%	$0	0%	$5,000,000	5.05%

Lender	Revolving Commitment Amount	Pro Rata Share	Term A Loan Amount	Pro Rata Share	Term B Loan Amount	Pro Rata Share
TOTALS	$11,000,000	100%	$57,000,000	100%	$99,000,000	100%